Exhibit 99.1

Our Company

Ritchie Bros. is one of the world’s largest industrial auctioneers and used equipment distributors, selling more than $4.2 billion of used equipment and other assets during 2015. Our expertise, global reach, market insight and trusted brand provide us with a unique position in the used equipment market. Ritchie Bros. primarily sells used equipment for its customers through live unreserved auctions at 45 auction sites worldwide, which are simulcast online to reach a global bidding audience. During 2013, Ritchie Bros. added to its sales channels by launching EquipmentOne, an online-only used equipment marketplace in order to reach a broader customer base. These two complementary used equipment brand solutions provide different value propositions to equipment owners and allow us to meet the needs and preferences of a wide spectrum of equipment sellers. In the past two years, we have also added a private brokerage service and an online listing service.

The following table shows Ritchie Bros.’ total value of assets sold through its auction and other brand solutions (“GAP”) for the periods indicated ($ in millions), which represents a 9% compound annual growth rate since 1991:

Historical Total Value of Assets Sold (GAP) through our Auction and
Other Brand Solutions ($ millions)

Through Ritchie Bros.’ unreserved auctions, online marketplaces and private brokerage services, we sell a broad range of used and unused equipment, including trucks and other assets. Construction and heavy machinery comprise the majority of the equipment sold through our multiple brand solutions.

Customers selling equipment through Ritchie Bros.’ sales channels include end users (such as construction companies), equipment dealers and other equipment owners (such as rental companies). Ritchie Bros. customers participate in a variety of sectors, such as construction, transportation, agriculture, energy and mining.

Approximately half of what Ritchie Bros. sold during 2015 transacted online — through either online simulcast auction participation, or through EquipmentOne. In 2015, of the $4.25 billion of all items sold by Ritchie Bros., $1.9 billion were sold to online buyers through these online solutions.

Ritchie Bros. operates worldwide with locations in more than 15 countries, including the United States, Canada, Australia, the United Arab Emirates and the Netherlands. We expect that most of our near term growth will come from expanding our business and increasing our physical and online presence in regions where we already have operations, such as the United States, Canada, Western Europe and Australia. We believe that emerging markets may also offer significant potential for growth in the long-term. Ritchie Bros. is a public company listed on both the New York Stock Exchange and the Toronto Stock Exchange under the ticker symbol “RBA” and, as of November 28, 2016, had total equity market capitalization of approximately $4.0 billion.

The Acquisition of IronPlanet

On August 29, 2016, Ritchie Bros. entered into an agreement to acquire IronPlanet Holdings, Inc. and its subsidiaries (the “Acquisition”). IronPlanet is a leading online marketplace for selling and buying used equipment and other assets in the United States and internationally. IronPlanet operates online equipment sales platforms under a number of brands, including: IronPlanet, Cat Auction Services, Kruse Energy, GovPlanet and TruckPlanet. See “The Transactions — The Acquisition” for additional details, including the conditions to consummation of the Acquisition.

Over the last several years, Ritchie Bros. has undertaken a meaningful strategic transformation, through both organic and acquisitive growth initiatives, to broaden our service offerings and the value propositions we provide to different segments of the used equipment transaction market. Our stated M&A objectives are:

(1)	adding multi-channel solutions for equipment sellers;
(2)	adding scale and sales volume to our core auction business; and
(3)	securing a “needle-moving” transaction that could significantly bolster the scope and offering of our business.

We believe the IronPlanet Acquisition will accelerate this strategy and meet these objectives. Specifically, this Acquisition represents a “needle-moving” transaction and presents a unique opportunity for us to strengthen our multi-channel platform and equipment disposition solutions. It will also allow us to better serve customers globally by enabling customers with varying preferences to choose from a variety of channels and formats to meet their varying needs and preferences. We believe this Acquisition will provide us with increased earnings and growth through:

•	the global expansion of IronPlanet’s unique online brand solutions;
•	the Cat Auction Services brand combined with the Caterpillar Agreement (described under “— Other Recent Developments — Caterpillar Alliance Agreement”);
•	IronPlanet’s brand offering of multiple formats, including weekly online unreserved auctions, online reserved marketplace formats and buy-it-now formats — which appeal to a different set of sellers and buyers than our core business;

•	the ability to appeal to equipment sellers who do not want to move their equipment to an auction site, and the ability to provide additional comfort to online equipment buyers through the IronClad Assurance buyer protection program;
•	increased access to sectors Ritchie Bros. has not traditionally targeted, such as government surplus and energy; and
•	our ability to expand our financial services business, Ritchie Bros. Financial Services, to a broader customer base.

Our Combined Company

For the twelve months ended September 30, 2016, after giving pro forma effect to the Transactions, we generated $5.4 billion in combined GAP, $683.9 million in revenue and $239.5 million in Pro Forma Adjusted EBITDA. For a reconciliation of Pro Forma Adjusted EBITDA to net income, the most comparable GAAP measure, see page 15 below. For the twelve months ended September 30, 2016, after giving pro forma effect to the Transactions IronPlanet contributed 18% of our combined GAP and 19% of our pro forma revenue.

Ritchie Bros.’ Current Revenue Model

Core Unreserved Auction Business

Our core business, Ritchie Bros. Auctioneers, operates unreserved auctions — meaning that items are sold during live on site auctions without a minimum or “reserve” price. Each asset is sold to the highest bidder on auction day, regardless of price. In unreserved auctions, we do not allow consignors or their agents to bid on or buy back or in any way influence the selling price of their own equipment. This type of auction ensures the sale of goods on the day of the auction at the global market price.

GAP, the total value of assets sold through our auction and other brand solutions, is driven by four primary influences:

•	Number of Lots Consigned: Increasing the number of lots sold can bolster GAP.
•	Mix of Categories of Assets Sold: The proportion of higher-valued items sold at each auction relative to smaller goods impacts the auction proceeds generated.
•	Pricing Environment: A strong pricing environment will enhance market values of equipment sold at auctions.
•	Mix of Equipment Age: Newer equipment generally has a higher market value compared to older machinery.

Revenues from our core auction business are comprised of seller commissions earned, where we act as an agent for consignors of equipment and other assets, as well as administrative fees and fees from value added services:

•	Commissions: The majority of our commissions are earned as a pre-negotiated fixed rate of the gross selling price, while other commissions are earned through underwritten transactions:
•	Straight Commission: Consignors contract to sell their equipment through one of our unreserved auctions. We earn a pre-determined percentage of the selling price as commission. The majority of commission revenue is generated through straight commission contracts.
•	Underwritten Commission: Our underwritten commissions consist of:
•	Guaranteed Contracts: Consignors are guaranteed a pre-determined amount for their equipment, regardless of the final selling price at the auction. A stepped commission fee is negotiated, accounting for the additional risk we assume.

•	Inventory Contracts: We may choose to purchase equipment outright, obtaining title of the piece to sell at an upcoming auction. Net revenues from the gain on inventory sales are booked as revenue.
•	Administrative Fee & Value-Added Services: We also charge equipment buyers an administrative fee for purchases made at our auctions. Further, we provide additional services to assist with the sale and purchase of equipment, including appraisal services, insurance services, refurbishment and logistics services which supplement revenue generation.

Other Revenue Sources

EquipmentOne provides equipment sellers and buyers with a marketplace to transact online. Unlike our core auction business, EquipmentOne generates more revenue through buyer's premium, and only a smaller portion through equipment, listing and transaction fees from sellers.

Revenue from other sources, such as fees from Ritchie Bros. Financial Services, advertising and subscription revenue generated through Mascus — our online listing service, revenue generated by Xcira — our online auction simulcast technology provider, and revenue generated from Ritchie Bros. Private Treaty — our brokerage channel for highly specialized assets, supplement revenue generated by our auction and EquipmentOne offerings.

Expanding Our Service Offering via IronPlanet

Following the Acquisition, which remains subject to regulatory clearances, our combined business will offer equipment sellers and buyers a number of distinct, complementary, multi-channel brand solutions that address the gamut of customer needs. We will provide our expanded global customer base with increased transaction options, breadth of services and the widest selection of used equipment.

Our customers will have a variety of channels and formats to choose from to dispose and buy equipment based on their individual needs.

Channels	Brand Solutions	Description of Offering	Current Owner
Integrated On Site/Online Auction Networks		■ Live on site and live simulcast online auctions	Ritchie Bros.
		■ Event-based sales of used construction and heavy equipment	IronPlanet
		■ Event-based sales of used energy equipment	IronPlanet
Online Marketplaces		■ Online sales of used construction equipment, trucks and trailers	IronPlanet
		■ Online reserve auction and marketplace	Ritchie Bros.
		■ Online sales of government surplus rolling stock	IronPlanet
		■ Online sales of used trucks and trailers	IronPlanet
Online Listing Service		■ Online equipment listing service and B2B dealer portal	Ritchie Bros.
Brokerage Service		■ Confidential, negotiated sales for specialized assets	Ritchie Bros.

Integrated On Site/Online Auction Networks

Ritchie Bros. Auctioneers

Ritchie Bros. Auctioneers is our core business and provides live unreserved auction services to equipment sellers and buyers. The adherence to the unreserved auction process is one of our founding principles and we believe one of our most significant competitive advantages.

Our bidders participate in our live auctions in person, through real-time online bidding, or by proxy. In 2015, approximately half of all equipment buyers at our auctions made their purchases through online bidding. Equipment to be sold in Ritchie Bros.’ auctions is held at one of our secure auctions sites worldwide, and the majority of online bidders will visit our physical auction sites prior to the auction, or send a mechanic or third party inspector in advance, in order to test and inspect the equipment being sold.

Our ability to consistently draw significant numbers of local and international bidders, most of whom are end users rather than resellers, from many different regions to our auctions ensures our consignors receive global market value for their equipment. Higher consignment volumes attract more bidders, which in turn attract more consignments, in a self-reinforcing process that has helped us to achieve a history of significant GAP growth and momentum.

Cat Auction Services

Following the consummation of the Acquisition, Cat Auction Services will be our brand for event-based sales of used Caterpillar construction and heavy equipment sold by independent Cat dealers and typically hosted on their yards. This brand offers a live, event-based auction with simultaneous online bidding, as well as a single seller format. Cat Auction Services conducts its auctions with an innovative leaderboard, inspection reports, comprehensive photos and videos, equipment protection plans and equipment financing. Cat Auction Services was formed in 2008, and was purchased by IronPlanet in April 2015. The Caterpillar Agreement provides that upon consummation of the Acquisition, Caterpillar will designate us as a “preferred” but nonexclusive provider for online and on site auctions and marketplaces (including those of IronPlanet) in the countries where we do business in exchange for preferred rates and access to certain data and information. See “— Other Recent Developments — Caterpillar Alliance Agreement.”

Kruse Energy

Following the consummation of the Acquisition, Kruse Energy & Equipment Auctioneers, LLC, or Kruse Energy, will be a brand for live, event-based sales dedicated to used energy equipment. The brand offers live auctions with simultaneous online bidding, as well as a single seller format. Kruse Energy has conducted energy auctions in the United States over the last 25 years. In addition to its skilled auction team, Kruse Energy offers private sales and appraisal services.

Online Marketplaces

IronPlanet

Following the consummation of the Acquisition, IronPlanet will be our premier brand for online only sales of used construction and heavy equipment. IronPlanet offers weekly unreserved auctions as well as reserve price, buy now, single seller, and private-label formats. Since 2000, IronPlanet has sold over $5 billion of used heavy equipment online and has registered more than 1.5 million users worldwide. Through this business model, sellers do not need to move equipment to a physical auction site. IronPlanet connects sellers and buyers of used equipment with its exclusive IronClad Assurance buyer protection program, which ensures that the inspection report delivered to potential buyers is a fair representation of the equipment, enabling buyers to buy with a high degree of confidence. IronPlanet focuses largely on the needs of corporate accounts, equipment manufacturers, dealers and government entities.

EquipmentOne

Ritchie Bros. launched EquipmentOne to cater to a complementary segment of the used equipment transaction market that prefers to retain control over the sales process, while potentially taking on more effort. Through EquipmentOne, equipment sellers are able to list their equipment on the online marketplace, receive and accept offers, and complete and settle their sale. This brand solution also effectively meets the needs of large fleet owners who want to transact when they want, and only if a certain price point is achieved.

EquipmentOne is a secure online marketplace that equipment sellers can navigate independently, while still leveraging our trusted brand and transaction processing. EquipmentOne facilitates the completion of sales through a settlement process managed by EquipmentOne that protects both the seller and the buyer. In February 2016, we expanded our EquipmentOne offering from the United States into Canada.

GovPlanet

Following the consummation of the Acquisition, GovPlanet will be our online marketplace dedicated to buying and selling used government surplus, federal, state and municipal assets. Through GovPlanet, government sellers are provided the ability to maximize revenue through various remarketing channels, while buyers gain access to global government surplus inventories. Sellers and buyers can manage their fleet assets more cost effectively and efficiently than via traditional physical auctions, and do so on their own timelines. GovPlanet is the primary marketplace for the sale of U.S. Department of Defense rolling stock surplus assets.

TruckPlanet

Following the consummation of the Acquisition, TruckPlanet will be our premier online marketplace for buying and selling used commercial trucks. TruckPlanet offers truck fleet managers a consistent and flexible solution for quickly dispersing fleets without the time and costs associated with traditional physical auctions. Guaranteed inspection reports and exclusive IronClad Assurance enable buyers to buy with a high degree of confidence. Sellers achieve more profitable sales through low transaction costs and better price realization with a global audience of buyers.

Online Listing Service

Mascus

Acquired by Ritchie Bros. in 2016, Mascus is an online equipment listing service for used heavy machinery and trucks, with a global presence and a leading market position in Europe. Mascus offers subscriptions to equipment dealers, brokers, exporters and equipment manufacturers to list equipment available for sale at a listed price. Through Mascus, we provide online advertising services, business tools and solutions to many of the world’s leading equipment dealerships and equipment manufacturers. Unlike other solutions provided by Ritchie Bros., Mascus does not transact sales (does not generate GAP), and instead earns a listing fee for the equipment it lists on its site.

Brokerage Channel for Highly Specialized Assets

Ritchie Bros. Private Treaty

In 2015, Ritchie Bros. launched our private brokerage service, wherein we act as a private sales agent/broker, leveraging our global customer base and extensive heavy industry knowledge to conduct negotiated sales of specialized and high-value equipment items between sellers and buyers. Under this service offering, the seller sets the price and the completion timeline. To earn our commission from rendering private brokerage services, we manage the sales process in accordance with the seller’s terms, including marketing the equipment to a global audience and settling the sale. With over 50 years of experience, Ritchie Bros. has the connections and expertise to identify and target the most qualified buyers from around the world for sellers’ assets.

Support Businesses

Ritchie Bros. Financial Services

Ritchie Bros. Financial Services originates loans for equipment buyers in the United States and Canada, including those purchasing equipment through Ritchie Bros. auctions and other sales formats. This business acts as a loan originator via a brokerage model — matching loan applicants with appropriate financial lending institutions (we do not act as a lender or otherwise utilize our balance sheet for Ritchie Bros. Financial Services loans). The Ritchie Bros. Financial Services business generates revenue through both brokerage fees (the net present value of the spread between wholesale rates offered to us and the retail rates provided to customers) and administrative fees. We believe there are growth opportunities to expand this business into other geographies and through the brand solutions we are gaining through the Acquisition.

Xcira

In 2015 Ritchie Bros. purchased a 75% stake in Xcira — a leading online auction simulcast technology provider. Xcira had been a long-time supplier to Ritchie Bros., and the platform is an integral part of our auction services. Xcira also licenses its technology solutions and platforms to other (non-industrial) auction companies, such as Christies and Insurance Auto Auctions. Xcira’s revenue is generated through contracts for services with these and many other auction companies.

Industry Overview

The market for the sale and purchase of construction and heavy equipment is large, diverse and highly fragmented. Heavy equipment is used by businesses, consumers and federal, state and local government entities in key sectors of the economy, such as construction, transportation, agriculture, energy and mining. Examples of this equipment include earth moving equipment, cranes, graders, trucks and trailers, combines and military surplus vehicles.

The durability of heavy equipment results in a large global stock of functional used equipment. Over the course of its life, a piece of equipment may be purchased and sold multiple times, at prices that can represent a substantial discount to new equipment prices. This large stock of used equipment available on economically advantageous terms relative to new equipment presents a marketplace opportunity for equipment owners to routinely buy and sell assets to upgrade their equipment fleet. Furthermore, through business cycles and over the lifecycle of a piece of equipment, a single piece of equipment may prove useful to a variety of industry participants and across multiple applications. According to our management’s internal estimates and industry research, the global market for used construction and agricultural equipment and used trucks and trailers is estimated to have collectively exceeded $300 billion for 2015. This figure does not include the markets for used mining equipment, used energy equipment and government surplus, which represent a significant portion of our overall market opportunity.

Sellers and buyers of used equipment have many channel options, ranging from local advertising, to regional brokers, to global online marketplaces and live auctions. The decision to pursue a certain channel for the purchase or sale of equipment depends upon availability and personal preferences, among other factors. Furthermore, some buyers of equipment will prefer to physically inspect the equipment they are purchasing, while others may be comfortable purchasing a piece of equipment remotely. Some buyers prefer to purchase equipment new from a dealer affiliated with an original equipment manufacturer and others may prefer to purchase used equipment for economic reasons. These varying personal preferences further drive the fragmentation of the global equipment market into marketplaces with different features and formats, and a wide range of scales.

As our industry becomes more digitized, there is a growing population of equipment sellers and buyers that use online platforms to transact in used equipment. The proliferation of mobile devices has also made online marketplaces accessible to individuals who spend significant time in the field or on job sites away from a computer. As an example, in 2015, customers bidding in our live auctions over the internet accounted for over 60% of our total auction registrations.

Competitive Strengths

Upon completion of the IronPlanet Acquisition, subject to regulatory clearances, we believe our combined company will be distinguished by the following competitive strengths:

Global Platform:  Our combined company will be a leader of equipment disposition services with global reach, including 48 auction facilities on a combined basis in more than 15 countries, including the United States, Canada, Australia, the United Arab Emirates and the Netherlands. Other countries are served through our online platform, which expands the reach of our auction services.

An Industry Leader in a Highly Fragmented Market:  We believe there is a global market opportunity in excess of $300 billion per year, including an opportunity in the United States of over $50 billion per year. While our combined business will be a global market leader for the sale of used equipment, our combined company would have represented only approximately 1.7% of the estimated global used equipment market based on combined GAP for the year ended December 31, 2015. The United States represents a key area for growth with positive industrial tailwinds around infrastructure and construction.

Strong Cash Flow Characteristics:  Our combined company will have the ability to operate with negative working capital given that we will continue to collect GAP in advance of paying net proceeds to the equipment sellers. We will also have relatively low capital spending requirements. For the twelve months ended September 30, 2016, Ritchie Bros. gross capital spending represented

6.9% of revenues. For the twelve months ended September 30, 2016, cash generated from operating activities less net capital spending for Ritchie Bros. was $178.0 million. For a reconciliation of operating free cash flow to the most comparable GAAP measure, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Ritchie Bros” contained in our periodic reports, which can be found in the Financial Inforamation section of our website at investor.ritchiebros.com.

Stable Business Model:  We have the ability to grow throughout all stages of the economic cycle. Though our business does encounter regular seasonality, with the second and fourth quarters tending to generate higher business volume and therefore higher margins, our annual earnings margins have remained broadly stable. Our businesses are somewhat insulated from high cyclicality due to our ability to meet the needs of customers during strong economic conditions (as a regular transaction channel when customers upgrade or change the composition of equipment fleets, supported by a strong equipment pricing environment) and in economic downturns (when customers use our services to sell excess fleet, which grow our sales volumes amidst a lower pricing environment).

The following table illustrates the historical growth of Ritchie Bros.’ revenue ($ in millions):

Ritchie Bros. Historical Revenue

Widest Product Offering:  We believe our combined company will offer the widest range of brand solutions for used industrial equipment, which will appeal to a variety of personal preferences for sellers and buyers. As a combined business, we will deliver to our customers superior choice and equipment expertise. We will continue to capitalize on our strong brand equity and loyal customer base by providing many value-added services to equipment sellers and buyers, including financing and leasing solutions, appraisal services, insurance services, refurbishment and logistics services. We continue to look for even more ways to support the equipment industry and serve the various needs of equipment owners.

Technological Capability:  We are on the leading edge of our industry’s shift toward digitization, generating approximately half of our GAP through online sales during 2016. On a combined basis for the twelve months ended September 30, 2016, approximately $3 billion of assets were transacted through our combined online businesses. IronPlanet has built a flexible, scalable and extensive suite of online marketplaces on top of integrated technology platforms and business processes. This suite of marketplaces will help us build an even more diverse e-commerce platform and provides greater choice to our customers. Furthermore, the combined business provides opportunities to leverage Xcira’s online simulcast auction technology.

Diverse Customer Base and Sector Coverage:  Our brand solutions cater to the needs of end users, dealers and other equipment sellers across a variety of sectors, such as construction, transportation, agriculture, energy and mining. This diversity of sectors mitigates sector-specific exposure, and enables the sale of equipment with cross-sector applications regardless of sector-specific cyclicality.

Relationships with Global OEMs and Dealers:  Our combined company will have many established relationships with equipment manufacturers and dealers, and will cater to their specific needs through products such as our integrated sales portal solutions available through IronPlanet, EquipmentOne and Mascus. In August 2016, we announced an alliance with Caterpillar, which will position us with a strong foundation as a trusted partner to the independent Cat dealer network. The initial agreement is contingent on the consummation of the Acquisition. Under the Caterpillar Agreement, we will become Caterpillar’s preferred global partner for auction and online marketplace sales services for used equipment. The Caterpillar Agreement does not preclude agreements with other original equipment manufacturers (“OEMs”) in the future. We intend to continue to expand our roster of strategic accounts, increase our share of dispositions from existing major seller accounts, and continue to deepen our integration with these accounts.

Experienced Management Team:  Our experienced management team continues to capitalize on the strength of our core on site auction offering, while expanding our online offering through multiple acquisitions to better serve our existing customers and to attract new customers. Ritchie Bros. executives have served as officers of a number of well-known global public companies. The bench strength of our management team will be further enhanced and complemented with the addition of highly innovative individuals from the executive team of IronPlanet.

Corporate Structure following the Transactions

The following chart sets forth our corporate structure and principal indebtedness immediately following the Transactions.

(1)	Ritchie Bros. is a borrower under the New Credit Facilities and will be the issuer of the notes.
(2)	Each of our U.S. and Canadian subsidiaries will either be a borrower, or guarantee indebtedness, under the New Credit Facilities, and will initially be guarantors of the notes.
(3)	Certain of our non-U.S. and non-Canadian subsidiaries will either be borrowers, or guarantee indebtedness, under the New Credit Facilities, and will initially be guarantors of the notes.
(4)	Our non-U.S. and non-Canadian subsidiaries that are not a borrower, and do not guarantee indebtedness, under the New Credit Facilities will not guarantee the notes. For the LTM Period, on a pro forma basis, our subsidiaries that will not be guarantors of the notes following the consummation of the Acquisition accounted for approximately 9.4% of our pro forma total revenues and 8.2% of our Pro Forma Adjusted EBITDA. In addition, on a pro forma basis, these non-guarantor subsidiaries represented approximately 16.1% and 6.6% of our pro forma total assets and total liabilities, respectively, as of September 30, 2016. “Risk Factors — Risks Related to the Notes and Our Indebtedness — The notes will be structurally subordinated to the existing and future liabilities of certain of our subsidiaries which are not guaranteeing the notes.”
(5)	Each of IronPlanet and its subsidiaries are expected to be guarantors following the consummation of the Acquisition. While we expect each of these entities to become guarantors of the notes upon or shortly after the consummation of the Acquisition, if any such entity is (a) a “controlled foreign corporation” within the meaning of section 957 of the U.S. Internal Revenue Code of 1986, as amended (a “CFC”), (b) a U.S. subsidiary all or substantially all of the assets of which consist of the equity interests of one or more CFCs or (c) a U.S. subsidiary that is a subsidiary of a CFC, that entity will not provide a guarantee. We do not expect such entities to constitute a material portion of the combined company’s assets, revenues or Pro Forma Adjusted EBITDA.

The Transactions

The Acquisition

On August 29, 2016, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among Ritchie Bros., Topaz Mergersub, Inc., a wholly-owned subsidiary of Ritchie Bros. (“MergerSub”), IronPlanet and Fortis Advisors LLC (as representative of the indemnifying securityholders thereunder). Subject to the terms and conditions of the Merger Agreement, we will acquire IronPlanet, through a merger of IronPlanet with and into MergerSub, with IronPlanet surviving as our wholly owned subsidiary.

Pursuant to the Merger Agreement, each share of IronPlanet capital stock outstanding at the completion of the Acquisition will be converted into a right to receive a cash payment. Vested options will be converted into a right to receive a cash payment net of the applicable option exercise price, and unvested equity interests in IronPlanet will be assumed by Ritchie Bros. and converted into a right to receive equity of the Company, subject to the same vesting schedule and restrictions as applied prior to the Acquisition. The aggregate cash purchase price for the Acquisition is approximately $784.3 million (the “Purchase Price”), which includes the repayment of IronPlanet’s outstanding debt of $38 million, subject to certain purchase price adjustments. See “— Sources and Uses of Funds.”

Consummation of the Acquisition is subject to customary conditions, including (i) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (ii) the absence of a material adverse change with respect to IronPlanet since the date of the Merger Agreement, as described in the Merger Agreement; (iii) the Committee on Foreign Investment in the United States (“CFIUS”) having provided a written notice to the effect that review of the transactions contemplated by the Merger Agreement has been concluded and has terminated all action under the Section 721 of the Defense Production Act of 1950, as amended; and (iv) absent termination of IronPlanet’s registrations or withdrawal of registrations under the International Traffic in Arms Regulation (the “ITAR”), the U.S. Department of State having concluded its review and not taken action to block or prevent the consummation of the Acquisition.

If the Acquisition is not consummated on or before October 31, 2017 or the Merger Agreement is terminated prior to such date, we will be required to redeem all of the outstanding notes at a redemption price equal to 100% of the original offering price of the notes, plus accrued and unpaid interest to, but excluding, the date of such mandatory redemption. See “Use of Proceeds.” There can be no assurance that the Acquisition will be consummated on the terms described herein or at all. See “The Transactions — The Acquisition.”

New Credit Facilities

On October 27, 2016, we entered into a credit agreement (the “New Credit Agreement”) among Ritchie Bros., as a borrower, and certain of its subsidiaries, each as a borrower or guarantor, Bank of America, N.A., as administrative agent, U.S. swing line lender and letter of credit issuer, Royal Bank of Canada, as Canadian swing line lender and letter of credit issuer, and the other lenders party thereto. The New Credit Agreement provides for (i) multicurrency revolving facilities (the “New Revolving Facilities”) in an aggregate amount of up to $675 million, (ii) a delayed-draw term loan facility (the “New Delayed-Draw Term Loan” and together with the New Revolving Facilities, the “New Credit Facilities”) in an aggregate amount of $325 million and (iii) at our election, subject to certain conditions, including receipt of related commitments, incremental term loan facilities and/or increases to the New Revolving Facilities in an aggregate amount of up to $50 million. In connection with the closing of the New Revolving Facilities, we terminated our pre-existing revolving bi-lateral credit facilities and our private notes shelf agreement, which consisted of $313.0 million of committed revolving credit facilities and private notes and $292.2 million of uncommitted credit facilities and private notes, as well as a $50 million bulge credit facility, and prepaid all outstanding debt issued under the terminated facilities using funds from the New Revolving Facilities (such refinanced indebtedness, the “Prior Ritchie Bros. Indebtedness”). Proceeds from the Delayed-Draw Facility can only be used to finance transactions contemplated by the Merger Agreement. See “Description of Certain Other Indebtedness.”

We refer to (i) the Acquisition, (ii) the refinancing of the Prior Ritchie Bros. Indebtedness, (iii) this offering of the notes and (iv) entering into, and borrowings under, the New Credit Facilities, collectively, as the “Transactions.”

Sources and Uses of Funds

The following table sets forth the estimated sources and uses of funds in connection with the Transactions, assuming they occurred on September 30, 2016. The actual sources and uses of funds may vary from the estimated sources and uses of funds in the table and accompanying footnotes set forth below.

Sources		Uses
(in millions)
Cash on hand(1)	$92.0	Purchase Price(3)	$784.3
Notes offered hereby(2)	500.0	Prior Ritchie Bros. Indebtedness(4)	147.5
New Revolving Facilities	59.3	Cash settlement of accelerated options	6.7
New Delayed-Draw Term Loan	325.0	Transaction Fees and Expenses(5)	37.8
Total Sources	$976.3	Total Uses	$976.3

(1)	Includes $81.4 of cash from IronPlanet.
(2)	Represents estimated gross proceeds of this offering, without deduction for initial purchasers’ discounts and other estimated fees and expenses.
(3)	Represents the Purchase Price, which is subject to adjustments as set forth in the Merger Agreement. A portion of the Purchase Price will be used to repay all of IronPlanet’s outstanding debt in an aggregate principal amount of approximately $38.0, which does not include IronPlanet’s outstanding letters of credit that we will assume upon consummation of the Acquisition. Includes $35.0 to be held in escrow for indemnity claims and for the representative as specified in the Merger Agreement. Does not include purchase consideration in the form of unvested options to be issued by Ritchie Bros.
(4)	As part of the Transactions, in connection with the closing of the New Revolving Facilities, we terminated our pre-existing revolving bi-lateral credit facilities and our private notes shelf agreement, which consisted of $313.0 of committed revolving credit facilities and private notes and $292.2 of uncommitted credit facilities and private notes, as well as a $50.0 bulge credit facility, and prepaid all outstanding debt issued under the terminated facilities funds from the New Revolving Facilities. This amount includes a make-whole payment related to the repayment of our private notes of $6.9. See “Description of Certain Other Indebtedness — New Credit Facilities.”
(5)	Includes fees and expenses related to this offering, the Acquisition and the other Transactions.

Other Recent Developments

Caterpillar Alliance Agreement

On August 29, 2016, we entered into a Strategic Alliance and Remarketing Agreement (the “Caterpillar Agreement”) with IronPlanet, Inc., a Delaware corporation and a wholly owned subsidiary of IronPlanet Holdings, Inc., and Caterpillar Inc., a Delaware corporation (“Caterpillar”), with respect to the formation of a strategic alliance that is subject to, contingent upon and will not be effective until consummation of the Acquisition.

The Caterpillar Agreement provides that upon consummation of the Acquisition, Caterpillar will designate us as a “preferred” but nonexclusive provider for online and on site auctions and marketplaces (including those of IronPlanet) in the countries where we do business in exchange for preferred rates and access to certain data and information.

If the Acquisition has not been consummated by the End Date (as defined below) or the Acquisition is approved by any regulatory authority on the condition that Ritchie Bros. make any changes to its business (structure, process or otherwise) that may materially impact Caterpillar’s value and benefit derived from the alliance or the intents of the Caterpillar Agreement (as determined by Caterpillar in its reasonable discretion), the Caterpillar Agreement shall be null and void and of no further force and effect.

Kramer Auctions

On November 15, 2016, we acquired substantially all of the assets of Kramer Auctions Ltd. and Kramer Auctions — Real Estate Division Inc. (together, “Kramer”), a Canadian agricultural auction company with strong customer relationships in central Canada. Operating for more than 65 years, Kramer operates in Saskatchewan, Alberta and Manitoba as a premier agricultural auctioneer, offering both on-the-farm and on site live auctions for customers selling equipment, livestock and real-estate in the agricultural sector.

Pro Forma EBITDA is derived from the unaudited pro forma financial information contained elsewhere in this offering circular. See “— Summary Historical Consolidated Financial and Other Data of Ritchie Bros.,” “— Summary Historical Consolidated Financial and Other Data of IronPlanet” and “Unaudited Pro Forma Condensed Consolidated Financial Information.” Pro Forma Adjusted EBITDA is also derived from the unaudited pro forma financial information contained elsewhere in this offering circular and represents Pro Forma EBITDA adjusted to add back or deduct certain items that management believes are unusual in nature or not comparable from period to period. Pro Forma EBITDA and Pro Forma Adjusted EBITDA are calculated by giving pro forma effect to the Transactions as if they had occurred at the beginning of the applicable period. Pro Forma EBITDA and Pro Forma Adjusted EBITDA are not the mathematical addition of Ritchie Bros.’ and IronPlanet’s EBITDA and Adjusted EBITDA, respectively. See “Non GAAP Financial Measures” for a discussion of the reasons why management believes Pro Forma Adjusted EBITDA is useful in evaluating our business and also for a discussion of the analytical limitations of these measures.

The following table provides a reconciliation of Pro Forma EBITDA and Pro Forma Adjusted EBITDA to pro forma net income:

	Pro Forma Year Ended December 31, 2015	Pro Forma Nine Months Ended September 30, 2015	Pro Forma Nine Months Ended September 30, 2016	Pro Forma Twelve Months Ended September 30, 2016
	(in thousands)
Net income	$93,603	$62,333	$32,141	$63,410
Depreciation and amortization	67,908	50,713	50,134	67,329
Less: Interest income	(2,660)	(2,075)	(1,354)	(1,939)
Interest expense	39,361	28,879	31,147	41,629
Current income tax expense	13,851	12,801	16,799	17,849
Less: Deferred income tax recovery	(2,636)	(743)	(1,847)	(3,740)
Pro Forma EBITDA	209,427	151,908	127,020	184,538
Gain on sale of excess property(a)	(8,384)	—	—	(8,384)
Impairment loss(b)	—	—	28,243	28,243
Customer equity incentives(c)	12,752	8,349	16,541	20,944
Operating synergies(d)	14,139	10,604	10,604	14,139
Pro Forma Adjusted EBITDA	227,934	170,861	182,408	239,480

(a)	Gain on sale of excess property consists of an $8,384 gain on sale of excess land in Edmonton, Canada in the fourth quarter of 2015.
(b)	Based on the results of our goodwill impairment test, we recorded an impairment loss on the EquipmentOne reporting unit goodwill of $23,574 on September 30, 2016. Additionally, based on the results of the long-lived asset impairment test, we recorded a pre-tax impairment loss on the EquipmentOne reporting unit customer relationships of $4,669 on September 30, 2016.

(c)	Customer equity incentives are non-cash charges against earnings that relate to programs established in connection with IronPlanet’s acquisition of Cat Auction Services in April 2015 which are more fully described in note (3) to the table set forth under “— Summary Historical Consolidated Financial and Other Data of IronPlanet.” IronPlanet does not intend to provide new customer equity incentive programs in the future and, following the Acquisition, the program will be discontinued.
(d)	Operating synergies are expected to be captured through corporate expense reduction including elimination of duplicate corporate administrative costs, auction site rationalization as a result of a larger digital footprint, and integration of operations and systems. We cannot assure you that we will be able to capture such synergies in the amounts we envision or at all. See “Risk Factors — Risks Related to the Transactions — We may not realize the anticipated benefits of, and synergies from, the Transactions and may become responsible for certain liabilities and integration costs as a result.”

RISK FACTORS

We are incurring substantial indebtedness in connection with the Transactions, and the degree to which we will be leveraged following the completion of the Transactions may materially and adversely affect our business, financial condition and results of operations.

We are incurring substantial indebtedness in connection with the Transactions. As of September 30, 2016, on a pro forma basis, we would have had approximately $884.3 million of total debt (excluding debt issuance costs and capital lease obligations), consisting of $384.3 million under the New Credit Facilities and $500.0 million of notes offered hereby, and we would have had $600.2 million of availability under the New Credit Facilities after giving effect to the $15.5 million of letters of credit outstanding.

Our ability to make payments on and to refinance our indebtedness, including the debt incurred pursuant to the Transactions as well as any future debt that we may incur, will depend on our ability to generate cash in the future from operations, financings or asset sales. Our ability to generate cash is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. We may not generate sufficient funds to service our debt and meet our business needs, such as funding working capital or the expansion of our operations. If we are not able to repay or refinance our debt as it becomes due, we may be forced to take certain actions, including reducing spending on marketing, advertising and new product innovation, reducing future financing for working capital, capital expenditures and general corporate purposes, selling assets or dedicating an unsustainable level of our cash flow from operations to the payment of principal and interest on our indebtedness. In addition, our ability to withstand competitive pressures and to react to changes in our industry, including both the live and online auction industry, could be impaired. The lenders who hold our debt could also accelerate amounts due in the event that we default, which could potentially trigger a default or acceleration of the maturity of our other debt.

In addition, our substantial leverage could put us at a competitive disadvantage compared to our competitors that are less leveraged. These competitors could have greater financial flexibility to pursue strategic acquisitions and secure additional financing for their operations. Our substantial leverage could also impede our ability to withstand downturns in our industry or the economy in general.

Our debt instruments will have restrictive covenants that could limit our financial flexibility.

The terms of the New Credit Agreement contain, and the indenture governing the notes will contain, financial and other restrictive covenants that limit our ability to engage in activities that may be in our long-term best interests. Our ability to borrow under our New Credit Facilities is subject to compliance with a consolidated leverage ratio covenant and a consolidated interest coverage ratio covenant. The New Credit Agreement includes other restrictions that, among other things, limit our ability to incur indebtedness; grant liens; engage in mergers, consolidations and liquidations; make asset dispositions, restricted payments and investments; enter into transactions with affiliates; and amend, modify or prepay certain indebtedness. See “Description of Certain Other Indebtedness.” The indenture governing the notes will contain covenants that limit, among other things, our ability to:

•	incur additional indebtedness (including guarantees thereof);
•	incur or create liens on their assets securing indebtedness;
•	make certain restricted payments;
•	make certain investments;
•	dispose of certain assets;
•	allow to exist certain restrictions on the ability of our restricted subsidiaries to pay dividends or make other payments to us;
•	engage in certain transactions with affiliates; and
•	consolidate, amalgamate or merge with or into other companies.

See “Description of Notes — Certain Covenants.” Our failure to comply with these covenants could result in an event of default that, if not cured or waived, could result in the acceleration of substantially all of our funded debt. We do not have sufficient working capital to satisfy our debt obligations in the event of an acceleration of all or a significant portion of our outstanding indebtedness.

Risks Related to Our Business

Damage to our reputation for fairness, transparency and integrity could harm our business.

One of our founding principles is that our core auctions are fair and transparent and we believe this is one of our most significant competitive advantages. Closely related to this is our reputation for fairness and honesty in our dealings with our customers.

Our ability to continue to develop our brand strength, attract new customers and continue to do business with existing customers could be harmed if our reputation for fairness, transparency and integrity was damaged. If we are unable to maintain our reputation we could lose business and our financial condition and results of operations could be adversely affected.

Competition in our core markets could result in reductions in our future revenues and profitability.

The global used equipment market, including the auction segment of that market, is highly fragmented. We compete for potential purchasers and sellers of equipment with other auction companies and with non-auction competitors such as equipment manufacturers, distributors and dealers, equipment rental companies, and other online marketplaces. When sourcing equipment to sell at our auctions or other marketplaces, we compete with other on site and online auction companies, OEM and independent dealers, equipment brokers, other third parties, and equipment owners that have traditionally disposed of equipment in private sales.

Some of our competitors have significantly greater financial and marketing resources and name recognition than we do. New competitors with greater financial and other resources may enter the equipment auction market in the future. Additionally, existing or future competitors may succeed in entering and establishing successful operations in new geographic markets prior to our entry into those markets. They may also compete against us through internet-based services and other combined service offerings.

If commission rates decline, or if our strategy to compete against our many competitors is not effective, our revenues, market share, financial condition and results of operations may be adversely impacted. We may be susceptible to loss of business if competing models become more appealing to customers. If our selling model becomes undesirable or we are not successful in adding services complementary to our existing selling model and business, we may not be successful increasing market penetration over the long-term, which could prevent us from achieving our long-term earnings growth targets.

Decreases in the supply of, demand for, or market values of used equipment, could harm our business.

Our revenues could decrease if there was significant erosion in the supply of, demand for, or market values of used equipment, which could adversely affect our financial condition and results of operations. We have no control over any of the factors that affect the supply of, and demand for, used equipment, and the circumstances that cause market values for equipment to fluctuate —  including, among other things, economic uncertainty, disruptions to credit and financial markets, lower commodity prices, and our customers’ restricted access to capital — are beyond our control. Recent economic conditions have caused fluctuations in the supply, mix and market values of used equipment available for sale, which has a direct impact on our revenues.

In addition, price competition and the availability of equipment directly affect the supply of, demand for, and market value of used equipment. Climate change initiatives, including significant changes to engine emission standards applicable to equipment, may also adversely affect the supply of, demand for or market values of equipment.

We may incur losses as a result of our guarantee and inventory contracts and advances to consignors.

Our most common type of auction contract is a straight commission contract, under which we earn a pre-negotiated, fixed commission rate on the gross sales price of the consigned equipment at auction. Straight commission contracts are used by us when we act as agent for consignors.

In recent years, a majority of our annual business has been conducted on a straight commission basis. In certain other situations, we will enter into underwritten transactions and either offer to:

•	guarantee a minimum level of sale proceeds to the consignor, regardless of the ultimate selling price of the consignment at the auction; or
•	purchase the equipment outright from the seller for sale in a particular auction.

We determine the level of guaranteed proceeds or inventory purchase price based on appraisals performed on equipment by our internal personnel. Inaccurate appraisals could result in guarantees or inventory values that exceed the realizable auction proceeds. In addition, a change in market values could also result in guarantee or inventory values exceeding the realizable auction proceeds. If auction proceeds are less than the guaranteed amount, our commission will be reduced and we could potentially incur a loss, and, if auction proceeds are less than the purchase price we paid for equipment that we take into inventory temporarily, we will incur a loss. Because a majority of our auctions are unreserved, there is no way for us to protect against these types of losses by bidding on or acquiring any of the items at such auctions. In addition, we do not hold inventory indefinitely waiting for market conditions to improve. If our exposure to underwritten contracts increases, this risk would be compounded.

Occasionally, we advance to consignors a portion of the estimated auction proceeds prior to the auction. We generally make these advances only after taking possession of the assets to be auctioned and upon receipt of a security interest in the assets to secure the obligation. If we were unable to auction the assets or if auction proceeds were less than amounts advanced, we could incur a loss.

We are pursuing a long-term growth strategy, including developing and enhancing an appropriate sales strategy, that requires upfront investment with no guarantee of long-term returns.

We continue to pursue a long-term growth strategy, including developing and enhancing an appropriate sales strategy, that contemplates upfront investments, including (i) investments in emerging markets that may not generate profitable growth in the near term, (ii) adding new business and information solutions, and (iii) developing our people. Planning for future growth requires investments to be made now in anticipation of growth that may not materialize, and if our strategies do not successfully address the needs of current and potential customers we may not be successful in maintaining or growing our GAP and our financial condition and results of operations may be adversely impacted. We may also not be able to improve our systems and controls as a result of increased costs, technological challenges, or lack of qualified employees. A large component of our selling, general and administrative expenses is considered fixed costs that we will incur regardless of any GAP growth. There can be no assurances that our GAP and revenues will be maintained or grow at a more rapid rate than our fixed costs.

Part of our growth strategy includes growth through acquisitions, such as the Acquisition, which poses a number of risks. We may not be successful in identifying appropriate acquisition candidates, consummating acquisitions on satisfactory terms or integrating any newly acquired or expanded business with our current operations. Additionally, significant costs may be incurred in connection with any acquisition and our integration of such businesses with our business, including legal, accounting, financial advisory and other costs. We may also not realize the anticipated benefits of, and synergies from, such acquisition. We cannot guarantee that any future business acquisitions will be pursued or that any acquisitions that are pursued will be consummated.

Our business is subject to risks relating to our ability to safeguard our information systems, including the security and privacy of our customers’ confidential information.

We rely on information technology to manage our business, including maintaining proprietary databases containing sensitive and confidential information about our customers, suppliers, counterparties and employees (which may include personally identifiable information and credit information). An increasing number of websites have disclosed breaches of their security, some of which have involved sophisticated and highly targeted attacks on portions of their websites or infrastructure. Because the techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems, change frequently, we may not be able to anticipate these techniques or to implement adequate preventative measures. Unauthorized parties may also attempt to gain access to our systems or facilities through various means, including hacking into our systems or facilities, fraud, trickery or other means of deceiving our employees or contractors. A party that is able to circumvent our security measures could misappropriate our or our customers’ confidential information, cause interruption to our operations, damage our computing infrastructure or otherwise damage our reputation. Although we maintain information security measures, there can be no assurance that we will be immune from these security risks, and any breach of our information security may have a material adverse impact on our business and results of operations.

Under credit card payment rules and our contracts with credit card processors, if there is a breach of payment card information that we store, we could be liable to the payment card issuing banks for their cost of issuing new cards and related expenses. We may also be held liable for certain fraudulent credit card transactions and other payment disputes with customers. If we were unable to accept payment cards, our results of operations would be materially and adversely affected.

Security breaches could damage our reputation, cause a loss of confidence in the security of our services and expose us to a risk of loss or litigation and possible liability for damages. We may be required to make significant expenditures to protect against security breaches or to alleviate problems caused by any breaches. These issues are likely to become more costly as we expand. Our insurance policies may not be adequate to reimburse us for losses caused by security breaches, and we may not be able to fully collect, if at all, under these insurance policies.

The availability and performance of our technology infrastructure, including our websites, is critical to our business.

The satisfactory performance, reliability and availability of our websites, enterprise resource planning system, processing systems and network infrastructure are important to our reputation and our business. Our systems may experience service interruptions or degradation because of hardware or software defects or malfunctions, computer denial of service, human error and natural events beyond our control. Some of our systems are not fully redundant, and our recovery planning may not be sufficient for all possible disruptions.

Further, we will need to continue to expand and upgrade our technology, transaction processing systems and network infrastructure both to meet increased usage of our online bidding service and other services offered on our website, to implement new features and functions and as a result of the Acquisition. Our business and results of operations could be harmed if we were unable to expand and upgrade in a timely manner our systems and infrastructure to accommodate any increases in the use of our internet services, or if we were to lose access to or the functionality of our internet systems for any reason, especially if such loss of service prevented Internet bidders from effectively participating in one of our auctions. Frequent, persistent or ill-timed interruptions to our internet services could cause current or potential customers to believe that our systems are unreliable, which could lead to the loss of customers and harm our reputation.

We use both internally developed and licensed systems for transaction processing and accounting, including billings and collections processing. We continually upgrade and improve these systems to accommodate growth in our business. If we are unsuccessful in continuing to upgrade our technology, transaction processing systems or network infrastructure to accommodate increased transaction volumes, it could harm our operations and interfere with our ability to expand our business.

If the mobile solutions available to consumers are not effective, the use of our technology platform could decline.

Visits and purchases made on mobile devices by consumers have increased in recent years. The smaller screen size and reduced functionality associated with some mobile devices may make the use of a technology platform more difficult or less appealing to customers. Visits to our marketplaces on mobile devices may not convert into purchases as often as visits made through personal computers, which could result in less revenue for us.

Further, although we strive to provide engaging mobile experiences for customers who visit our mobile websites using a browser on their mobile device, as new mobile devices and mobile platforms are released, we may encounter problems in developing or supporting applications for them. In addition, supporting new devices and mobile device operating systems may require substantial time and resources. The success of our mobile applications could also be harmed by factors outside our control, such as:

•	actions taken by providers of mobile operating systems or mobile application, or app, download stores;

•	unfavorable treatment received by our mobile apps, especially as compared to competing apps, such as the placement of our mobile apps in a mobile app download store;
•	increased costs to distribute or have customers use our mobile apps; or
•	changes in mobile operating systems, such as iOS and Android, that degrade the functionality of our mobile websites or mobile apps or that give preferential treatment to competitive products.

If customers encounter difficulty accessing or using our technology platform on their mobile devices, or if sellers and buyers choose not to use our technology platform on their mobile devices, our growth prospects and our business may be adversely affected.

A deterioration of general macroeconomic conditions could materially and adversely affect our business.

Our performance is subject to macroeconomic conditions and their impact on customer spending. Adverse macroeconomic conditions typically result in a general tightening in credit markets, lower levels of liquidity, increased default and bankruptcy rates, and depressed levels of activity and investment. Challenging macroeconomic conditions may have a negative impact on the operations, financial condition and liquidity of many customers and, as a result, may negatively impact the volume of equipment listed for sale and the prices of equipment sold in our marketplace, thereby having a negative impact on our revenue and ability to grow our business. If sellers choose not to sell their assets as a result of adverse economic conditions, buyers are unable to purchase equipment based on their inability to obtain sufficient financing or are unwilling to do so given the market climate, or if customers are in general financial distress, our operations may be negatively affected and revenue from our marketplace may decrease.

Our ability to provide a high quality customer experience may depend on third parties and external factors over which we may have little or no control.

Our ability to provide a high quality and efficient customer experience is also dependent on external factors over which we may have little or no control, including, without limitation, the reliability and performance of the equipment sold in our marketplaces and the performance of third-party carriers who transport purchased equipment on behalf of buyers. If our customers are dissatisfied with the accuracy of our appraisals and inspections, the quality of the business insights provided by our other value-added services, or do not receive the equipment they purchased in a timely manner or in the condition that they expect, customers may stop using us to purchase equipment. Failure to provide customers with high quality and efficient customer experiences could substantially harm our reputation and adversely impact our efforts to develop customer and industry trust in our brands.

Government regulation of the Internet and e-commerce is evolving, and unfavorable changes in this or other regulations could substantially harm our business and results of operations.

We are subject to general business regulations and laws as well as certain federal, provincial, state and local laws, rules and regulations, including those governing the Internet and e-commerce. Existing and future laws and regulations may impede the growth of the Internet, e-commerce or other services, and increase the cost of doing business, including providing online auction services. These regulations and laws may cover taxation, tariffs, user privacy, data protection, pricing, content, copyrights, distribution, electronic contracts, and other communications, consumer protection, broadband residential Internet access and the characteristics and quality of services. It is not clear how existing laws governing issues such as property ownership, sales, use and other taxes, libel, and personal privacy apply to the Internet and e-commerce. Changes to regulations and unfavorable resolution of these issues may harm our business and results of operations.

Our future expenses may increase significantly and our operations and ability to expand may be limited as a result of environmental and other regulations.

A variety of federal, provincial, state and local laws, rules and regulations throughout the world, including local tax and accounting rules, apply to our business. These relate to, among other things,

the auction business, imports and exports of equipment, property ownership laws, licensing, worker safety, privacy of customer information, land use and the use, storage, discharge and disposal of environmentally sensitive materials. Complying with revisions to laws, rules and regulations could result in an increase in expenses and a deterioration of our financial performance. Failure to comply with applicable laws, rules and regulations could result in substantial liability to us, suspension or cessation of some or all of our operations, restrictions on our ability to expand at present locations or into new locations, requirements for the acquisition of additional equipment or other significant expenses or restrictions.

The development or expansion of auction sites depends upon receipt of required licenses, permits and other governmental authorizations. Our inability to obtain these required items could harm our business. Additionally, changes or concessions required by regulatory authorities could result in significant delays in, or prevent completion of, such development or expansion.

Under some environmental laws, an owner or lessee of, or other person involved in, real estate may be liable for the costs of removal or remediation of hazardous or toxic substances located on or in, or emanating from, the real estate, and related costs of investigation and property damage. These laws often impose liability without regard to whether the owner, lessee or other person knew of, or was responsible for, the presence of the hazardous or toxic substances. Environmental contamination may exist at our owned or leased auction sites, or at other sites on which we may conduct auctions, or properties that we may be selling by auction, from prior activities at these locations or from neighboring properties.

In addition, auction sites that we acquire or lease in the future may be contaminated, and future use of or conditions on any of our properties or sites could result in contamination. The costs related to claims arising from environmental contamination of any of these properties could harm our financial condition and results of operations.

There are restrictions in the United States, Canada and Europe and other jurisdictions in which we do business that may affect the ability of equipment owners to transport certain equipment between specified jurisdictions or the saleability of older equipment. One example of these restrictions is environmental certification requirements in the United States, which prevent non-certified equipment from entering into commerce in the United States. In addition, engine emission standards in some jurisdictions limit the operation of certain trucks and equipment in those markets.

These restrictions, or changes to environmental laws, including laws in response to climate change, could inhibit materially the ability of customers to ship equipment to or from our auction sites, reducing our GAP and harming our business, financial condition and results of operations.

International bidders and consignors could be deterred from participating in our auctions if governmental bodies impose additional export or import regulations or additional duties, taxes or other charges on exports or imports. Reduced participation by international bidders and consignors could reduce GAP and harm our business, financial condition and results of operations.

Our substantial international operations expose us to foreign exchange rate fluctuations that could harm our results of operations.

We conduct business in many countries around the world and intend to continue to expand our presence in international markets, including emerging markets. Fluctuating currency exchange rates may negatively affect our business in international markets and our related results of operations.

Although we report our financial results in U.S. dollars, a significant portion of our revenues are generated at auctions held outside the United States, primarily in currencies other than the U.S. dollar. In particular, a significant portion of our revenues are earned in the Canadian dollar and the Euro. Because we generate a significant portion of our revenues outside the United States but report our financial results in U.S. dollars, our financial results are impacted by fluctuations in foreign currency exchange rates. We do not currently engage in foreign currency hedging arrangements, and, consequently, foreign currency fluctuations may adversely affect our results of operations.

The results of operations of our foreign subsidiaries are translated from local currency into U.S. dollars for financial reporting purposes. If the U.S. dollar weakens against foreign currencies, the translation of these foreign currency denominated revenues or expenses will result in increased U.S. dollar denominated revenues and expenses. Similarly, if the U.S. dollar strengthens against foreign currencies, particularly the Canadian dollar and the Euro, our translation of foreign currency denominated revenues or expenses will result in lower U.S. dollar denominated revenues and expenses. For the year ended December 31, 2015 and for the nine months ended September 30, 2016, foreign currency movements relative to the U.S. dollar negatively impacted revenues by approximately $40.5 million and $6.4 million, respectively.

In addition, currency exchange rate fluctuations between the different countries in which we conduct our operations impact the purchasing power of buyers, the motivation of consignors, asset values and asset flows between various countries, including those in which we do not have operations. These factors and other global economic conditions may harm our business and our results of operations.

Our business is subject to the risks of operating in foreign jurisdictions.

We operate in a large number of international jurisdictions. There are risks inherent in doing business internationally, including, but not limited to:

•	trade barriers, trade regulations, currency controls, import or export regulations, and other restrictions on doing business freely;
•	local labor, environmental, tax, and other laws and regulations, and uncertainty or adverse changes in such laws and regulations or the interpretations thereof;
•	difficulties in staffing and managing foreign operations;
•	economic, political, social or labor instability or unrest, or changes in conditions;
•	terrorism, war, hostage-taking, or military repression;
•	corruption;
•	expropriation and nationalization;
•	high rates of inflation; and
•	uncertainty as to litigation in foreign jurisdictions and enforcement of local laws.

If we violate the complex foreign and U.S. laws and regulations that apply to our international operations, we may face fines, criminal actions or sanctions, prohibitions on the conduct of our business and damage to our reputation. These risks inherent in our international operations increase our costs of doing business internationally and may result in a material adverse effect on our operations or profitability.

Our business operations may be subject to a number of federal and local laws, rules and regulations including export control regulations.

Our business operations may be subject to a number of federal and local laws, rules and regulations, including the Export Administration Regulations, or EAR, maintained by the U.S. Department of Commerce, the International Traffic in Arms Regulations, or ITAR, maintained by the U.S. Department of State, economic sanctions regulations maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or OFAC, and similar regulations in Canada and the European Union, or the E.U. We have implemented procedures regarding compliance with these laws, including monitoring, on an automatic and manual basis, the potential sellers and buyers in our marketplace and restricting business from certain countries. IronPlanet has also implemented arrangements in collaboration with the Department of Defense to guard against unauthorized exports of equipment sourced under IronPlanet’s contract with the Defense Logistics Agency, Disposition Services division of the Department of Defense (the “Surplus Contract”) under which IronPlanet acquires, manages, and sells surplus rolling stock and surplus assets of the Department of Defense. But we can offer no assurances that these procedures will always be effective.

We have implemented certain processes and procedures to prevent sellers and buyers that are located in a Prohibited Jurisdiction or are Prohibited Persons from participating in our marketplaces. Such processes and procedures are designed so that our business is in compliance with OFAC-administered sanctions regulations and other applicable sanction regulations, including those in Canada and the E.U.

If we were to violate applicable export control or sanctions regulations, we could be subject to administrative or criminal penalties which, in certain circumstances, could be material. We could be subject to damages, financial penalties, denial of export privileges, incarceration of our employees, other restrictions on our operations, and reputational harm. Further, any action on the part of the U.S. Department of State, the U.S. Department of Commerce, OFAC or other applicable regulator against the company or any of our employees for potential violations of these laws could have a negative impact on our reputation and business, which might decrease stockholder value.

Failure to comply with anti-bribery, anti-corruption, and anti-money laundering laws, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, or the FCPA, the Corruption of Foreign Public Officials Act, or the CFPOA, and similar laws associated with our activities outside of the United States could subject us to penalties and other adverse consequences.

We are subject to the FCPA, the CFPOA, the U.S. domestic bribery statute contained in 18 U.S.C. §201, the U.S. Travel Act, the USA PATRIOT Act, the United Kingdom Bribery Act of 2010, or the U.K. Bribery Act, and possibly other anti-corruption, anti-bribery and anti-money laundering laws in countries in which we conduct activities or facilitate the buying and selling of equipment. We face significant risks if we fail to comply with the FCPA, the CGPOA and other anti-corruption and anti-bribery laws that prohibit companies and their employees and third-party intermediaries from authorizing, offering or providing, directly or indirectly, improper payments or benefits to foreign government officials, political parties or candidates, employees of public international organizations, and private-sector recipients for the corrupt purpose of obtaining or retaining business, directing business to any person, or securing any advantage. In many foreign countries, particularly in countries with developing economies, it may be a local custom that businesses engage in practices that are prohibited by the FCPA, the CFPOA or other applicable laws and regulations. In addition, we leverage various third parties to sell our solutions and conduct our business abroad. We, our channel partners, and our other third-party intermediaries may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities. We may be held liable for the corrupt or other illegal activities of these third-party intermediaries, our employees, representatives, contractors, partners, and agents, even if we do not explicitly authorize such activities. Our Code of Business Conduct and Ethics and other corporate policies mandate compliance with these anti-bribery laws, which often carry substantial penalties.

Any violation of the FCPA, other applicable anti-bribery, anti-corruption laws, and anti-money laundering laws could result in whistleblower complaints, adverse media coverage, investigations, loss of export privileges, severe criminal or civil sanctions and, in the case of the FCPA, suspension or debarment from U.S. government contracts, which could have a material and adverse effect on our reputation, business, operating results and prospects. In addition, responding to any enforcement action may result in a materially significant diversion of management’s attention and resources and significant defense costs and other professional fees.

Income and commodity tax amounts, including tax expense, may be materially different than expected.

Our global operations are subject to tax interpretations, regulations, and legislation in the numerous jurisdictions in which we operate, all of which are subject to continual change.

We accrue and pay income taxes and have significant income tax assets, liabilities, and expense that are estimates based primarily on the application of those interpretations, regulations and legislation and the amount of timing of future taxable income. Accordingly, we cannot be certain that our estimates and reserves are sufficient. The timing concerning the monetization of deferred income tax amounts is uncertain, as they are dependent on our future earnings and other events. Our deferred income tax amounts are valued based upon substantively enacted income tax rates in effect at the time, which can be changed by governments in the future.

The audit and review activities of tax authorities affect the ultimate determination of the actual amounts of commodity taxes payable or receivable, income taxes payable or receivable, deferred income tax assets and liabilities, and income tax expense.

There is no assurance that taxes will be payable as anticipated or that the amount or timing of receipt or use of the tax-related assets will be as currently expected. Our experience indicates that taxation authorities are increasing the frequency and depth of audits and reviews and, while our approach to accounting for tax positions has generally been deemed appropriate through recent audits by taxation authorities, future tax authority determinations could have a material impact to our financial position.

Our business could be harmed if we lost the services of one or more key personnel or recruit additional qualified personnel, which could materially affect our business and require us to incur substantial additional costs to recruit replacement personnel.

The growth and performance of our business depends to a significant extent on the efforts and abilities of our executive officers and senior managers. Many of our key executives have extensive experience with our business. These officers have knowledge and an understanding of our company and industry that cannot be readily duplicated. The loss of any member of our senior management team could impair our ability to execute our business plan and growth strategy, cause us to lose customers and reduce our revenues.

Our business could be harmed if we lost the services of any of these individuals. We do not maintain key person insurance on the lives of any of our executive officers. As a result, we would have no way to cover the financial loss if we were to lose the services of members of our senior management team. Additionally, as a result of the Transactions, our current and prospective employees could experience uncertainty about their future roles. This uncertainty may adversely affect our ability to attract and retain key employees.

If any of our key personnel or those of IronPlanet were to join a competitor or form a competing company, existing and potential customers could choose to form business relationships with that competitor instead of us. There can be no assurance that confidentiality, non-solicitation, non-competition or similar agreements signed by former directors, officers, employees or stockholders of us, IronPlanet or our transactional counterparties will be effective in preventing a loss of business.

Our future success largely depends on our ability to attract, develop and retain skilled employees in all areas of our business, as well as to design an appropriate organization structure and plan effectively for succession. Although we actively manage our human resource risks, there can be no assurance that we will be successful in our efforts. If we fail to attract, develop and retain skilled employees in all areas of our business, our financial condition and results of operations may be adversely affected and we may not achieve our growth or performance objectives.

We are regularly subject to general litigation and other claims, which could have an adverse effect on our business and results of operations.

We are subject to general litigation and other claims that arise in the ordinary course of our business. The outcome and impact of such litigation cannot be predicted with certainty, but regardless of the outcome, these proceedings can have an adverse impact on us because of legal costs, diversion of management resources and other factors. While the results of these claims have not historically had a material effect on our business, financial condition or results of operations, we may not be able to defend ourselves adequately against these claims in the future, and these proceedings may have a material adverse impact on our financial condition or results of operations.

In addition to other legal proceedings, we may also be subject to intellectual property claims, which are extremely costly to defend, could require us to pay significant damages, and could limit our ability to use certain technologies in the future. Companies in the Internet and technology industries are frequently subject to litigation based on allegations of infringement or other violations of intellectual property rights. We periodically receive notices that claim we have infringed, misappropriated, or misused other parties’ intellectual property rights. To the extent we gain greater public recognition, we may face a higher risk of being the subject of intellectual property claims. Third-party intellectual property rights may cover significant aspects of our technologies or business methods or block us from expanding our offerings. Any intellectual property claim against us, with or without merit, could be time consuming and expensive to settle or litigate and could divert the attention of our management. Litigation regarding intellectual property rights is inherently uncertain due to the complex issues involved, and we may not be successful in defending ourselves in such matters.

Many potential litigants, including some patent holding companies, have the ability to dedicate substantial resources to enforcing their intellectual property rights. Any claims successfully brought against us could subject us to significant liability for damages, and we may be required to stop using technology or other intellectual property alleged to be in violation of a third party’s rights. We also might be required to seek a license for third-party intellectual property. Even if a license is available, we could be required to pay significant royalties or submit to unreasonable terms, which would increase our operating expenses. We may also be required to develop alternative non-infringing technology, which could require significant time and expense. If we cannot license or develop technology for any allegedly infringing aspect of our business, we would be forced to limit our service and may be unable to compete effectively. Any of these results could harm our business.

We may be unable to adequately protect or enforce our intellectual property rights, which could harm our reputation and adversely affect our growth prospects.

We regard our proprietary technologies and intellectual property as integral to our success. We protect our proprietary technology through a combination of trade secrets, third-party confidentiality and nondisclosure agreements, additional contractual restrictions on disclosure and use, and patent, copyright, and trademark laws.

We currently are the registered owners of many Internet domain names internationally. As we seek to protect our domain names in an increasing number of jurisdictions, we may not be successful in doing so in certain jurisdictions. Our competitors may adopt trade names or domain names similar to ours, thereby impeding our ability to promote our marketplace and possibly leading to customer confusion. In addition, we could face trade name or trademark or service mark infringement claims brought by owners of other registered or unregistered trademarks or service marks, including trademarks or service marks that may incorporate variations of our brand names. The legal means we use to protect our proprietary technology and intellectual property do not afford complete protection and may not adequately protect our rights or permit us to gain or keep any competitive advantage. We cannot guarantee that any of our present or future intellectual property rights will not lapse or be invalidated, circumvented, challenged or abandoned; or our intellectual property rights will provide competitive advantages to us; our ability to assert our intellectual property rights against potential competitors or to settle current or future disputes will not be limited by our agreements with third parties; any of our pending or future patent applications will be issued or have the coverage originally sought; our intellectual property rights will be enforced in jurisdictions where competition may be intense or where legal protection may be weak. We also may allow certain of our registered intellectual property rights, or our pending applications or registrations for intellectual property rights, to lapse or to become abandoned if we determine that obtaining or maintaining the applicable registered intellectual property rights is not worthwhile.

Further, although it is our practice to enter into confidentiality agreements and intellectual property assignment agreements with our employees and contractors, these agreements may not be enforceable or may not provide meaningful protection for our trade secrets or other proprietary information in the event of unauthorized use or disclosure or other breaches of the agreements.

Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy, reverse engineer, or otherwise obtain and use our products or technology. We cannot be certain that we will be able to prevent unauthorized use of our technology or infringement or misappropriation of our intellectual property, particularly in foreign countries where the laws may not protect our proprietary rights. Effective patent, copyright, trademark, service mark, trade secret, and domain name protection is time-consuming and expensive to maintain. Litigation may be necessary to enforce our intellectual property rights, to protect our trade secrets, or to determine the validity and scope of the proprietary rights of others, which could result in substantial costs and diversion of our resources. In addition, our efforts may be met with defenses and counterclaims challenging the validity and enforceability of our intellectual property rights or may result in a court determining that our intellectual property rights are unenforceable. If we are unable to cost-effectively protect our intellectual property rights, then our business could be harmed. If competitors are able to use our technology or develop proprietary technology similar to ours or competing technologies, our ability to compete effectively and our growth prospects could be adversely affected.

We are subject to the terms of open source licenses because our technology platform incorporates open source software.

Some of the software powering our marketplace incorporates software covered by open source licenses. The terms of many open source licenses have not been interpreted by U.S. courts and there is a risk that the licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to operate our marketplace. Under certain open source licenses, we could be required to publicly release the source code of our software or to make our software available under open source licenses. To avoid the public release of the affected portions of our source code, we could be required to expend substantial time and resources to re-engineer some or all of our software which could significantly interrupt our operations. In addition, use of open source software can lead to greater risks than use of third-party commercial software because open source licensors generally do not provide warranties or controls on the origin of the software. Use of open source software may also present additional security risks because the public availability of this software may make it easier for hackers and other third parties to determine how to compromise our technology platform. Any of these risks could be difficult to eliminate or manage and, if not addressed, could adversely affect our business, financial condition and results of operations.

Our business continuity plan may not operate effectively in the event of a significant interruption of our business.

We depend on our information and other systems and processes for the continuity and effective operation of our business. We have implemented a formal business continuity plan covering most significant aspects of our business that would take effect in the event of a significant interruption to our business, or the loss of key systems as a result of a natural or other disaster. Although we have tested our business continuity plan as part of the implementation, there can be no assurance that it will operate effectively or that our business, results of operations and financial condition will not be materially affected in the event of a significant interruption of our business.

If we were subject to a disaster or serious security breach, it could materially damage our business, financial condition and results of operations.

Our insurance may be insufficient to cover losses that may occur as a result of our operations.

We maintain property and general liability insurance. This insurance may not remain available to us at commercially reasonable rates, and the amount of our coverage may not be adequate to cover all liabilities that we may incur. Our auctions generally involve the operation of large equipment close to a large number of people, and despite our focus on safe work practices, an accident could damage our facilities or injure auction attendees. Any major accident could harm our reputation and our business. In addition, if we were held liable for amounts exceeding the limits of our insurance coverage or for claims outside the scope of our coverage, the resulting costs could harm our financial condition and results of operations.

Certain global conditions may affect our ability to conduct successful events.

Like most businesses with global operations, we are subject to the risk of certain global conditions, such as pandemics or other disease outbreaks or natural disasters that could hinder our ability to conduct our scheduled auctions, restrict our customers’ travel patterns or their desire to attend auctions or impact our online operations, including disrupting the Internet or mobile networks or one or more of our service providers. If this situation were to occur, we may not be able to generate sufficient equipment consignments to sustain our business or to attract enough bidders to our auctions to achieve world fair market values for the items we sell. This could harm our financial condition and results of operations.

Our operating results are subject to quarterly variations.

Historically, our revenues and operating results have fluctuated from quarter to quarter. We expect to continue to experience these fluctuations as a result of the following factors, among others:

•	the size, timing and frequency of our auctions;
•	the seasonal nature of the auction business in general, with peak activity typically occurring in the second and fourth calendar quarters, mainly as a result of the seasonal nature of the construction and natural resources industries;
•	the performance of our underwritten (guarantee and outright purchase) contracts;
•	general economic conditions in the geographical regions in which we operate; and
•	the timing of acquisitions and development of auction facilities and related costs.

In addition, we may incur substantial costs when entering new geographies and the profitability of operations at new locations is uncertain as a result of the increased variability in the number and size of auctions at new sites. These and other factors may cause our future results to fall short of investor expectations or not to compare favorably to our past results. Further, as our results generally fluctuate from quarter to quarter, period-to-period comparisons of our results of operations may not be meaningful indicators of future performance.

New regulation in the areas of consumer privacy and commercial electronic messages may restrict or increase costs of our marketing efforts.

Our operation and marketing activities are subject to various types of regulations, including laws relating to the protection of personal information, consumer protection and competition. User data protection and communication-based laws may be interpreted and applied inconsistently from country to country, and these laws continue to develop in ways we cannot predict and that may adversely affect our business. Complying with these varying national requirements could cause us to incur substantial costs or require us to change our business practices in a manner adverse to our business, and violations of privacy-related laws can result in significant penalties. See “— We process, store, and use personal information and other data, which subjects us to a variety of evolving governmental regulation, industry standards and self-regulatory schemes, contractual obligations, and other legal obligations related to privacy and data protection, which may increase our costs, decrease adoption and use of our products and services and expose us to liability.” A determination that there have been violations of laws relating to our marketing practices under communications-based laws could expose us to significant damage awards, fines and other penalties that could, individually or in the aggregate, materially harm our business.

One example of such a law is Canada’s Anti-Spam Law, or CASL, which came into force on July 1, 2014. CASL prohibits the transmission of electronic messages for commercial purposes to an electronic address, which includes an electronic mail account, an instant messaging account, a telephone account, or any similar account, unless the recipient has consented to receiving the message and the message complies with the requirements under CASL. CASL also requires commercial electronic messages to comply with certain formality requirements, including the implementation of an unsubscribe mechanism. CASL further imposes certain restrictions on a service provider’s ability to automatically install or cause to be installed computer software (including software updates) on a person’s device without the person’s consent. CASL, in its current form, may impose additional costs and processes with respect to communicating with existing and prospective customers and may limit cross-selling opportunities for affiliated companies, depending on whether the appropriate consents have been obtained. Penalties for non-compliance with CASL are considerable, including administrative monetary penalties of up to $10 million. The provisions of CASL providing a private right of action will come into force on July 1, 2017, and they will allow any persons to bring claims for contravention of CASL’s terms. The private right of action may lead to increased risk of class action suits. The Canadian Radio-television and Telecommunications Commission has also begun actively enforcing CASL and penalizing non-compliant organizations.

We process, store, and use personal information and other data, which subjects us to a variety of evolving governmental regulation, industry standards and self-regulatory schemes, contractual obligations, and other legal obligations related to privacy and data protection, which may increase our costs, decrease adoption and use of our products and services and expose us to liability.

There are a number of federal, provincial, state, local laws, rules and regulations, as well as contractual obligations and industry standards, that provide for certain obligations and restrictions with respect to data privacy and security, and the collection, storage, retention, protection, use, processing, transmission, sharing, disclosure and protection of personal information and other customer data. The scope of these obligations and restrictions is changing, subject to differing interpretations, and may be inconsistent among countries or conflict with other rules, and their status remains uncertain.

Within the European Union, or EU, strict laws, including EU Directive 95/46/EC, already apply in connection with the collection, storage, retention, protection, use, processing, transmission, sharing, disclosure and protection of personal information and other customer data. The EU model has been replicated substantially or in part in various jurisdictions outside the United States. Data protection regulators within the EU and other jurisdictions have the power to fine non-compliant organizations significant amounts and seek injunctive relief, including the cessation of certain data processing activities. If personal data transfers to us and by us from the EU are considered illegitimate under EU Directive 95/46/EC and applicable member states’ implementations thereof, we may face a risk of enforcement actions taken by EU data protection authorities.

Additionally, the text of a new General Data Protection Regulation (“GDPR”) has been approved, which strengthens the existing data protection regulations in the EU. The GDPR is set to enter into full force during 2018 and its provisions increasing the maximum level of fines that EU regulators may impose to the greater of €100 million or 4% of worldwide annual sales. Such fines would be in addition to the rights of individuals to sue for damages in respect of any data privacy breach which causes them to suffer loss.

As Internet commerce and related technologies continue to evolve, thereby increasing a service provider’s capacity to collect, store, retain, protect, use, process and transmit large volumes of personal information, increasingly restrictive regulation by federal, provincial, state or foreign agencies becomes more likely. We believe that the adoption of increasingly restrictive regulation in the field of data privacy and security is likely in both the United States and in other jurisdictions, possibly as restrictive as the EU model. Obligations and restrictions imposed by current and future applicable laws, regulations, contracts and industry standards may affect our ability to provide all the current features of our products and services, and could require us to change our business practices in a manner adverse to our business.

In 2015, Canada’s federal privacy legislation was amended to implement mandatory data breach notification requirements and fines of up to $100,000 per occurrence for organizations that fail to keep a log of breaches or notify the Office of the Privacy Commissioner or affected individuals. The amendments are not yet in force pending approval of related regulations, which is expected sometime in 2017. Such obligations and restrictions may limit our ability to collect, store, process, use, transmit and share data with our affiliated entities and third party partners. Compliance with, and other burdens imposed by, such obligations and restrictions could increase the cost of our operations. Failure to comply with obligations and restrictions related to data privacy and security could subject us to lawsuits, fines, criminal penalties, statutory damages, consent decrees, injunctions, adverse publicity and other losses that could harm our business.

In addition to government activity, privacy advocacy groups and industry groups have adopted and are considering the adoption of various self-regulatory standards and codes of conduct that, if applied to our business or current practices may place additional burdens on us, which may increase the costs of our products and services further reducing demand and harming our business.

Our customers may also accidentally disclose their passwords or store them on a mobile device that is lost or stolen, creating the perception that our systems are not secure against third-party access. Additionally, our third-party contractors may have access to customer data. If these or other third-party vendors violate applicable laws or our policies, such violations may also put our customers’ information at risk and could in turn have a material and adverse effect on our business. Any failure by us to protect our customers’ privacy and data, including as a result of our systems being compromised by hacking or other malicious or surreptitious activity, could result in a loss of customer confidence and ultimately in a loss of customers, which could materially and adversely affect our business.

Our articles, by-laws, shareholder rights plan and Canadian legislation contain provisions that may have the effect of delaying or preventing a change in control.

Certain provisions of our articles of amalgamation, and by-laws, as well as certain provisions of the Canada Business Corporations Act (the “CBCA”) and applicable Canadian securities law, could discourage potential acquisition proposals, delay or prevent a change in control or materially adversely impact the price that certain investors might be willing to pay for our common shares. Our articles of amalgamation authorize our board of directors to determine the designations, rights and restrictions to be attached to, and to issue an unlimited number of, junior preferred shares and senior preferred shares.

Our by-laws contain provisions establishing that shareholders must give advance notice to us in circumstances where nominations of persons for election to our board of directors are made by our shareholders other than pursuant to either a requisition of a meeting made in accordance with the provisions of the CBCA or a shareholder proposal made in accordance with the provisions of the CBCA. Among other things, these advance notice provisions set a deadline by which shareholders must notify us in writing of an intention to nominate directors for election to the board of directors prior to any shareholder meeting at which directors are to be elected and set forth the information required in this notice for it to be valid.

Our board of directors has adopted a shareholder rights plan (the “Rights Plan”), pursuant to which we issued one right in respect of each common share outstanding. Under the Rights Plan, following a transaction in which any person becomes an “acquiring person” as defined in the Rights Plan, each right will entitle the holder to receive a number of common shares provided in the Rights Plan. The purposes of the Rights Plan are (i) to provide our board of directors time to consider value-enhancing alternatives to a take-over bid and to allow competing bids to emerge; (ii) to ensure that shareholders are provided equal treatment under a take-over bid; and (iii) to give adequate time for shareholders to properly assess a take-over bid without undue pressure. The Rights Plan can potentially impose a significant penalty on any person commencing a takeover bid that would result in the offeror becoming the beneficial owner of 20% or more of our outstanding common shares.

Any of these provisions, as well as certain provisions of the CBCA and applicable Canadian securities law, may discourage a potential acquirer from proposing or completing a transaction that may have otherwise presented a premium to our stakeholders.

U.S. civil liabilities may not be enforceable against us, our directors, or our officers

We are governed by the CBCA and our principal place of business is in Canada. Many of our directors and officers reside outside of the United States, and all or a substantial portion of their assets, as well as a substantial portion of our assets, are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us and such directors and officers or to enforce judgments obtained against us or such persons, in U.S. courts, in any action, including actions predicated upon the civil liability provisions of U.S. federal securities laws or any other laws of the United States. Additionally, rights predicated solely upon civil liability provisions of U.S. federal securities laws or any other laws of the United States may not be enforceable in original actions, or actions to enforce judgments obtained in U.S. courts, brought in Canadian courts, including courts in the Province of British Columbia.

We are governed by the corporate laws of Canada which in some cases have a different effect on stakeholders than the corporate laws of Delaware.

We are governed by the CBCA and other relevant laws, which may affect the rights of stakeholders differently than those of a company governed by the laws of a U.S. jurisdiction, and may, together with our charter documents, have the effect of delaying, deferring or discouraging another party from acquiring control of our company by means of a tender offer, a proxy contest or otherwise, or may affect the price an acquiring party would be willing to offer in such an instance.

Risks Related to the Transactions

The Acquisition is subject to conditions and may not be completed or may not be completed as described.

A significant amount of the information contained in this offering circular relating to IronPlanet, including financial information given on a pro forma basis and certain information about our business, geographic presence and market position, gives pro forma effect to the completion of the Acquisition. Although we believe that the Acquisition will be completed as described herein, there can be no assurances that this will be the case.

The consummation of the Acquisition pursuant to the Merger Agreement is subject to the terms and conditions set out therein, including (i) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (ii) the absence of a material adverse change with respect to IronPlanet since the date of the Merger Agreement, as described in the Merger Agreement; and (iii) the CFIUS having provided a written notice to the effect that review of the transactions contemplated by the Merger Agreement has been concluded and has terminated all action under the Section 721 of the Defense Production Act of 1950, as amended. The Acquisition will not be consummated until such clearances are received and such conditions are satisfied, which may take several months or longer. Furthermore, there can be no assurance that such clearances are received and such conditions are satisfied. Alternatively, the relevant antitrust authorities may authorize clearance of the Acquisition but demand that we implement certain remedies, such as undertakings or divestitures as a condition to close the Acquisition. Any such remedies would likely make the Acquisition less attractive and limit the size of the business we acquire and our ability to deliver the anticipated synergies and other benefits. We cannot assure you that we will be permitted to undertake the Acquisition in a timely fashion, without remedies, or at all.

If the Acquisition is not consummated on or before October 31, 2017 or the Merger Agreement is terminated prior to such date, we will be required to redeem all of the outstanding notes at a redemption price equal to 100% of the original offering price of the notes, plus accrued and unpaid interest to, but excluding, the date of such mandatory redemption. See “Description of the Notes — Redemption — Special Mandatory Redemption.”

Moreover, the Acquisition is expected to be consummated in accordance with the terms of the Merger Agreement, and the Merger Agreement may be modified, amended and waived at any time by the parties thereto, without the consent of the holders of the notes. Furthermore, modifications and amendments made to the Merger Agreement may make the Acquisition less attractive. Any amendment made to the Merger Agreement may be adverse to the holders of the notes, which, in turn, may have an adverse effect on the return you expect to receive on the notes.

We could experience delays or impediments to executing our acquisition strategy and expanding our business due to antitrust laws.

Our proposed business acquisitions and dispositions, including the Acquisition, are subject to the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, as well as potentially the obtaining of certain other antitrust clearances. The relevant regulatory and antitrust authorities focus on the effects on competition, including the structure of the relevant markets and the pro-competitive benefits of the transaction. Any delay, prohibition or modification required by regulatory and antitrust authorities could adversely affect the terms of a proposed acquisition or could require us to modify or abandon an otherwise attractive acquisition opportunity.

Significant costs have been incurred and are expected to be incurred in connection with the consummation of the Transactions and the integration of IronPlanet with Ritchie Bros. into a combined company, including legal, accounting, financial advisory and other costs.

We expect to incur one-time costs in connection with integrating our operations, products and personnel with those of IronPlanet into a combined company, in addition to costs related directly to completing the Transactions. We would expect similar costs to be incurred in connection with any future acquisition. These costs may include expenditures for:

•	reorganization or closures of facilities;
•	employee redeployment, relocation or severance; and
•	integration of operations and information systems.

In addition, we expect to incur a number of non-recurring costs associated with combining our operations with those of IronPlanet. Additional unanticipated costs may yet be incurred as we integrate our business with IronPlanet. Although we expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of our operations with IronPlanet, may offset incremental transaction and transaction-related costs over time, this net benefit may not be achieved in the near term.

We may not realize the anticipated benefits of, and synergies from, the Transactions and may become responsible for certain liabilities and integration costs as a result.

Business acquisitions involve the integration of new businesses that have previously operated independently from us. The integration of our operations with those of IronPlanet is expected to result in financial and operational benefits, as well as operating synergies we expect to capture through corporate expense reduction including elimination of duplicate corporate administrative costs, auction site rationalization as a result of a larger digital footprint, and integration of operations and systems. There can be no assurance, however, regarding when or the extent to which we will be able to realize these and other benefits. Integration may also be difficult, unpredictable, and subject to delay because of possible company culture conflicts and different opinions on future business development. We may be required to integrate or, in some cases, replace, numerous systems, including those involving management information, purchasing, accounting and finance, sales, billing, employee benefits, payroll and regulatory compliance, many of which may be dissimilar. Difficulties associated with the integration of acquired businesses could have a material adverse effect on our business.

In addition, in connection with the Transactions, we have assumed, and may assume in connection with future acquisitions, certain potential liabilities. To the extent such liabilities are not identified by us or to the extent indemnifications obtained from third parties are insufficient to cover such liabilities, these liabilities could have a material adverse effect on our business.

Additionally, we entered into the Caterpillar Agreement under which Caterpillar will designate us, upon consummation of the Acquisition, as a “preferred” but nonexclusive provider for online and on site auctions and marketplaces (including, those of IronPlanet) in the countries where we do business in exchange for preferred rates and access to certain data and information. If the Acquisition has not been consummated by the End Date or the Acquisition is approved by any regulatory authority on the condition that Ritchie Bros. make any changes to its business (structure, process or otherwise), the Caterpillar Agreement will become null and void. If the Caterpillar Agreement becomes null and void, or is otherwise modified, it could adversely affect our anticipated benefits from the Acquisition.

Integrating our business with IronPlanet may divert our management’s attention away from operations.

Successful integration of IronPlanet’s operations, products and personnel with ours may place a significant burden on our management and other internal resources. The diversion of management’s attention, and any difficulties encountered in the transition and integration process, could adversely affect our business, financial condition and operating results.

Our historical and pro forma financial information may not be indicative of our future financial performance.

Our pro forma financial information included in this offering circular has been derived from the consolidated financial statements of Ritchie Bros. and the consolidated financial statements of IronPlanet, and relies on certain assumptions and estimates that relate to the expected fair value of acquired assets and assumed liabilities, related depreciation and amortization expenses, goodwill, acquisition costs, purchase price adjustments, interest expense and other amounts associated with the Transactions. Accordingly, our pro forma historical results of operations may not be indicative of our future operating or financial performance and our actual financial condition and results of operations may vary materially from our pro forma results of operations and balance sheet contained elsewhere in this offering circular.

Even if we are able to successfully integrate the operations of Ritchie Bros. and IronPlanet, we may not realize the full benefits that we anticipate. If we achieve the expected benefits, they may not be achieved within the anticipated time frame. Also, the benefits from the Acquisition may be offset by costs incurred in integrating Ritchie Bros. and IronPlanet, increases in other expenses, operating losses or problems in the business unrelated to the Acquisition. As a result, there can be no assurance that such synergies or other benefits will be achieved. See “— We may not realize the anticipated benefits of, and synergies from, the Transactions and may become responsible for certain liabilities and integration costs as a result.”

IronPlanet identified material weaknesses in its internal control over financial reporting.

IronPlanet and its independent auditor identified material weaknesses in IronPlanet’s internal control over financial reporting for the years ended December 31, 2014 and 2015. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our financial statements will not be prevented or detected on a timely basis. Specifically, IronPlanet had a lack of resources to enable effective review over complex accounting areas and non-routine transactions in accordance with GAAP, and it did not perform effective reconciliations over certain accounts related to seller transactions.

IronPlanet has taken numerous steps to strengthen its internal controls, including hiring additional financial reporting personnel with technical accounting and financial reporting experience and enhancing its internal review procedures during the financial statement close process. The actions that they have taken are subject to ongoing management review as well as audit committee oversight. IronPlanet plans to complete the remediation process as quickly as possible. However, upon consummation of the Acquisition, we may conclude that these remedial measures were insufficient, or we may identify additional material weaknesses or significant deficiencies in IronPlanet’s internal control over financial reporting, which, in either case, may result in IronPlanet’s or our business and financial condition being adversely impacted.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The unaudited pro forma condensed combined financial information of Ritchie Bros. is presented to illustrate the pro forma effects of the following Transactions: 1) the Acquisition, 2) the refinancing of the outstanding Prior Ritchie Indebtedness, 3) entering into the New Credit Facilities and 4) this offering of the notes. We refer to these transactions collectively as the “Transactions”.

The unaudited pro forma condensed combined balance sheet as of September 30, 2016 combines the historical consolidated balance sheets of Ritchie Bros. and IronPlanet as of September 30, 2016, giving effect to the Transactions as if they had occurred on September 30, 2016. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2016 and 2015, the twelve months ended September 30, 2016, and the year ended December 31, 2015, combines the historical statements of operations of Ritchie Bros. and IronPlanet for the respective periods giving effect to the Transactions as if they had occurred on January 1, 2015, the first day of our 2015 fiscal year. The unaudited pro forma condensed combined statement of operations for the twelve months ended September 30, 2016 is mathematically derived from the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2015, plus the unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2016, and less the unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2015.

Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed combined balance sheet and statements of operations. The unaudited pro forma condensed combined financial information set forth below gives effect to adjustments to: (i) record acquired assets and assumed liabilities at their fair value; (ii) reflect depreciation and amortization of fair value adjustments for intangible assets, and debt assumed and debt repaid; (iii) reflect acquisition costs incurred in connection with the Transactions; (iv) reflect this offering of the notes; (v) reflect the refinancing of the Prior Ritchie Indebtedness and (vi) reflect the borrowings from the New Credit Facilities (collectively, the “Pro Forma Adjustments”).

The acquisition of IronPlanet will be treated as a business combination using the acquisition method of accounting under the provisions of ASC 805. The purchase price will be allocated to the assets and liabilities acquired based upon their estimated fair values as of the date of completion of the Acquisition. The allocation is dependent on certain valuations and other studies that have not progressed to a stage where there is sufficient information to make a final definitive allocation. A final determination of the fair value of acquired assets and liabilities, which cannot be made prior to the completion of the Acquisition, will be based on the actual net tangible and intangible assets that existed as of the date of completion of the Acquisition. Accordingly, the pro forma purchase price adjustments are preliminary, subject to future adjustments, and have been made solely for the purpose of providing the unaudited pro forma condensed combined financial information presented below. The fair value of IronPlanet’s identifiable tangible and intangible assets acquired and liabilities assumed are based on a preliminary estimate by management of fair value as of September 30, 2016. Any excess of the purchase price over the fair value of identified assets acquired and liabilities assumed will be recognized as goodwill. Adjustments to these preliminary estimates are expected to occur and these adjustments could have a material impact on the accompanying unaudited pro forma condensed combined financial information.

The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances. The unaudited pro forma condensed combined financial information is presented for informational purposes only. The unaudited pro forma condensed combined financial information does not purport to represent what our results of operations or financial condition would have been had the Transactions described above actually occurred on the dates indicated, and it does not purport to project our results of operations or financial condition for any future period or as of any future date. The unaudited pro forma condensed combined financial information does not reflect any cost savings or associated costs to achieve such savings from operating efficiencies, synergies, or other restructuring that may result from the Acquisition. Further, this unaudited condensed combined financial information does not include the impacts of any future tax restructuring or intercompany loan arrangements that may be entered into. In addition, the pro forma financial information includes adjustments which are preliminary and may be revised. There can be no assurance that such revisions will not result in material changes to the information.

The unaudited pro forma condensed combined financial information should be read in conjunction with the information included under the headings “Summary — Summary Historical Consolidated Financial and Other Data of Ritchie Bros.,” “Summary — Summary Historical Consolidated Financial and Other Data of IronPlanet,” “The Transactions,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Ritchie Bros.,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of IronPlanet” and the historical consolidated financial statements of Ritchie Bros. and related notes and the historical consolidated financial statements of IronPlanet and related notes, each of which is included elsewhere in this offering circular.

Unaudited Pro Forma Condensed Combined Balance Sheet
as of September 30, 2016
(in thousands of U.S. dollars)

	Historical Results		Pro Forma Adjustments (Note 4)				Ritchie Bros. Auctioneers Incorporated Pro Forma
	Ritchie Bros. Auctioneers Incorporated (As reported)	IronPlanet (As adjusted)	Acquisition Adjustments		Financing and Other
Assets
Current assets:
Cash and cash equivalents	$230,984	$81,392	$(800,239)	(A)	$708,229	(M)	$220,366
Restricted cash	83,413	16,835	—		—		100,248
Trade and other receivables	192,420	25,024	—		—		217,444
Inventory	42,371	4,220	—		—		46,591
Advances against auction contracts	3,839	12,362	—		—		16,201
Prepaid expenses and deposits	12,672	5,643	94	(B)	—		18,409
Assets held for sale	390	—	—		—		390
Income taxes receivable	5,882	—	—		—		5,882
	571,971	145,476	(800,145)		708,229		625,531
Property, plant and equipment	528,634	3,058	—		—		531,692
Equity-accounted investments	7,649	—	—		—		7,649
Other non-current assets	4,770	2,862	—		—		7,632
Intangible assets	66,681	32,166	156,834	(C)	—		255,681
Goodwill	92,307	55,018	542,054	(D)	—		689,379
Deferred tax assets	15,475	—	—		—		15,475
	$1,287,487	$238,580	$(101,257)		$708,229		$2,133,039
Liabilties and Equity
Current liabilities:
Auction proceeds payable	$274,741	$87,052	$—		$—		$361,793
Trade and other payables	122,288	28,925	(5,725)	(E)	—		145,488
Income taxes payable	4,299	—	—		—		4,299
Short-term debt	39,013	—	—		17,375	(M)	56,388
Customer equity incentives payable	—	3,897	(3,897)	(F)	—		—
Current portion of long-term debt	—	3,972	(3,972)	(G)	16,250	(M)	16,250
	440,341	123,846	(13,594)		33,625		584,218
Long-term debt	101,590	32,920	(32,920)	(G)	681,522	(M)	783,112
Share unit liabilities	3,526	—	—		—		3,526
Other non-current liabilities	13,647	—	—		—		13,647
Deferred tax liabilities	30,592	806	30,251	(H)	—		61,649
Total liabilities	589,696	157,572	(16,263)		715,147		1,446,152
Performance share units	3,438	—	—		—		3,438
Convertible preferred stock	—	143,524	(143,524)	(I)	—		—
Stockholders’ equity
Share capital:
Common stock	120,911	—	—		—		120,911
Additional paid-in capital	26,602	45,937	(34,001)	(J)	—		38,538
Retained earnings	591,430	(105,359)	89,437	(K)	(6,918)	(M)	568,590
Accumulated other comprehensive income	(49,314)	(3,094)	3,094	(L)	—		(49,314)
Stockholders’ equity	689,629	(62,516)	58,530		(6,918)		678,725
Non-controlling interest	4,724	—	—		—		4,724
	694,353	(62,516)	58,530		(6,918)		683,449
	$1,287,487	$238,580	$(101,257)		$708,229		$2,133,039

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Information

Unaudited Pro Forma Condensed Combined Statement of Operations
for the Twelve Months Ended September 30, 2016
(in thousands of U.S. dollars, except for per share amounts)

	Historical Results		Pro Forma Adjustments (Note 5)				Ritchie Bros. Auctioneers Incorporated Pro Forma
	Ritchie Bros. Auctioneers Incorporated (As reported)	IronPlanet (As adjusted)	Acquisition Adjustments		Financing and Other
Revenues	$555,088	$128,782	$—		$—		$683,870
Customer equity incentives	—	(20,944)	—	(A)	—		(20,944)
Net Sales	555,088	107,838	—		—		662,926
Cost of services, excluding depreciation and amortization	65,166	41,454	—		—		106,620
	489,922	66,384	—		—		556,306
Selling, general and administrative expenses	278,568	76,215	(303)	(B)	—		354,480
Acquisition-related costs	5,850	1,383	(5,897)	(C)	—		1,336
Depreciation and amortization expenses	41,190	8,737	17,402	(D)	—		67,329
Gain on disposition of property, plant and equipment	(9,508)	—	—		—		(9,508)
Impairment loss	28,243	—	—		—		28,243
Foreign exchange loss (gain)	61	—	—		—		61
Total operating expense	344,404	86,335	11,202		—		441,941
Operating income/(loss)	145,518	(19,951)	(11,202)		—		114,365
Other income (expense):
Interest income	1,939	—	—		—		1,939
Interest expense	(4,503)	(2,225)	2,225	(E)	(37,126)	(H)	(41,629)
Equity income	1,356	—	—		—		1,356
Other, net	1,826	(4,265)	3,927	(F)	—		1,488
	618	(6,490)	6,152		(37,126)		(36,846)
Income/(loss) before income taxes	146,136	(26,441)	(5,050)		(37,126)		77,519
Income tax expense/(benefit)
Current	39,409	1,575	(14,596)	(G)	(8,539)	(G)	17,849
Deferred	(6,230)	589	2,713	(G)	(812)	(G)	(3,740)
Net income/(loss)	$112,957	$(28,605)	$6,833		$(27,775)		$63,410
Net income/(loss) attributable to:
Stockholders	$110,508	$(28,605)	$6,833		$(27,775)		$60,961
Non-controlling interests	2,449	—	—		—		2,449
	$112,957	$(28,605)	$6,833		$(27,775)		$63,410
Earnings per share attributable to stockholders:
Basic	$1.04	$(1.91)					$0.57	(I)
Diluted	$1.03	$(1.91)					$0.57	(I)
Weighted average number of shares outstanding:
Basic	106,629,114	14,974,409					106,629,114	(I)
Diluted	107,220,505	14,974,409					107,603,641	(I)

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Information

Unaudited Pro Forma Condensed Combined Statement of Operations
for the Nine Months Ended September 30, 2016
(in thousands of U.S. dollars, except for per share amounts)

	Historical Results		Pro Forma Adjustments (Note 5)				Ritchie Bros. Auctioneers Incorporated Pro Forma
	Ritchie Bros. Auctioneers Incorporated (As reported)	IronPlanet (As adjusted)	Acquisition Adjustments		Financing and Other
Revenues	$419,626	$100,626	$—		$—		$520,252
Customer equity incentives	—	(16,541)	—	(A)	—		(16,541)
Net Sales	419,626	84,085	—		—		503,711
Cost of services, excluding depreciation and amortization	49,821	32,368	—		—		82,189
	369,805	51,717	—		—		421,522
Selling, general and administrative expenses	211,153	59,141	(1,902)	(B)	—		268,392
Acquisition-related costs	5,440	1,383	(5,897)	(C)	—		926
Depreciation and amortization expenses	30,560	6,055	13,519	(D)	—		50,134
Gain on disposition of property, plant and equipment	(1,017)	—	—		—		(1,017)
Impairment loss	28,243	—	—		—		28,243
Foreign exchange loss (gain)	332	—	—		—		332
	274,711	66,579	5,720		—		347,010
Operating income/(loss)	95,094	(14,862)	(5,720)		—		74,512
Other income/(expense):
Interest income	1,354	—	—		—		1,354
Interest expense	(3,357)	(1,662)	1,662	(E)	(27,790)	(H)	(31,147)
Equity income	1,209	—	—		—		1,209
Other, net	1,214	(3,392)	3,343	(F)	—		1,165
	420	(5,054)	5,005		(27,790)		(27,419)
Income/(loss) before income taxes	95,514	(19,916)	(715)		(27,790)		47,093
Income tax expense/(benefit)
Current	35,767	73	(12,453)	(G)	(6,588)	(G)	16,799
Deferred	(5,838)	589	3,781	(G)	(379)	(G)	(1,847)
Net income/(loss)	$65,585	$(20,578)	$7,957		$(20,823)		$32,141
Net income/(loss) attributable to:
Stockholders	$63,979	$(20,578)	$7,957		$(20,823)		$30,535
Non-controlling interests	1,606	—	—		—		1,606
	$65,585	$(20,578)	$7,957		$(20,823)		$32,141
Earnings per share attributable to stockholders:
Basic	$0.60	$(1.38)					$0.29	(I)
Diluted	$0.60	$(1.38)					$0.28	(I)
Weighted average number of shares outstanding:
Basic	106,595,088	14,934,297					106,595,088	(I)
Diluted	107,221,390	14,934,297					107,652,364	(I)

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Information

Unaudited Pro Forma Condensed Combined Statement of Operations
for the Year Ended December 31, 2015
(in thousands of U.S. dollars, except for per share amounts)

	Historical Results		Pro Forma Adjustments (Note 5)				Ritchie Bros. Auctioneers Incorporated Pro Forma
	Ritchie Bros. Auctioneers Incorporated (As reported)	IronPlanet (As adjusted)	Acquisition Adjustments		Financing and Other
Revenues	$515,875	$103,423	$—		$—		$619,298
Customer equity incentives	—	(12,752)	—	(A)	—		(12,752)
Net Sales	515,875	90,671	—		—		606,546
Cost of services, excluding depreciation and amortization	56,026	32,645	—		—		88,671
	459,849	58,026	—		—		517,875
Selling, general and administrative expenses	254,580	59,958	9,124	(B)	—		323,662
Acquisition-related costs	410	—	—		—		410
Depreciation and amortization expenses	42,032	7,992	17,884	(D)	—		67,908
Gain on disposition of property, plant and equipment	(9,691)	—	—		—		(9,691)
Impairment loss	—	—	—		—		—
Foreign exchange loss (gain)	(2,322)	—	—		—		(2,322)
	285,009	67,950	27,008		—		379,967
Operating income/(loss)	174,840	(9,924)	(27,008)		—		137,908
Other income/(expense):
Interest income	2,660	—	—		—		2,660
Interest expense	(4,962)	(5,017)	5,017	(E)	(34,399)	(H)	(39,361)
Equity income	916	—	—		—		916
Other, net	2,982	(4,698)	4,411	(F)	—		2,695
	1,596	(9,715)	9,428		(34,399)		(33,090)
Income/(loss) before income taxes	176,436	(19,639)	(17,580)		(34,399)		104,818
Income tax expense/(benefit)
Current	42,420	(6,270)	(15,523)	(G)	(6,776)	(G)	13,851
Deferred	(4,559)	—	3,685	(G)	(1,762)	(G)	(2,636)
Net income/(loss)	$138,575	$(13,369)	$(5,742)		$(25,861)		$93,603
Net income/(loss) attributable to:
Stockholders	$136,214	$(13,369)	$(5,742)		$(25,861)		$91,242
Non-controlling interests	2,361	—	—		—		2,361
	$138,575	$(13,369)	$(5,742)		$(25,861)		$93,603
Earnings per share attributable to stockholders:
Basic	$1.27	$(1.08)					$0.85	(I)
Diluted	$1.27	$(1.08)					$0.85	(I)
Weighted average number of shares outstanding:
Basic	107,075,845	12,396,813					107,075,845	(I)
Diluted	107,432,474	12,396,813					107,597,476	(I)

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Information

Unaudited Pro Forma Condensed Combined Statement of Operations
for the Nine Months Ended September 30, 2015
(in thousands of U.S. dollars, except for per share amounts)

	Historical Results		Pro Forma Adjustments (Note 5)				Ritchie Bros. Auctioneers Incorporated Pro Forma
	Ritchie Bros. Auctioneers Incorporated (As reported)	IronPlanet (As adjusted)	Acquisition Adjustments		Financing and Other
Revenues	$380,413	$75,267	$—		$—		$455,680
Customer equity incentives	—	(8,349)	—	(A)	—		(8,349)
Net Sales	380,413	66,918	—		—		447,331
Cost of services, excluding depreciation and amortization	40,681	23,559	—		—		64,240
	339,732	43,359	—		—		383,091
Selling, general and administrative expenses	187,165	42,885	7,525	(B)	—		237,575
Depreciation and amortization expenses	31,402	5,310	14,001	(D)	—		50,713
Gain on disposition of property, plant and equipment	(1,200)	—	—		—		(1,200)
Impairment loss	—	—	—		—		—
Foreign exchange loss (gain)	(2,051)	—	—		—		(2,051)
	215,316	48,195	21,526		—		285,037
Operating income/(loss)	124,416	(4,836)	(21,526)		—		98,054
Other income/(expense):
Interest income	2,075	—	—		—		2,075
Interest expense	(3,816)	(4,454)	4,454	(E)	(25,063)	(H)	(28,879)
Equity income	769	—	—		—		769
Other, net	2,370	(3,825)	3,827	(F)	—		2,372
	1,398	(8,279)	8,281		(25,063)		(23,663)
Income/(loss) before income taxes	125,814	(13,115)	(13,245)		(25,063)		74,391
Income tax expense/(benefit)
Current	38,778	(7,772)	(13,380)	(G)	(4,825)	(G)	12,801
Deferred	(4,167)	—	4,753	(G)	(1,329)	(G)	(743)
Net income/(loss)	$91,203	$(5,343)	$(4,618)		$(18,909)		$62,333
Net income/(loss) attributable to:
Stockholders	$89,685	$(5,343)	$(4,618)		$(18,909)		$60,815
Non-controlling interests	1,518	—	—		—		1,518
	$91,203	$(5,343)	$(4,618)		$(18,909)		$62,333
Earnings per share attributable to stockholders:
Basic	$0.84	$(0.43)					$0.57	(I)
Diluted	$0.83	$(0.43)					$0.57	(I)
Weighted average number of shares outstanding:
Basic	107,041,819	12,356,701					107,041,819	(I)
Diluted	107,433,359	12,356,701					107,586,202	(I)

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Information

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL INFORMATION

Note 1. Basis of Preparation

Ritchie Bros.’ historical results are derived from Ritchie Bros.’ audited consolidated income statement for the fiscal year ended December 31, 2015, unaudited consolidated balance sheet as of September 30, 2016 and unaudited consolidated income statements for the nine months ended September 30, 2015 and 2016, which are prepared in accordance with U.S. GAAP and included elsewhere in this offering circular.

IronPlanet’s historical results are derived from IronPlanet’s audited consolidated statement of operations for the fiscal year ended December 31, 2015, unaudited consolidated balance sheet as of September 30, 2016 and unaudited consolidated statements of operations for the nine months ended September 30, 2015 and 2016, which are prepared in accordance with U.S. GAAP and included elsewhere in this offering circular. Certain balances were reclassified within the IronPlanet’s “as Adjusted” column in the unaudited pro forma condensed combined financial information so that presentation would be consistent with ours.

The historical financial information has been adjusted to give pro forma effect to events that are: (a) directly attributable to the Transactions, (b) factually supportable, and (c) with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact. The pro forma adjustments are preliminary and based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed, and have been prepared to illustrate the estimated effect of the Transactions. The final determination of the purchase price allocation will be based on the fair values of assets acquired and liabilities assumed as of the date the acquisition closes, and could result in material changes to the unaudited pro forma condensed combined financial information, including goodwill.

The pro forma financial information has been prepared using the acquisition method of accounting for business combinations under U.S. GAAP. The acquisition method of accounting is dependent upon certain valuations and other studies that are in progress. The final determination of fair value of assets acquired and liabilities assumed could result in material changes to the pro forma financial information.

In order to prepare the pro forma financial information, Ritchie Bros. performed a preliminary review of IronPlanet’s accounting policies to identify significant differences from Ritchie Bros.’ accounting policies used to prepare Ritchie Bros.’ historical financial statements. Based on the procedures performed to date, the accounting policies of IronPlanet are similar in most material respect to those of ours. After the Acquisition is completed, Ritchie Bros. will conduct an additional review of IronPlanet’s accounting policies to determine if differences in accounting policies require adjustment or reclassification of IronPlanet’s results of operations, assets or liabilities to conform to Ritchie Bros.’ accounting policies and classifications. As a result of that review, Ritchie Bros. may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on its future consolidated financial statements.

The pro forma financial information is preliminary, provided for illustrative purposes only and do not purport to represent what the combined actual consolidated results of operations or consolidated balance sheet would have been had the Transactions occurred on the dates assumed, nor are they indicative of the combined future consolidated results of operations or financial position. The actual results reported in periods following the Transactions may differ significantly from those reflected in these pro forma financial information presented herein for a number of reasons, including, but not limited to, differences between the assumptions used to prepare this pro forma financial information and actual amounts, cost savings or associated costs to achieve such savings from operating efficiencies, synergies, debt refinancing, or other restructuring that may result from the Transactions. Non-recurring items related to the Transactions were not included in the unaudited pro forma condensed combined statements of operations.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL INFORMATION

Note 2. Calculation of Estimated Purchase Consideration

The calculation of the estimated purchase price for IronPlanet presented below is based on the terms of the Merger Agreement. The estimated purchase price that is reflected in this unaudited pro forma condensed combined financial information does not purport to represent what the actual purchase price will be and the actual purchase price may differ materially from the estimated purchase price due to possible fluctuations in working capital, changes in IronPlanet’s indebtedness, the final calculated value of unvested options and other various items.

Estimated purchase consideration is as follows (in thousands of U.S. dollars):

Estimated Purchase Consideration
Estimated cash payment to common equity holders	$746,317
Repayment of IronPlanet long-term debt	38,000
Issuance of Ritchie Bros. unvested options	11,936
Total estimated purchase consideration	$796,253

Payment to common equity holders includes $35,000,000 to be held in escrow for indemnity claims and for the representative as specified in the Merger Agreement. Holders of IronPlanet unvested equity interests as of the acquisition date will be converted to Ritchie Bros. replacement awards subject to the same vesting schedule and restrictions as applied prior to the Acquisition. The value attributed to pre combination services for the unvested equity interests has been included in the preliminary purchase consideration.

Note 3: Preliminary Purchase Price Allocation

Under the acquisition method of accounting, the identifiable assets acquired and liabilities assumed of IronPlanet are recorded at the acquisition date fair values. The purchase price allocation is preliminary and based on preliminary estimates of the fair value and useful lives of the assets acquired and liabilities assumed as of September 30, 2016. The allocation is dependent upon certain valuation and other studies that have not yet been completed. Accordingly, the pro forma purchase price allocation is subject to further adjustment as additional information becomes available and as additional analyses and final valuations are completed. There can be no assurances that these additional analyses and final valuations will not result in material changes to the estimates of fair value set forth below.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL INFORMATION

Note 3: Preliminary Purchase Price Allocation  – (continued)

The following table sets forth a preliminary allocation of the estimated purchase consideration to the preliminary fair value of the identifiable tangible and intangible assets acquired and liabilities assumed of IronPlanet based on IronPlanet’s September 30, 2016 balance sheet, with the excess recorded as goodwill (in thousands of U.S. dollars):

Assets acquired:
Cash and cash equivalents	$81,392
Restricted cash	16,835
Trade and other receivables	25,024
Inventory	4,220
Advances against auction contracts	12,362
Prepaid expenses and deposits	5,737
Property, plant and equipment	3,058
Other non-current assets	2,862
Intangible assets	189,000
Total assets acquired	$340,490
Liabilities assumed:
Auction proceeds payable	$87,052
Trade and other payables	23,200
Deferred tax liabilities	31,057
Total liabilities assumed	141,309
Net assets acquired, excluding goodwill (a)	199,181
Total preliminary estimated purchase price (b)	796,253
Estimated goodwill (b-a)	$597,072

The following is a discussion of the valuation methods used to determine the fair value of IronPlanet’s significant assets and liabilities in connection with the preparation of these unaudited pro forma condensed combined financial information:

Intangible Assets:  Preliminary identifiable intangible assets in the unaudited pro forma condensed combined financial information include trade names and trademarks, the technology platform, seller relationships, and Department of Defense contract, and all are considered definite-lived intangible assets. Intangible assets are valued on a disaggregated basis using the following methods:

•	Trade names and trademarks. The fair value of trade names and trademarks was assessed using the relief from royalty method, a form of the income approach. This methodology estimates values based on the present value of license costs that are avoided by ownership of the asset. Significant assumptions included in the fair value assessment of trade names and trademarks include the royalty rate which was determined by comparable trade names and trademarks transactions and the perceived strength of the brands in the market.
•	Technology Platform. The fair value of IronPlanet’s technology platform was assessed using the relief from royalty method, a form of the income approach. This methodology estimates values based on the present value of license costs that are avoided by ownership of the asset. Significant assumptions included in the fair value assessment of the technology platform include the royalty rate which was determined by comparable technology transactions.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL INFORMATION

Note 3: Preliminary Purchase Price Allocation  – (continued)

•	Seller Relationships — Caterpillar. The fair value of the Caterpillar relationship was valued using the excess earnings method. This method estimates the cash flows of the asset after applying adjustments to operating expenses and then deducting contributory asset charges.
•	Seller Relationships — Other Repeat Sellers. The fair value of the seller relationship with other sellers was valued using the excess earnings method. This method estimates the cash flows of the asset after applying adjustments to operating expenses and then deducting contributory asset charges.
•	Department of Defense Contract. The fair value of this contract was valued using the excess earnings method. This method estimates the cash flows of the asset after applying adjustments to operating expenses and then deducting contributory asset charges.

Other significant assumptions included in development of the valuations included estimated annual net cash flows for each intangible asset (including revenues, operating expenses, market participant synergies, net working capital requirements, and capital expenditures), the expected life of each intangible asset and the appropriate discount rate. Fair value determinations require significant judgment and are sensitive to changes in underlying inputs, and assumptions. These preliminary assumptions may change and may result in material changes to the final valuation.

Deferred Tax Liabilities:  Adjustments to record deferred taxes related to taxable and deductible temporary differences that arise from a difference between the tax basis and the recognized value of assets acquired and liabilities assumed in the acquisition. The deferred tax liabilities represents the deferred tax impact associated with the incremental differences in book and tax basis created from the preliminary purchase price allocation. Deferred taxes were established based on an assumed blended statutory tax rate of 38.5% and 26% for U.S. and Canada, respectively. The effective tax rate of the combined company could be different (either higher or lower) depending on post-acquisition activities, including intercompany loan restructuring, repatriation decisions, cash needs and the geographical mix of income, and the difference could be material.

The Tax Reform Act of 1986 limits the use of net operating losses and tax credit carryforwards in certain situations where stock ownership changes occur. For purposes of these unaudited pro forma condensed combined financial information, it has been assumed that the applicable net operating losses could ultimately be utilized. The deferred tax assets and liabilities balances are preliminary and subject to change based upon the final determination.

Other Tangibles Assets and Liabilities:  The fair values of all other tangible assets acquired and liabilities assumed has been reflected at IronPlanet’s book value as of September 30, 2016, which we believe to be a reasonable approximation of fair value.

Goodwill:  Goodwill is calculated as the difference between the acquisition date fair value of the consideration expected to be transferred and the values assigned to the assets acquired and liabilities assumed. Goodwill is not amortized but is tested for impairment at least annually, or more frequently if circumstances indicate potential impairment.

The final determination of the purchase price allocation upon the closing of the Transactions will be based on IronPlanet’s net assets acquired as of that date and will depend on a number of factors, which cannot be predicted with any certainty at this time. The purchase price allocation may change materially based on the receipt of more detailed information. Therefore, the actual allocations will differ from the pro forma adjustments presented.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL INFORMATION

Note 4. Adjustments to the unaudited pro forma condensed combined balance sheet

(A)	Reflects estimated cash to be paid for (i) the Acquisition of $784,317,000 including repayment of IronPlanet’s indebtedness of $38,000,000 (see Note 2), (ii) estimated transaction costs of $9,125,000 related to the Acquisition and (iii) an estimated cash payout of $6,797,000 for accelerated stock options which were settled in the Acquisition and were not included in the purchase consideration.
(B)	Reflects settlement of IronPlanet’s interest rate swap liability of $94,000 included in prepaid expenses.
(C)	Reflects the estimated fair value of IronPlanet’s identified intangible assets. The following table shows a preliminary estimate of the fair value of those intangible assets and their related average estimated useful lives (in thousands of U.S. dollars):

	Estimated Useful Life (in Years)	Estimated Fair Value as of September 30, 2016
Trade name/Trademarks	15	$45,000
Technology Platforms	6	41,000
Seller relationships – Caterpillar	15	59,000
Seller relationships – Other Sellers	6	11,000
Department Of Defense contract	4	33,000
Total Intangible assets		$189,000
Less: IronPlanet historical intangible assets net carrying value		(32,166)
Net adjustment		$156,834
(D)	Reflects the elimination of IronPlanet’s historical goodwill and the preliminary estimate of goodwill recognized as a result of the Acquisition, which represents the amount by which the estimated consideration transferred exceeds the fair value of IronPlanet’s assets acquired and liabilities assumed. (Refer to Note 3 above)
(E)	Reflects elimination of convertible preferred stock warrant liability of $5,515,000 which will be settled as part of the Acquisition and deferred rent of $210,000 as the liability does not represent a future performance obligation for the combined entity.
(F)	Reflects elimination of IronPlanet’s customer equity incentive payable as this liability does not represent a future performance obligation for the combined entity.
(G)	Reflects repayment of $38,000,000, net of unamortized debt issuance costs of $1,108,000, related to IronPlanet’s historical debt including (i) current portion of historical long term debt of $3,972,000, and (ii) long-term portion of historical debt of $32,920,000.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL INFORMATION

Note 4. Adjustments to the unaudited pro forma condensed combined balance sheet  – (continued)

(H)	Reflects an increase in deferred tax liabilities of $60,381,000 due to the tax impact of fair value adjustments as a result of applying purchase accounting and an increase in deferred tax assets of $30,130,000 relating to a $13,092,000 release of IronPlanet’s valuation allowance against net operating loss carryforwards and incremental deferred tax assets of $17,038,000 on pre combination stock based compensation expense, resulting in a total net adjustment of $30,251,000 to the deferred tax liabilities account:

Increase in deferred tax liability for an increase in book basis to identifiable intangible assets	$60,381
Total pro forma adjustment – Deferred tax liabilities	$60,381
Increase to deferred tax assets to reflect a reduction in historical IronPlanet valuation allowance	$13,092
Increase in deferred tax assets for a decrease in book basis in stock based compensation expense	17,038
Total pro forma adjustment – Deferred tax assets	$30,130
Total net pro forma adjustment – Deferred tax liabilities	$30,251

The deferred tax assets and liabilities were calculated using the local blended statutory tax rate for the applicable jurisdictions.

(I)	Reflects elimination of IronPlanet’s historical convertible preferred stock.
(J)	Reflects adjustment to additional paid-in capital to eliminate IronPlanet’s additional paid-in capital of $45,937,000 and to record the fair value of replacement awards attributable to pre-combination services issued by Ritchie Bros. (in thousands of U.S. dollars):

Elimination of IronPlanet additional paid-in capital	$(45,937)
Ritchie Bros. replacement awards (unvested options) attributable to pre-combination services	11,936
Total pro forma adjustment	$(34,001)
(K)	Reflects adjustment to retained earnings to eliminate IronPlanet accumulated deficit, to record the estimated transaction costs and stock based compensation expense for cash settled stock options that accelerate upon the closing (in thousands of U.S. dollars):

Eliminate IronPlanet accumulated deficit	$105,359
Estimated transaction costs	(9,125)
Stock-based compensation expense for cash settled stock options that accelerate upon the closing	(6,797)
Total pro forma adjustment	$89,437
(L)	Reflects elimination of IronPlanet’s historical accumulated other comprehensive loss.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL INFORMATION

Note 4. Adjustments to the unaudited pro forma condensed combined balance sheet  – (continued)

(M)	Reflects adjustments for borrowings of $59,322,000 under the New Revolving Facilities, expected borrowings of $325,000,000 under the Delayed Draw Term Loan, issuance of $500,000,000 in aggregate principal amount of senior notes in this offering, net of estimated debt issuance costs of $28,572,000, repayment of historical debt of $140,603,000 and the related pre-payment penalties of $6,918,000 (in thousands of U.S. dollars).

As of September 30, 2016
Senior Notes(i)	$500,000
Draw-down on Delayed Draw Term Loan Facility(iii)	308,750
Less: Debt Issuance Costs	(25,638)
Less: Repayment of historical Long Term Debt	(101,590)
Total Pro Forma adjustment – Long Term	681,522
Short-Term Draw-down on New Revolving Facilities(ii)	59,322
Current Portion of Long Term Debt on Delayed Draw Term Loan Facility(iii)	16,250
Less: Debt Issuance Costs	(2,934)
Less: Repayment of historical Short Term Debt	(39,013)
Total Pro Forma adjustment – Short Term	33,625
Total Pro Forma adjustment to debt	$715,147
Less: Prepayment penalties	$(6,918)
Total Pro Forma adjustment to cash and cash equivalents	$708,229

(i)	The senior notes will mature in 2025 and we have assumed an interest rate of 5.75%.
(ii)	The New Credit Facilities will mature in 2021 and bear variable interest based on LIBOR plus an applicable margin, which equated to an interest rate of approximately 2.83% as of September 30, 2016. The Revolving Facilities interest rate is based in part on the leverage ratio of Ritchie Bros., with the leverage ratio assumed as consistent until March 31, 2017 per the New Credit Agreement, after which management believes the interest rate will increase due to the impact of the notes offered herein on the calculated leverage ratio.
(iii)	The Delayed Draw Term Loan Facility will mature in 2021 and bear variable interest based on LIBOR plus an applicable margin, which equated to an interest rate of approximately 3.45% as of September 30, 2016. The Delayed Draw Term Facility interest rate is based in part on the leverage ratio of Ritchie Bros., with the leverage ratio assumed as consistent until March 31, 2017 per the New Credit Agreement, after which management believes the interest rate will increase due to the impact of the notes offered herein on the calculated leverage ratio.

Note 5. Adjustments to the unaudited condensed combined pro forma statements of operations

(A)	Non-cash customer equity incentive costs were incurred by IronPlanet in connection with its acquisition of Cat Auction Services in April 2015. These customer equity incentives include (i) earnout payments of common stock issuable to Caterpillar Inc. and certain independent Caterpillar dealers upon achievement of targets for Gross Merchandise Volume sold through IronPlanet’s marketplace that is attributable to those parties and (ii) the value of purchased shares in connection with a right for certain independent Cat dealers to purchase limited amounts of IronPlanet preferred stock at a discount. These equity issuances were

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL INFORMATION

Note 5. Adjustments to the unaudited condensed combined pro forma statements of operations  – (continued)

accounted for as consideration provided by a vendor to a customer as an incentive to use IronPlanet’s marketplace and accordingly, the fair value of the equity incentive was recorded as a reduction of revenue. IronPlanet’s existing customer equity incentive program expires at the end of fiscal 2016 and there is no intention to provide new customer equity incentive programs in the future. No adjustment to the historical amounts recorded in IronPlanet’s statement of operations has been made in these unaudited condensed combined pro forma statements of operations.
(B)	Reflects elimination of $4,421,000 of previously capitalized IPO costs that were recognized in IronPlanet’s historical statement of operations during the nine months ended September 30, 2016 and incremental stock-based compensation expense based on the preliminary estimated fair values and vesting periods of equity awards expected to be issued by Ritchie Bros. to IronPlanet employees to replace their historical unvested equity awards as a result of the Acquisition (in thousands of U.S. dollars):

	12 months ended September 30, 2016	9 months ended September 30, 2016	12 months ended December 31, 2015	9 months ended September 30, 2015
Total projected stock based compensation expense for replacement awards	$6,508	$4,403	$11,068	$8,963
Less: IronPlanet historical stock based compensation expense	(2,390)	(1,884)	(1,944)	(1,438)
Total pro forma adjustment-stock based compensation expense	4,118	$2,519	9,124	7,525
Elimination of capitalized IPO costs	(4,421)	(4,421)	—	—
Total pro forma adjustment	$(303)	$(1,902)	$9,124	$7,525

(C)	Reflects elimination of $1,383,000 and $4,514,000 of transaction expenses related to the Acquisition which were recognized in IronPlanet’s and Ritchie Bros.’ historical statement of operations, respectively, during both the nine and twelve months ended September 30, 2016.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL INFORMATION

Note 5. Adjustments to the unaudited condensed combined pro forma statements of operations  – (continued)

(D)	Reflects the elimination of historical amortization expense related to IronPlanet’s existing intangible assets and additional amortization of acquired intangible assets based on the preliminary estimated fair value and useful lives expected to be recorded as a result of the Acquisition. For estimated intangible asset values and the associated useful lives, see footnote (C) in Note 4 (in thousands of U.S. dollars).

	12 months ended September 30, 2016	9 months ended September 30, 2016	12 months ended December 31, 2015	9 months ended September 30, 2015
Amortization expense of acquired intangible assets at fair value	$23,850	$17,888	$23,850	$17,888
Elimination of historical amortization expense	(6,448)	(4,369)	(5,966)	(3,887)
Total pro forma adjustment	$17,402	$13,519	$17,884	$14,001
(E)	Represents the removal of IronPlanet’s historical interest expense related to debt repaid in connection with the Acquisition.
(F)	Reflects adjustments to remove IronPlanet’s loss on extinguishment of debt recorded in September 2015, elimination of punitive damages income related to a lawsuit with Ritchie Bros. that were recorded by IronPlanet in the year ended December 31, 2015, and removal of amounts recorded for changes in fair value of convertible preferred stock warrant liability, which was settled in the Acquisition (in thousands of U.S. dollars):

	12 months ended September 30, 2016	9 months ended September 30, 2016	12 months ended December 31, 2015	9 months ended September 30, 2015
Changes in fair value of convertible preferred stock warrant liability	$3,927	$3,343	$542	$(42)
Loss on extinguishment of debt	—	—	4,769	4,769
Punitive damages received	—	—	(900)	(900)
Total pro forma adjustment	$3,927	$3,343	$4,411	$3,827
(G)	Reflects the estimated tax effects at the estimated applicable statutory rate for the twelve months ended September 30, 2016, nine months ended September 30, 2016 and 2015, and the year ended December 31, 2015. Pro forma tax (benefit) expense also reflects the tax benefit recognized on historical IronPlanet losses before taxes assuming the release of IronPlanet’s valuation allowance as of January 1, 2015. These rates represent the estimated combined statutory U.S. federal, state, and foreign statutory rates. The effective tax rate of the combined company could be significantly different (either higher or lower) depending on post-acquisition activities including intercompany loan restructuring, repatriation decisions, cash needs and the geographical mix of income.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL INFORMATION

Note 5. Adjustments to the unaudited condensed combined pro forma statements of operations  – (continued)

(H)	Reflects the removal of Ritchie Bros.’ historical interest expense related to debt cancelled and repaid in connection with entering into the New Credit Facilities and additional interest expense related to:
•	New Credit Facilities, including borrowings of $59,322,000 under the $675,000,000 New Revolving Facilities at a weighted average interest rate of 2.83%;
•	Borrowings of $325,000,000 under the $325,000,000 Delayed-Draw Term Loan at a weighted average interest rate of 3.45%; and
•	Senior notes offered hereby at an assumed interest rate of 5.75%.

The table below depicts the adjustment for each period presented (in thousands of U.S. dollars):

	12 months ended September 30, 2016	9 months ended September 30, 2016	12 months ended December 31, 2015	9 months ended September 30, 2015
Cash interest expense on the New Credit Facilities and the notes offered hereby
Senior Notes	$28,750	$21,563	$28,750	$21,563
New Revolving Facilities	2,031	1,355	1,807	1,131
Delayed Draw Term Loan Facility	5,851	4,481	3,807	2,437
Total cash interest expense on the New Credit Facilities and the notes offered hereby	36,632	27,399	34,364	25,131
Amortization of deferred financing fees on the New Credit Facilities and the notes offered hereby
Senior Notes	1,195	897	1,195	897
New Revolving Facilities	587	440	587	440
Delayed Draw Term Loan Facility	3,215	2,411	3,215	2,411
Total amortization of deferred financing fees on the New Credit Facilities and the notes offered hereby	4,997	3,748	4,997	3,748
Total interest expense on the new debt	41,629	31,147	39,361	28,879
Less:
Ritchie Bros. interest expense on historical indebtedness	(4,503)	(3,357)	(4,962)	(3,816)
Total interest expense on existing indebtedness	(4,503)	(3,357)	(4,962)	(3,816)
Total pro forma increase to interest expense	$37,126	$27,790	$34,399	$25,063

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL INFORMATION

Note 5. Adjustments to the unaudited condensed combined pro forma statements of operations  – (continued)

Debt issuance costs related to the New Revolving Facilities, the Delayed Draw Term Loan Facility, and senior notes offered hereby, are being amortized to interest expense using the straight line method over the term of the respective facility/notes.

A  1/8% increase or decrease in the interest rate would impact interest expense for all of the debt financings in the unaudited pro forma condensed combined statements of operations for each period as follows:

	12 months ended September 30, 2016	9 months ended September 30, 2016	12 months ended December 31, 2015	9 months ended September 30, 2015
Change in interest expense assuming:
Increase of 0.125%	456	341	472	357
Decrease of 0.125%	(456)	(341)	(472)	(357)
(I)	Basic earnings per share has been calculated by dividing the net income for the year attributable to equity holders of Ritchie Bros. by the weighted average number of common shares outstanding. Diluted earnings per share has been calculated after giving effect to outstanding dilutive options calculated by adjusting the net earnings attributable to equity holders of Ritchie Bros. and the weighted average number of shares outstanding for all dilutive shares.

The unaudited pro forma weighted average number of diluted shares outstanding is calculated by adding the effect of dilutive securities to the unaudited pro forma weighted average number of basic shares outstanding. The significant components of the effect of dilutive securities are comprised of replacement stock options for IronPlanet unvested options holders which were exchanged in the Acquisition for unvested Ritchie Bros. unvested stock options. The dilutive effects of options were calculated using the treasury stock method.

The following tables reconcile the weighted average number of shares used to calculate pro forma basic and diluted earnings per share for the periods presented (in thousands of U.S. dollars, except per share data):

	12 months ended September 30, 2016	9 months ended September 30, 2016	12 months ended December 31, 2015	9 months ended September 30, 2015
Pro Forma Diluted Weighted-Average Shares – Basic
Historical and pro forma weighted-average shares outstanding – basic	106,629	106,595	107,076	107,042
Pro forma net income attributable to stockholders	$60,962	$30,535	$91,242	$60,815
Pro forma earnings per share – basic	$0.57	$0.29	$0.85	$0.57

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL INFORMATION

Note 5. Adjustments to the unaudited condensed combined pro forma statements of operations  – (continued)

	12 months ended September 30, 2016	9 months ended September 30, 2016	12 months ended December 31, 2015	9 months ended September 30, 2015
Pro Forma Diluted Weighted-Average Shares – diluted
Historical weighted-average shares outstanding – diluted	107,221	107,221	107,432	107,433
Dilutive impact of Ritchie Bros. replacement awards for unvested IronPlanet Options	383	431	165	153
Pro forma weighted-average shares – diluted	107,604	107,652	107,597	107,586
Pro forma net income attributable to stockholders	$60,962	$30,535	$91,242	$60,815
Pro forma earnings per share – diluted	$0.57	$0.28	$0.85	$0.57

Independent Auditors’ Report

To the Board of Directors and Stockholders of
IronPlanet Holdings, Inc.:

Report on the Financial Statements

We have audited the accompanying consolidated financial statements of IronPlanet Holdings, Inc. (formerly known as IronPlanet, Inc.) and subsidiaries (the “Company”), which comprise the consolidated balance sheets as of December 31, 2014 and 2015, and the related consolidated statements of operations, comprehensive loss, convertible preferred stock and stockholders’ deficit, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of IronPlanet Holdings, Inc. (and its subsidiaries) as of December 31, 2014 and 2015, and the results of their operations and their cash flows for the years then ended in accordance with U.S. generally accepted accounting principles.

/s/ KPMG LLP

San Francisco, California
June 3, 2016

IRONPLANET HOLDINGS, INC.

Consolidated Statements of Operations
(In thousands, except share and per share data)

	Year Ended December 31,
	2014	2015
Gross revenue (including related party gross revenue of $633 and $2,009 for the years ended December 31, 2014 and 2015, respectively)	$65,386	$103,423
Customer equity incentives	—	(12,752)
Total revenue	65,386	90,671
Cost of revenue	18,482	33,144
Gross profit	46,904	57,527
Operating expenses:
Sales and marketing	31,853	37,751
Technology	3,093	3,515
General and administrative	10,358	20,219
Amortization of intangible assets	594	5,966
Total operating expenses	45,898	67,451
Income (loss) from operations	1,006	(9,924)
Interest expense	(2,323)	(5,017)
Other income, net	296	71
Loss on extinguishment of debt	(676)	(4,769)
Net loss before taxes	(1,697)	(19,639)
Income tax provision (benefit)	82	(6,270)
Net loss	$(1,779)	$(13,369)
Net loss per common share, basic and diluted	$(0.16)	$(1.08)
Weighted-average shares used to compute net loss per common share, basic and diluted	10,978,805	12,396,813

The accompanying notes are an integral part of these consolidated financial statements.

IRONPLANET HOLDINGS, INC.

Consolidated Statements of Comprehensive Loss
(In thousands)

	Year Ended December 31,
	2014	2015
Net loss	$(1,779)	$(13,369)
Other comprehensive loss:
Foreign currency translation adjustments, net of tax of $0 for years ended December 31, 2014 and 2015	(1,093)	(1,831)
Fair value of interest rate swap, net of tax of $0 for year ended December 31, 2015	—	11
Comprehensive loss	$(2,872)	$(15,189)

The accompanying notes are an integral part of these consolidated financial statements.

IRONPLANET HOLDINGS, INC.

Consolidated Balance Sheets
(In thousands, except share and per share data)

	December 31,
	2014	2015
Assets
Current assets:
Cash	$30,189	$55,232
Accounts receivable, net of allowance for doubtful accounts	4,760	4,537
Accounts receivable – related parties	11	—
Amounts receivable from stockholders	5,484	—
Prepaid expenses and other current assets	2,577	5,435
Seller advances	1,651	20,642
Inventory	1,874	4,124
Restricted cash	3,665	3,047
Total current assets	50,211	93,017
Property and equipment, net	4,069	5,350
Goodwill	23,697	55,018
Intangible assets, net	14,694	33,279
Deposits and other assets	6,817	4,850
Deferred tax asset, long-term	21	—
Total assets	$99,509	$191,514
Liabilities, Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Accounts payable	$660	$1,398
Accrued liabilities	10,897	15,774
Customer deposits	3,424	3,527
Marketplace payables	29,491	50,535
Marketplace payables – related parties	—	246
Current portion of long-term debt	2,618	2,573
Total current liabilities	47,090	74,053
Deferred tax liability	—	217
Long-term debt	33,296	35,778
Total liabilities	80,386	110,048
Commitments and contingencies (Note 22):
Convertible preferred stock, $0.001 and $0.00001 par value as of December 31, 2014 and 2015, respectively – 48,251,217 and 86,270,621 shares authorized at December 31, 2014 and 2015, respectively; 44,481,466 and 65,899,759 shares issued and outstanding at December 31, 2014 and 2015, respectively; aggregate liquidation preference of $108,720 at December 31, 2015	72,850	138,034
Stockholders’ deficit:
Common stock, $0.001 and $0.00001 par value as of December 31, 2014 and 2015, respectively – 80,000,000 and 138,729,379 shares authorized at December 31, 2014 and 2015, respectively; 12,066,527 and 12,523,677 shares issued and outstanding at December 31, 2014 and 2015, respectively	12	—
Additional paid-in capital	19,240	22,282
Unissued customer equity incentive shares	—	9,318
Accumulated other comprehensive loss	(1,567)	(3,387)
Accumulated deficit	(71,412)	(84,781)
Total stockholders’ deficit	(53,727)	(56,568)
Total liabilities, convertible preferred stock and stockholders’ deficit	$99,509	$191,514

The accompanying notes are an integral part of these consolidated financial statements.

IRONPLANET HOLDINGS, INC.

Consolidated Statements of Convertible Preferred Stock and Stockholders’ Deficit
(In thousands, except share and per share data)

	Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Unissued Customer Equity Incentive Shares	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance at December 31, 2013	35,046,537	$52,278	10,803,573	$11	$16,878	$—	$(474)	$(69,633)	$(53,218)
Issuance of Series D convertible preferred stock, net of $90 of issuance costs	9,434,929	20,572	—	—	—	—	—	—	—
Exercise of common stock options	—	—	1,262,954	1	591	—	—	—	592
Stock-based compensation expense	—	—	—	—	1,771	—	—	—	1,771
Net loss	—	—	—	—	—	—	—	(1,779)	(1,779)
Other comprehensive loss, net of tax	—	—	—	—	—	—	(1,093)	—	(1,093)
Balance at December 31, 2014	44,481,466	72,850	12,066,527	12	19,240	—	(1,567)	(71,412)	(53,727)
Recapitalization – change in par value of common stock	—	—	—	(12)	12	—	—	—	—
Issuance of Series E convertible preferred stock in connection with the Cat Auction Services acquisition	16,206,581	48,619	—	—	—	—	—	—	—
Issuance of Series E convertible preferred stock, net of $0 of issuance costs	5,215,800	13,152	—	—	—	—	—	—	—
Customer equity incentives related to issuance of Series E convertible preferred stock to Cat dealers	—	3,425	—	—	—	—	—	—	—
Common stock earned by Cat dealers	—	—	—	—	—	9,318	—	—	9,318
Retirement of Series A-1 convertible preferred stock	(4,088)	(12)	—	—	—	—	—	—	—
Exercise of common stock options	—	—	452,456	—	1,030	—	—	—	1,030
Repurchase of common stock	—	—	(105,306)	—	(185)	—	—	—	(185)
Stock-based compensation expense	—	—	—	—	1,944	—	—	—	1,944
Issuance of common stock as part of employee compensation	—	—	110,000	—	241	—	—	—	241
Net loss	—	—	—	—	—	—	—	(13,369)	(13,369)
Other comprehensive loss, net of tax	—	—	—	—	—	—	(1,820)	—	(1,820)
Balance at December 31, 2015	65,899,759	$138,034	12,523,677	$—	$22,282	$9,318	$(3,387)	$(84,781)	$(56,568)

The accompanying notes are an integral part of these consolidated financial statements.

IRONPLANET HOLDINGS, INC.

Consolidated Statements of Cash Flows
(In thousands)

	Year Ended December 31,
	2014	2015
Cash flows from operating activities
Net loss	$(1,779)	$(13,369)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	1,931	7,994
Stock-based compensation	1,771	1,944
Accretion of debt discounts	326	1,355
Amortization of debt issuance costs	298	318
Loss on disposal of property	62	9
Changes in fair value of convertible preferred stock warrant liability	(345)	542
Non-cash loss on early extinguishment of debt	310	672
Partial recovery of loan receivable	(2,157)	—
Customer equity incentives	—	12,743
Income from retirement of convertible preferred stock shares in legal settlement	—	(12)
Impairment of cost method investment	—	336
Release of valuation allowance on deferred tax assets	—	(6,597)
Changes in operating assets and liabilities
Accounts receivable	(1,656)	2,928
Accounts receivable – related parties	(11)	11
Prepaid expenses and other current assets	1,115	(1,103)
Seller advances	(581)	(19,003)
Inventory	(1,017)	(2,234)
Restricted cash	(3,415)	618
Deposits and other assets	(868)	(302)
Accounts payable	(115)	(314)
Accrued liabilities	28	4,099
Customer deposits	125	122
Marketplace payables	10,704	11,233
Marketplace payables – related parties	—	246
Deferred tax	—	238
Net cash provided by operating activities	4,726	2,474
Cash flows from investing activities
Acquisitions, net of cash acquired	(35,549)	7,880
Purchases of property and equipment	(2,122)	(3,095)
Partial recovery of loan receivable	2,157	—
Net cash (used in) provided by investing activities	(35,514)	4,785
Cash flows from financing activities
Proceeds from term loan	37,604	40,195
Proceeds from issuance of common stock upon exercise of stock options	592	1,030
Proceeds from issuance of convertible preferred stock, net of issuance costs	15,088	18,636
Payment of debt	(12,512)	(38,645)
Repurchase of common stock	—	(185)
Debt issuance costs paid	(640)	(1,486)
Payments of initial public offering costs	—	(257)
Net cash provided by financing activities	40,132	19,288
Effect of exchange rate changes on cash	(377)	(1,504)
Net increase in cash	8,967	25,043
Cash, beginning of period	21,222	30,189
Cash, end of period	$30,189	$55,232

The accompanying notes are an integral part of these consolidated financial statements.

IRONPLANET HOLDINGS, INC.

Consolidated Statements of Cash Flows – (Continued)
(In thousands)

	Year Ended December 31,
	2014	2015
Supplemental disclosure of cash flow information
Cash paid for taxes	$116	$112
Interest paid	$1,630	$3,344
Supplemental disclosure of non-cash investing and financing activities
Issuance of convertible preferred stock as part of business combination	$—	$48,619
Issuance of common stock as part of employee compensation	$—	$241
Purchases of property, plant and equipment in accounts payable and accrued liabilities	$—	$20
Convertible preferred stock warrants issued in connection with debt	$1,387	$—
Deferred initial public offering costs in accounts payable and accrued liabilities	$—	$433
Issuance of convertible preferred stock included as receivable from stockholders	$5,484	$—
Purchase consideration in accrued liabilities	$2,500	$—

The accompanying notes are an integral part of these consolidated financial statements.

IRONPLANET HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Description of Business

IronPlanet Holdings, Inc. succeeds IronPlanet, Inc. as the parent reporting company. IronPlanet, Inc. was incorporated in Delaware in January 1999. In April 2015, the stockholders of IronPlanet, Inc. became stockholders of IronPlanet Holdings, Inc. in a reorganization (“the Reorganization”). All references to “the Company” herein refer to IronPlanet, Inc. and its subsidiaries prior to the Reorganization and to IronPlanet Holdings, Inc. and its subsidiaries on or after the date of the Reorganization.

The Company’s principal business is the operation of a marketplace for the selling and buying of used equipment and other durable assets through its brands using online and other marketplace formats. The Company provides related services including physical inspection and valuation services. The Company has a broad global customer base, operating through its subsidiaries in the United States, Canada, and Ireland. The Company’s brands market to sellers and buyers of assets used in industries including construction, transportation, oil and gas, government dispositions, mining, agriculture, materials handling, and forestry.

2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements have been presented in all material respects in accordance with generally accepted accounting principles in the United States (“GAAP”).

Certain reclassifications have been made to the prior period consolidated financial statements to conform to the current period presentation. These reclassifications have no impact on previously reported net income (loss), cash flows, or stockholders’ deficit.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Segments

The Company operates its business as one operating segment. The Company’s chief operating decision maker is its Chief Executive Officer, who reviews financial information presented on a consolidated basis for purposes of making operating decisions, assessing financial performance, and allocating resources.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. These differences could have a material effect on the Company’s future results of operations and financial position. Significant items subject to estimates and assumptions include revenue and seller guarantees; the allowances for doubtful accounts and collapsed sales, the valuation of seller advances and customer equity incentives; purchase price allocations; the carrying amounts of goodwill, long-lived assets, including definite-lived intangible assets and cost method investments; useful lives for depreciation and amortization; the valuation of stock options and convertible preferred stock warrants; deferred income taxes; and reserves for tax uncertainties and other contingencies.

IRONPLANET HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies  – (continued)

Foreign Currency

The functional currency of the Company’s subsidiaries outside of the United States is generally the local currency of the country where the subsidiary is located. The financial statements of the Company’s international operations are translated into U.S. dollars using the exchange rate at each balance sheet date for assets and liabilities, the historical exchange rate for stockholders’ deficit, and an average exchange rate for each period for revenue, expenses, and gains and losses. Foreign currency translation adjustments are recorded in other comprehensive loss, which is a component of total stockholders’ deficit.

Foreign currency transactions are transactions denominated in a currency other than the entity’s functional currency. Gains or losses arising from the remeasurement of these transactions are recorded within general and administrative expenses in the Company’s Consolidated Statements of Operations.

The following table summarizes the foreign exchange loss that the Company recorded for the years ended December 31, 2014 and 2015 (in thousands):

	Year Ended December 31,
	2014	2015
Foreign exchange loss	$37	$23

Business Combinations

The results of businesses acquired in business combinations are included in the Company’s consolidated financial statements from the date of acquisition. The Company allocates the purchase price, which is the total consideration provided in a business combination, to the identifiable assets and liabilities of the acquired business at their acquisition date fair values. The excess of the purchase price over the amount allocated to the identifiable assets and liabilities, if any, is recorded as goodwill.

The Company uses estimates and assumptions to value assets acquired and liabilities assumed at the acquisition date, and these estimates are inherently uncertain and subject to refinement. As a result, during the measurement period, which may be up to one year from the acquisition date, adjustments to the assets acquired and liabilities assumed are recorded with the corresponding offset to goodwill. Upon the conclusion of the measurement period or final determination of the values of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recorded to the Consolidated Statements of Operations.

Acquisition-related transaction costs incurred by the Company are accounted for as an expense in the period in which the costs are incurred.

Revenue Recognition and Auction Guarantees

The Company typically sells equipment or other assets on consignment from sellers and stimulates buyer interest through sales and marketing techniques in order to match sellers to buyers in its marketplace. Prior to offering an item for sale, the Company performs required inspections, title and lien searches, and make-ready activities to prepare the item for sale in the marketplace.

Marketplace revenue is primarily driven by seller commissions, fees charged to sellers for listing and inspecting equipment, and buyer transaction fees. The Company also generates revenue from related marketplace services including logistics coordination, storage, private auction hosting, and asset appraisals. Revenue from related services is recognized when the service to be rendered has been completed. Revenue from seller commissions and fees for the sale of an item is recognized when the sale is complete, which is generally at the conclusion of the marketplace transaction between the

IRONPLANET HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies  – (continued)

seller and buyer. This occurs when a buyer has become legally obligated to pay the purchase price and buyer transaction fee for an asset for which the seller is obligated to relinquish the item for the sales price less seller commissions and listing fees. At this time, the Company has substantially performed what it must do to be entitled to the benefits represented by its commissions and fees. Following the sale of the item, the Company invoices the buyer for the purchase price of the asset, taxes, and the buyer transaction fee; collects payment from the buyer; and remits the proceeds, net of the seller commissions, listing fees, and taxes, to the seller. The Company notifies the seller when the buyer payment has been received in order to clear release of the equipment or other asset to the seller. These remaining service obligations are not viewed to be an essential part of the services provided by the Company. Sales taxes collected from buyers and remitted to governmental authorities are excluded from revenue in the Consolidated Statement of Operations.

Under the Company’s standard terms and conditions, it is not obligated to pay the seller for items in a marketplace sale in which the buyer has not paid for the purchased item. If the buyer defaults on its payment obligation, also referred to as a “collapsed sale,” the equipment or other assets may be returned to the seller or moved into a subsequent marketplace event. Revenue is recorded, net of a provision for collapsed sales, which is an estimate of sales that are expected to default based on the Company’s historical experience.

The following table presents the changes in the allowance for collapsed sales (in thousands):

	Year Ended December 31,
	2014	2015
Balance, beginning of period	$3,723	$1,005
Add: provision for collapsed sales	3,031	3,591
Less: write-offs	(5,749)	(2,945)
Balance, end of period	$1,005	$1,651

Revenue is reduced by a provision for disputes, which is an estimate of disputed items that are expected to be settled at a cost to the Company.

Some disputes relate to settlements of discrepancies under the Company’s IronClad Assurance program. The IronClad Assurance equipment condition certification refers to a written inspection report which is provided to potential buyers that reflects the condition of a specific piece of equipment offered for sale, and includes ratings, comments, and photographs of the particular piece of equipment following inspection by one of the Company’s equipment inspectors. The IronClad Assurance equipment condition certification provides that a buyer may file a written dispute claim during an eligible dispute period for consideration and resolution at the sole determination of the Company if the purchased equipment is not substantially in the condition represented in the inspection report.

Typically disputes under IronClad Assurance® are settled with minor repairs or additional services, such as washing or detailing the item; the costs of such items or services are included in the disputes allowance. The disputes allowance also covers the costs of any other disputes or accommodations made with the Company’s buyers or sellers.

IRONPLANET HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies  – (continued)

The following table presents the changes in the disputes allowance (in thousands):

	Year Ended December 31,
	2014	2015
Balance, beginning of period	$85	$70
Add: provision for disputes allowance	555	1,519
Less: dispute settlements	(570)	(1,463)
Balance, end of period	$70	$126

In certain situations, the Company offers to guarantee minimum sales proceeds to sellers on selected consignments of equipment (“guarantee contracts”). In these arrangements, the Company is obligated to pay the agreed-upon minimum amount if the consigned equipment sells for less than the minimum price. If actual proceeds are less than the guaranteed amount, the commission earned is reduced; if proceeds are sufficiently lower, the Company may incur a loss on the sale. If such consigned equipment sells above the minimum price, the Company may be entitled to a share of the excess proceeds as negotiated with the seller. The Company’s share of the excess, if any, is recorded in revenue together with the commission for guaranteed sales. Losses, if any, resulting from guarantee contracts are recorded within revenue in the period in which the relevant marketplace event was completed. However, if a loss relating to items under a guarantee contract in effect at a period end that will be sold after the period end, is known or is probable and estimable at the financial statement reporting date, such loss is accrued in the financial statements for that period. Where a loss is neither probable nor able to be reasonably estimated, the Company recognizes a liability based on the estimated stand-alone fair value of the guarantee. The liability for guarantee contracts is included in accrued liabilities within the Consolidated Balance Sheets.

Revenue also includes the fees earned, net of acquisition costs, from the sale of inventory. The Company may obtain inventory from time to time due to collapsed sales or other seller or buyer accommodations. For inventory sale contracts, the Company acquires title to assets to sell in an upcoming marketplace event. Such acquisition of equipment in advance of an auction is an ancillary component of the Company’s auction business. As the auction business is a net business, gross auction sales are not reported as revenue in the Consolidated Statements of Operations; rather, the net commission earned from sales is reported as revenue, which reflects the Company’s agency relationship between buyers and sellers of equipment. In general, the risks and rewards of ownership are not substantially different than the Company’s other guarantee contracts.

The Company’s customer equity incentives are considered to be sales incentives and are reported at their fair value as a reduction of revenue at the time that the customer has earned the incentive. The fair value is based on the fair value of the underlying equity security. See Note 3 — “Business Combinations.”

Cost of Revenue

Cost of revenue includes the cost of performing inspections of equipment to be sold in the Company’s marketplace as well as the cost of other support services, travel, and office and occupancy costs. Inspections are generally performed at the seller’s physical location. The cost of inspections include payroll costs and related benefits for the Company’s employees that perform and manage field inspection services; the related inspection report preparation and quality assurance; fees paid to contractors who perform field inspections; related travel and incidental costs for the Company’s inspection service organization; and office and occupancy costs for its inspection services personnel. Cost of revenue also includes costs for the Company’s customer support, marketplace operations, logistics, and title and lien investigation functions. Significant components of these costs include employee compensation, facilities costs, including event-based auction lease costs, allocated

IRONPLANET HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies  – (continued)

depreciation and amortization, and lease and operations costs related to the Company’s third-party data centers at which its websites are hosted.

Advertising Costs

Advertising costs are expensed as incurred and are included in sales and marketing expenses. Advertising costs were $2.8 million and $3.3 million for the years ended December 31, 2014 and 2015, respectively.

Stock-Based Compensation

Stock-based compensation expense is recognized based upon the estimated grant date fair value of the awards measured using the Black-Scholes option-pricing model. Fair value is generally recognized as an expense on a straight-line basis, net of estimated forfeitures, over the employee requisite service period. The Black-Scholes option-pricing model requires the input of highly subjective and complex assumptions, including the fair value of the underlying common stock, expected volatility in the price of the common stock, risk-free interest rates, expected term of the option, expected forfeiture rates, and expected dividend yield of the Company’s common stock. These estimates involve inherent uncertainties and the application of management’s judgment.

The Company uses the “with and without” approach in determining the order in which tax attributes are utilized. As a result, the Company only recognizes the tax deduction from stock-based awards in additional paid-in capital if tax is reduced on returns after all other tax attributes available to the Company to reduce tax have been utilized.

Restricted Cash

Restricted cash balances of $3.7 million and $3.0 million as of December 31, 2014 and 2015, respectively, were held in accounts owned by the Company in support of short-term stand-by letters of credit to provide seller security, leased office space, and credit card availability. From time to time, restricted cash can include auction proceeds owed to sellers in certain jurisdictions where such funds are required by law or contract to be maintained in segregated bank accounts. Included in restricted cash as of December 31, 2014 and 2015 was $0 and $7,000, respectively, held in such segregated accounts.

Accounts Receivable

Accounts receivable primarily consist of amounts owed by buyers for equipment sold in the Company’s marketplace, seller listing fees, buyer transaction fees, and other service fees. Accounts receivable payment terms vary. Accounts receivable are recorded at the invoiced amount, net of allowances for doubtful accounts and collapsed sales.

The Company determines its allowance for doubtful accounts based on known troubled accounts, the aging of the accounts, and historical experiences of losses incurred. Changes to the allowance for doubtful accounts are recorded in general and administrative expenses, and uncollectible account write-offs are charged against the allowance for doubtful accounts.

The following table presents the changes in the allowance for doubtful accounts (in thousands):

	Year Ended December 31,
	2014	2015
Balance, beginning of period	$141	$186
Add: provision for doubtful accounts	202	471
Less: write-offs, net of recoveries and other adjustments	(157)	(304)
Balance, end of period	$186	$353

IRONPLANET HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies  – (continued)

Inventory

Inventory consists of equipment and other assets purchased for resale in an upcoming Company marketplace event. Inventory is valued at the lower of cost or management’s estimate of net realizable value (i.e., the expected sale price upon disposition less make-ready costs and the costs of disposal and transportation). The significant elements of cost include the acquisition price of the inventory and make-ready costs to prepare the inventory for sale in the marketplace. The specific identification method is used to determine amounts removed from inventory. Write-downs to the carrying value of inventory are recorded in revenue in the Consolidated Statements of Operations.

Property and Equipment, Including Capitalized Software Development Costs

Property and equipment is stated at cost, net of accumulated depreciation and amortization. Repairs and maintenance costs are expensed as incurred. Depreciation and amortization are calculated on a straight-line basis over the following estimated useful lives of the assets:

Useful Lives
Computer equipment and software	3 years
Website application and infrastructure	3 years
Furniture and fixtures	3 years
Vehicles	3 years

Leasehold improvements are amortized over the shorter of the lease term or useful life, which typically range from three to five years.

The Company capitalizes and includes in property and equipment the direct costs related to the development of the Company’s technology platform when the original code is enhanced to provide new functionality or features. The Company begins amortizing capitalized software development costs when the software is substantially complete and ready for its intended use. For the years ended December 31, 2014 and 2015, the Company capitalized $1.0 million and $1.5 million, respectively, primarily related to payroll and payroll-related costs and outside services. Such costs are amortized over the estimated useful life of the asset. All other development costs are expensed as incurred and are included in technology expenses.

Goodwill, Intangible Assets and Long-Lived Assets

Goodwill

Goodwill arises from business combinations and is measured as the excess of the purchase consideration over the sum of the acquisition-date fair values of tangible and identifiable intangible assets acquired, less any liabilities assumed. Goodwill is not amortized.

Tests for impairment of goodwill are performed on an annual basis in the fourth quarter or when events or circumstances indicate that the carrying amount may not be recoverable. Circumstances that could trigger an impairment test outside of the annual test include but are not limited to: a significant adverse change in the business climate or legal factors, adverse cash flow trends, an adverse action or assessment by a regulator, unanticipated competition, loss of key personnel, decline in stock price, and the results of tests for recoverability of a significant asset group. The Company performs an evaluation of goodwill for impairment annually in the fourth quarter of its fiscal year.

The Company has a single reporting unit. The Company completes a qualitative analysis, including an evaluation of macroeconomic conditions, industry and market considerations, cost factors, and overall financial performance related to its goodwill. If the Company’s qualitative analysis indicates

IRONPLANET HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies  – (continued)

that it is more likely than not that the fair value of the reporting unit asset is less than its carrying amount, then the Company would perform a quantitative two-step impairment test. The quantitative impairment test compares the fair value of the Company’s reporting unit to its carrying amount, and an impairment loss is recognized equivalent to the excess of the carrying amount over fair value.

The determination of whether or not goodwill has become impaired involves a significant level of judgment by management. Changes in the Company’s strategy and/or market conditions could significantly impact these judgments and require adjustments to recorded amounts of goodwill.

No impairment of goodwill was identified for the years ended December 31, 2014 and 2015.

Definite-Lived Intangible Assets and Long-Lived Assets

Identifiable intangible assets consist of trade names, customer relationships, existing technology, and contractual non-competition agreements associated with acquired businesses. Intangible assets with finite lives are amortized over their estimated useful lives on a straight-line basis. The straight-line method of amortization represents the Company’s best estimate of the distribution of the economic value of the identifiable intangible assets, which typically range from three to eight years. Intangible assets are carried at cost less accumulated amortization. Amortization of intangibles is included in operating expenses.

Long-lived assets, such as property and equipment and definite-lived intangible assets with estimable lives are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable. An impairment loss is recognized when estimated future undiscounted cash flows expected to result from the use of the asset or asset group plus net proceeds expected from disposition of the asset, if any, are less than the carrying value of the asset or asset group. An impairment loss reduces the carrying amount of the related asset to its estimated fair value in the period in which the determination is made. No impairment of long-lived assets or definite-lived intangible assets was identified for the years ended December 31, 2014 and 2015.

Cost Method Investments

Investments in equity securities of entities that the Company does not control or exercise significant influence over and which do not have readily determinable fair values are accounted for at cost. Cost method investments are originally recorded at cost, and dividend income is recorded when dividends are declared. Cost method investments are reported within non-current deposits and other assets in the Company’s Consolidated Balance Sheets.

In the event the fair value of an investment declines below the cost basis, management determines if the decline in fair value is other than temporary. If management determines the decline is other than temporary, an impairment charge is recorded. Management’s assessment as to the nature of a decline in fair value is based on, among other things, the length of time and the extent to which the market value has been less than the cost basis, the financial condition and prospects of the issuer, and the Company’s intent and ability to retain the investment for a period of time sufficient to allow for any anticipated recovery in market value.

Debt Issuance Costs and Debt Discounts

Costs incurred in connection with the issuance of long-term debt are capitalized and amortized to interest expense using the effective interest method. Debt discounts related to warrants and end of term payments are also amortized as interest expense over the term of the related debt using the effective interest method. The carrying value of debt is presented net of unamortized debt issuance costs and discounts.

IRONPLANET HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies  – (continued)

Interest Rate Swap

The interest rate swap agreement utilized by the Company effectively modifies a portion of the Company’s exposure to interest rate risk by converting the Company’s floating-rate debt exposure to a fixed-rate, thus reducing the impact of interest-rate changes on future interest expense and cash flows. The Company has designated its swap as a hedge of its benchmark LIBOR-based interest rate. The Company has documented the hedge designation by identifying the hedging instrument, the nature of the risk being hedged and the approach for measuring hedge effectiveness. The effective portion of this hedge is recorded as a component of other comprehensive income (loss) and will be recognized in income in the period in which the underlying transaction impacts the Consolidated Statements of Operations. The ineffective portions of this hedge, if any, are recognized in current earnings.

The Company assesses both at inception and on an ongoing basis whether the interest rate swap is effective in offsetting the changes in cash flows of the hedged item. The Company also assesses hedge ineffectiveness at least quarterly and records the gain or loss related to the ineffective portion to current earnings, while the effective portion is recorded in other comprehensive income (loss). If the Company determines that the forecasted transaction is no longer probable of occurring (i.e., unlikely to have floating rate debt outstanding), it would discontinue hedge accounting for the affected portion of the hedge instrument, and any related unrealized gain or loss on the contract would be recognized in current earnings of that period.

The Company recognizes the interest rate swap at its fair value, which is included in deposits and other assets or accrued liabilities on the Company’s Consolidated Balance Sheets.

The Company is exposed to counterparty credit risk on its derivative instruments. The Company has established and maintains strict counterparty credit guidelines and enters into hedges only with the financial institutions that are investment grade or better to minimize the Company’s exposure to potential defaults. The Company has also entered into master netting agreements to minimize its credit exposures with counterparties.

Marketplace Payables

Marketplace payables consist of funds received from buyers, net of seller commissions, listing fees, or other amounts due to the Company, which are recorded as payables to the sellers or related lien holders upon closing of a marketplace sale.

Income Taxes

The Company accounts for income taxes under the asset-and-liability method, which requires the recognition of current taxes payable or refundable and deferred tax assets and liabilities for the future tax consequences of events that have been recognized in the Company’s financial statements. The measurement of current taxes payable or refundable and deferred tax assets and liabilities is based on provisions of enacted tax law. The effects of future changes in tax laws or rates are not anticipated.

The Company evaluates its ability to realize the benefit of its deferred tax assets in each jurisdiction at the required more likely than not level of certainty based on the existence of sufficient income of the appropriate character. In determining the need for a valuation allowance, the Company weighs all available positive and negative evidence, both objective and subjective in nature, including prior earnings history, expected future earnings, carryback and carryforward periods, and the feasibility of tax strategies that could potentially enhance the likelihood of realization of a deferred tax asset. The weight given to the positive and negative evidence is commensurate with the extent to which the evidence may be objectively verified. Evaluating the need for an amount of valuation allowance

IRONPLANET HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies  – (continued)

requires significant judgment, and adjustments made to the valuation allowance could significantly impact the Company’s tax provision or benefit. The reported tax positions are based upon their technical merits, relevant tax law, and the specific facts and circumstances as of each reporting period. Changes in facts and circumstances could result in material changes to the amounts recorded for such tax positions.

A tax position is only recognized in the financial statements if it is more likely than not to be sustained based solely on its technical merits as of the reporting date. The Company considers many factors when evaluating and estimating its tax positions and tax benefits, which may require periodic adjustments that will result in recognition of additional tax benefits or additional charges to the tax provision and may not accurately reflect actual outcomes. The Company’s policy is to recognize interest and penalties relating to uncertain tax positions related to unrecognized tax benefits as a component of income tax expense.

Convertible Preferred Stock and Warrants

The holders of the outstanding shares of convertible preferred stock do not have stated redemption rights; however, the rights and preferences of the convertible preferred stock provide for a deemed liquidation of the shares in the event of a sale of all or substantially all of the Company’s assets, the merger or consolidation of the Company, or upon the sale of more than 50% of the voting power of the Company. The holders of the Series A, B, C, D, and E convertible preferred stock control a majority of the voting power of the Company’s capital stock and have the right to designate a majority of the members of the Board of Directors of the Company. As a result, the holders of these preferred shares could force a change in control that would trigger the liquidation of all series of convertible preferred stock. Such deemed liquidation could occur outside of the control of the Company’s common stockholders, and accordingly, all shares of convertible preferred stock have been presented outside of permanent equity in the accompanying Consolidated Balance Sheets for all periods presented.

In addition, freestanding warrants related to shares that are presented outside of permanent equity are classified as a liability within accrued liabilities in the accompanying Consolidated Balance Sheets. The convertible preferred stock warrants are subject to re-measurement at each balance sheet date, and any change in fair value is recognized as a component of other income, net in the Consolidated Statements of Operations.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received in the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at a measurement date. There is a three-tier fair value hierarchy, which prioritizes the inputs to valuation methodologies used to measure fair value.

Level 1:  Observable inputs such as unadjusted quoted prices in active markets for identical assets or liabilities.

Level 2:  Inputs other than quoted prices included in Level 1 inputs, such as quoted prices for similar assets and liabilities in markets that are not active or other inputs that are observable or could be corroborated by observable market data.

Level 3:  Unobservable inputs reflecting the Company’s own assumptions, consistent with reasonably available assumptions made by other market participants. These valuations require significant judgment.

IRONPLANET HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies  – (continued)

The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Company determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market.

The carrying value of cash, restricted cash, accounts receivable, amounts receivable from stockholders, seller advances, marketplace payables, accounts payable, and other accruals readily convertible into cash approximate fair value because of the short-term nature of the instruments. The carrying value of the Company’s variable interest rate debt, excluding unamortized debt issuance costs, approximates fair value. The carrying value of the Company’s interest rate swap is its fair value. The fair value of the swap is determined using Level 2 inputs and based on a valuation by a third-party firm.

Customer equity incentives payable for equity incentives earned but not yet issued as well as the liability related to warrants for the purchase of convertible preferred stock are carried at fair value. In addition, the Company estimated the fair value of the Series E convertible preferred stock issued as consideration for its acquisition of Associated Auction Services, LLC in April 2015 and as part of the Series E convertible preferred stock purchase program following the closing of the acquisition (see Note 3 — “Business Combinations”). The valuation analysis for these items estimates the enterprise value of the Company using the income approach, based on discounted cash flows, as of the valuation date, and the market approach, using the market multiple approach. The analysis considers the Company’s historical and prospective financial results as well as current trends in the capital markets. Key assumptions for the income approach include revenue growth rates and general economic conditions. The discount rate used in the valuation reflects the risks associated with achieving the projected financial results. The market approach includes market inputs using comparable companies from a representative peer group selected based on industry and market capitalization data.

The values derived by the income approach and market approach are then analyzed using a probability-weighted expected return method, which estimates equity value based upon an analysis of various future outcomes, such as an initial public offering (“IPO”), merger or sale, and staying private. The enterprise value of the Company is then allocated to the different classes of securities.

The allocated value is based upon the probability-weighted present values of expected future investment returns, considering each of the possible outcomes available to the Company, as well as the rights of each security class. The value of each series of warrants is based on the preferred warrant holders maximizing their economic value in each scenario based on their specific rights and preferences by either maintaining their liquidation preference or converting to common stock. The analysis then assumes a cashless exercise and estimates the net value for the warrant holders at the future date. This value is then adjusted to the present value using the same discount rate used in the income approach.

Significant Level 3 inputs include the probabilities associated with the future outcomes, the periods of time a liquidity event will be achieved, revenue growth rates and discount rates consistent with the level of risk and economy in general. Changes in these Level 3 inputs could have a significant impact on the fair value of the resulting fair value measurements.

For the valuation as of December 31, 2014, the aggregate probability of an IPO on that date was 40%, with time to IPO ranging from 18 months to 30 months. The aggregate probability of a sale or merger was 40%, with time to transaction ranging from 24 months to 36 months. The probability of staying private was 20%. The revenue growth rates ranged from 5% to 10%. The discount rate used in the valuation was 28%.

IRONPLANET HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies  – (continued)

For the valuation as of December 31, 2015, the aggregate probability of an IPO on that date was 50%, with time to IPO ranging from 6 months to 12 months. The aggregate probability of sale or merger was 30%, with time to transaction ranging from 6 months to 18 months. The probability of staying private was 20%. The revenue growth rates ranged from 12% to 29%. The discount rate used in the valuation was 20%.

The Company’s accounting policy is to recognize transfers between levels of the fair value hierarchy on the date of the event or change in circumstances that caused the transfer. There were no transfers into or out of Level 1, Level 2, or Level 3 for any of the periods presented.

Net Income (Loss) per Common Share

The Company follows the two-class method when computing net income (loss) per common share as it issues shares that meet the definition of participating securities. The two-class method determines net income (loss) per common share for each class of common stock and participating securities according to dividends declared or accumulated and participation rights in undistributed earnings. The two-class method requires income available to common stockholders for the period to be allocated between common stock and participating securities based upon their respective rights to receive dividends as if all income for the period had been distributed.

The Company’s convertible preferred stock contractually entitles the holders of such shares to participate in dividends, but does not contractually require the holders of such shares to participate in losses of the Company. Accordingly, the two-class method does not apply for periods in which the Company reports net loss or net loss attributable to common stockholders resulting from dividends, accretion or modifications to its convertible preferred stock.

Basic net income (loss) per common share is computed by dividing the net income (loss) attributable to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted net income (loss) per common share is computed by adjusting net income (loss) attributable to common stockholders to reallocate undistributed earnings based on the potential impact of dilutive securities, including outstanding common stock options, convertible preferred stock and warrants to purchase common stock and convertible preferred stock.

For periods in which the Company has reported net losses, diluted net loss per common share attributable to common stockholders is the same as basic net loss per common share attributable to common stockholders, because dilutive common shares are not assumed to have been issued if their effect is anti-dilutive.

Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, penalties, and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred and are classified in general and administrative expenses. Gain contingencies are not reflected in the accounts until realized.

Correction of Immaterial Errors and Out-of-period Adjustments

During 2015, the Company identified certain immaterial errors that affected the 2014 financial statements, principally related to the balance sheet classification of the Company’s debt, deferred financing costs, intangible assets, and goodwill. The Company has reflected the correction of these immaterial errors in the Consolidated Balance Sheet as of December 31, 2014, along with the corresponding corrections to the Consolidated Statement of Operations and Statement of Cash Flows for the year ended December 31, 2014. The Consolidated Balance Sheet at December 31, 2014

IRONPLANET HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies  – (continued)

presented in these financial statements reflects a correction to increase debt by $0.2 million, increase intangible assets by $0.5 million, and decrease goodwill by $0.5 million. The Consolidated Statement of Operations for the year ended December 31, 2014 presented in these financial statements reflects a correction to increase net loss by $0.2 million. The Consolidated Statement of Cash Flows for the year ended December 31, 2014 presented in these financial statements reflects a correction to increase net cash provided by operating activities by $0.6 million with a corresponding decrease to net cash provided by financing activities.

During the fourth quarter of 2015, the Company recorded out-of-period adjustments to increase the fair value of the amortizable intangible assets acquired from Kruse Energy & Equipment Auctioneers, LLC (“Kruse Energy”) relating to a correction of valuation assumptions. The correction of this error resulted in a reclassification of $1.6 million from goodwill to amortizable intangible assets and an increase in amortization expense of $280,000 in the fourth quarter of 2015. The impact of the adjustment is not considered material to any prior or current period consolidated financial statements. As a result, the Company has not restated any prior period amounts.

Recently Issued Accounting Standards

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers. Areas of revenue recognition that will be affected include, but are not limited to, transfer of control, variable consideration, allocation of transfer pricing, licenses, time value of money, contract costs and disclosures. In August 2015, the FASB issued ASU No. 2015-14, Revenue from Contracts with Customers: Deferral of Effective Date, which defers the effective date of ASU 2014-09 by one year and allows early adoption as of the original effective date of fiscal years and interim reporting periods beginning after December 15, 2016, at which time companies may adopt the new standard update under the full retrospective method or the modified retrospective method. The deferral results in the new revenue standard will become effective for the Company for fiscal years and interim reporting periods beginning after December 15, 2017. The Company is currently evaluating the impact that the adoption of ASU 2014-09 will have on its consolidated financial statements and related disclosures.

In August 2014, the FASB issued ASU No. 2014-15, Presentation of Financial Statements — Going Concern, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. The new standard provides guidance around management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and to provide related financial statement note disclosures. The new standard is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2016. Early adoption is permitted. The adoption of this standard is not expected to have a material impact on the Company’s consolidated financial statements and related disclosures.

In April 2015, the FASB issued ASU No. 2015-03, Interest-Imputation of Interest, Simplifying the Presentation of Debt Issuance Costs, which requires that the debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. This ASU is effective retrospectively for fiscal years and interim periods within those years beginning after December 15, 2015. Early adoption is permitted, and the Company elected to early adopt this ASU retrospectively, effective January 1, 2014. As a result of this early adoption, approximately $0.6 million of unamortized debt issuance costs as of December 31, 2014 were reclassified from prepaid expenses and other current assets and deposits and other assets to the carrying value of the underlying debt.

In July 2015, the FASB issued ASU No. 2015-11, Simplifying the Measurement of Inventory, which requires an entity to measure in scope inventory at the lower of cost and net realizable value. Net realizable value is the estimated selling price in the ordinary course of business, less reasonably predictable costs of completion, disposal and transportation. This ASU is effective for fiscal years and

IRONPLANET HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies  – (continued)

interim periods within those years beginning after December 15, 2016. The Company does not expect the adoption of this ASU to have a material impact on its consolidated financial statements and related disclosures.

In September 2015, the FASB issued ASU No. 2015-16, Business Combinations (Topic 805): Simplifying the Accounting for Measurement-Period Adjustments. Under ASU No. 2015-16, an acquirer must recognize adjustments to provisional amounts in business combinations that are identified during the measurement period in the reporting period in which the adjustment amounts are determined, including the cumulative effect of the change in provisional amount as if the accounting had been completed at the acquisition date. The adjustments related to previous reporting periods must be disclosed by income statement line item either on the face of the income statement or in the notes. Early adoption is permitted, and the Company elected to early adopt this ASU, effective January 1, 2015. As a result of this early adoption, in connection with the Associated Auction Services, LLC (“Cat Auction Services”) acquisition completed on April 1, 2015, in the fourth quarter of 2015, the Company recorded a decrease to its deferred tax liability, which had been recorded as of the business combination acquisition date, of approximately $1.4 million and a corresponding decrease of $1.4 million to goodwill as a result of new income tax related information obtained. In addition, the Company recorded $1.4 million of income tax expense in the Consolidated Statement of Operations during the fourth quarter of 2015 to adjust the income tax benefit recognized during the second quarter of 2015 related to the Company’s corresponding release of its valuation allowance.

In November 2015, FASB issued ASU 2015-17, Balance Sheet Classification of Deferred Taxes, which is intended to simplify and improve how deferred taxes are classified on the balance sheet. The guidance in this ASU eliminates the current requirement to present deferred tax assets and liabilities as current and noncurrent in a classified balance sheet and now requires entities to classify all deferred tax assets and liabilities as noncurrent. The guidance is effective for annual periods beginning after December 15, 2016 and for interim periods within those annual periods. Early adoption is permitted, and the Company has elected to early adopt this ASU retrospectively, effective January 1, 2014. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements and related disclosures.

In February 2016, the FASB issued ASU 2016-02, Leases, which establishes a comprehensive new lease accounting model. The new standard: (a) clarifies the definition of a lease; (b) requires a dual approach to lease classification similar to current lease classifications; and, (c) causes lessees to recognize leases on the balance sheet as a lease liability with a corresponding right-of-use asset for leases with a lease term of more than twelve months. This ASU is effective for fiscal years and interim periods within those years beginning after December 15, 2018. The Company is currently evaluating the impact that the adoption of ASU 2016-02 will have on its consolidated financial statements and related disclosures.

In March 2016, the FASB issued ASU 2016-09, Compensation-Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting, which is intended to simplify several aspects of the accounting for employee share-based payment transactions, including the income tax consequences, the determination of forfeiture rates, classification of awards as either equity or liabilities, and classification on the statement of cash flows. This ASU is effective for fiscal years and interim periods within those years beginning after December 15, 2016 and early adoption is permitted. The Company is currently evaluating the impact that the adoption of ASU 2016-09 will have on its consolidated financial statements and related disclosures.

IRONPLANET HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. Business Combinations

Kruse Energy Acquisition

On October 31, 2014, the Company acquired 100% of the voting member units of Kruse Energy, a full-service auction business, specializing in oilfield equipment auctions, for $38.0 million in cash. This acquisition was consummated to expand the breadth of the types of assets sold and purchased in the Company’s marketplace.

In the fourth quarter of 2015, the Company recorded out-of-period adjustments for the effect of the increase in fair value of the acquired intangible assets related to a correction of valuation assumptions. The correction of this error resulted in an increase of $833,000 to the trade name, an increase of $755,000 to the customer relationships and an increase of $52,000 to the non-compete agreement intangible assets with a corresponding decrease of $1.6 million to goodwill. In addition, the Company recorded an increase of $280,000 in amortization expense during the fourth quarter of 2015 related to the increase in identifiable intangible assets acquired.

The following table summarizes the allocation of the consideration paid for Kruse Energy to the adjusted fair value of the net tangible and identifiable intangible assets acquired and recognized at the acquisition date (in thousands):

	Fair Value		Useful life
Tangible assets:
Customer advances	$442
Prepaid assets	106
Property and equipment	433
Total tangible assets		$981
Intangible assets:
Trade name	2,190		7 years
Customer relationships	12,780		7 years
Non-compete agreements	550		4 years
Total intangible assets		15,520
Goodwill		21,547
Total purchase consideration		$38,048

The fair value of the trade name was valued using the relief from royalty method, which is a variant of the income approach. This method is based on the assumption that the Company would be required to pay royalty payments to the owner of the trade name if the Company did not otherwise have the right to use the subject asset.

The fair value of customer relationships was determined based a variation of the income approach known as the multi-period excess earnings method and was based on determination of the length, strength and contractual nature of the relationships that Kruse Energy had with its customers.

Certain Kruse Energy employees are subject to non-compete agreements. The fair value of the non-compete agreements was based on a cash flow differential method of the income approach, which measured the difference between cash flows generated with the non-compete agreements in place assuming the lack of competition as compared to the cash flows without the agreements and assumed competition.

The valuation models were based on estimates of future operating projections of the acquired business as well as judgments on the discount rates used and other variables. The Company determined the forecasts based on a number of factors including its best estimate of near-term net

IRONPLANET HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. Business Combinations – (continued)

sales expectations and long-term projections, which include review of internal and independent market analyses. The discount rate used was representative of the weighted average cost of capital.

The residual amount of $21.5 million was assigned to goodwill. Goodwill reflects the value of acquired workforce and expected synergies from oilfield equipment auctions with the Company’s offerings. As of December 31, 2014, $2.5 million of the Company’s cash consideration was yet to be remitted to the sellers of Kruse Energy and is included in accrued liabilities on the Company’s Consolidated Balance Sheets. The funds were held by the Company in unrestricted cash for the purposes of indemnifiable claims, if any, for a period of one year. Indemnifiable claims included any loss that was the result of any action claim, suit, proceeding, arbitration, order, or governmental investigation. The full amount of $2.5 million was paid by the Company to the sellers of Kruse Energy in November 2015.

The acquisition of the Kruse Energy limited liability company membership interests by a single acquirer is treated as an asset acquisition for U.S. income tax reporting purposes. As such, the entire amount of reported goodwill of $21.5 million is deductible for U.S. income tax purposes, beginning with the payment date of the consideration to the sellers.

Cat Auction Services Acquisition

On April 1, 2015, the Company acquired Cat Auction Services, which was owned by Caterpillar Inc. and certain independent Cat dealers, for total consideration of $49.2 million. The transaction was accounted for using the purchase method of accounting, and the purchase consideration included the issuance of 16,206,581 shares of the Company’s Series E convertible preferred stock valued at $48.6 million along with $0.6 million of cash. The acquisition was consummated to increase the Company’s position as a leading comprehensive integrated platform for managing used equipment acquisitions and dispositions.

In the fourth quarter of 2015, the Company finalized the purchase accounting for the acquisition. The Company recorded a decrease to its deferred tax liability, which had been recorded as of the business combination acquisition date, of approximately $1.4 million and a corresponding decrease of $1.4 million to goodwill as a result of new income tax related information obtained.

The following table summarizes the allocation of the consideration paid for Cat Auction Services to the fair value of the net tangible and identifiable intangible assets acquired and recognized at the acquisition date (in thousands):

	Fair Value		Useful life
Tangible net assets and liabilities:
Cash	$8,497
Accounts receivable	2,944
Other current assets	305
Property and equipment	230
Accounts payable	(1,051)
Marketplace payables	(10,385)
Accrued liabilities	(580)
Deferred tax liability	(6,597)
Total net liabilities		$(6,637)
Intangible assets:
Existing technology	1,672		1 year
Customer relationships	17,760		8 years

IRONPLANET HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. Business Combinations – (continued)

	Fair Value		Useful life
Trade name	2,460		8 years
Non-compete agreements	1,020		5 years
Total intangible assets		22,912
Goodwill		32,961
Total purchase consideration		$49,236

The fair value attributable to the existing technology of Cat Auction Services’ website was determined using the cost approach, which estimates the costs involved in re-creating the existing site.

The fair value attributable to customer relationships was based on the value attributable to Cat Auction Services’ existing customer relationships, including its dealer network, the relationship to Caterpillar Inc., and its established network of sellers and buyers. The Company valued this customer relationship information using a variation of the income approach known as the multi-period excess earnings method.

The fair value attributable to the agreement to use the Cat Auction Services’ trade name, and the “Caterpillar” and “CAT” marks, was determined using the relief from royalty method, which is a variant of the income approach. This method is based on the assumption that the Company would be required to pay royalty payments to the owner of the trade name if the Company did not otherwise have the right to use the subject asset.

Certain Cat Auction Services employees were subject to non-compete agreements. The fair value of the non-compete agreements was based on a cash flow differential method of the income approach, which measured the difference between cash flows generated with the non-compete agreements in place assuming the lack of competition as compared to the cash flows without the agreements and assumed competition.

The valuation models were based on estimates of future operating projections of the acquired business as well as judgments on the discount rates used and other variables. The Company determined the forecasts based on a number of factors including its best estimate of near-term net sales expectations and long-term projections, which include review of internal and independent market analyses. The discount rate used was representative of the weighted-average cost of capital.

The residual amount of $33.0 million was assigned to goodwill. Goodwill reflects the value of the expected synergies of the Cat Auction Services operations with the Company’s marketplace.

The acquisition of Cat Auction Services was completed in a tax-free transaction for U.S. income tax purposes. Accordingly, the amount of goodwill and other acquired identifiable intangible assets above any historical tax basis is not amortizable for U.S. income tax purposes.

In connection with the Cat Auction Services acquisition, the Company entered into several agreements with Caterpillar Inc., and certain independent Cat dealers. The acquisition agreement with Cat Auction Services contained incentive-based elements and standard contracting terms that were made available to Caterpillar Inc. and its operating subsidiaries and current and future Cat dealers worldwide. These elements include: (1) an opportunity to earn Company common stock through selling equipment, measured in gross merchandise volume (GMV), in the Company’s marketplace (the “Earnout”); (2) a Series E convertible preferred stock purchase program; (3) and negotiated master contract terms for marketplace sales by these parties.

Earnout

The acquisition agreement contains a provision whereby the Earnout is payable to Caterpillar Inc. together with its operating subsidiaries, (“Caterpillar”), and certain independent Cat dealers, through

IRONPLANET HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. Business Combinations – (continued)

their respective representatives, in exchange for specified levels of GMV sold in the Company’s marketplace. Specifically, for each $1.0 million of GMV generated in the Company’s marketplace that is attributable to these parties in a single Earnout period (prorated for amounts less than $1.0 million), a number of shares of the Company’s common stock, as determined by a formula based on the period-ending level of common stock equivalents and certain awards outstanding, will be issued to them. The applicable Earnout periods include GMV from Caterpillar and certain independent Cat dealers from: (1) February 1, 2015 through December 31, 2015, (2) January 1, 2016 through June 30, 2016, and (3) July 1, 2016 through December 31, 2016. The shares earned in a given Earnout period are issued following the close of such Earnout period. There are maximum amounts that can be earned in a single period, and any shortfall on earned shares from the maximum can roll over and increase the maximum in subsequent periods. In the event of the completion of an IPO or acquisition of the Company, if at least 50% of the applicable maximum amount had been earned in a prior period as of the time of the IPO or acquisition of the Company, the remaining maximum amount of such prior period and any other prior period in which 50% of the maximum amount had been earned plus the maximum amount of the current period and any subsequent period become payable in full.

The Earnout is not earned solely by former owners of Cat Auction Services, but may also be earned by a broader group of certain independent Cat dealers. Accordingly, the Earnout has not been accounted for as an element of contingent consideration to be paid for the purchase of Cat Auction Services. The Company accounts for the Earnout as equity consideration provided by a vendor to a customer as incentive to use the Company’s marketplace. The Company has reduced its revenue for the fair value of the equity instruments earned in each reporting period, which is included in customer equity incentives in the Consolidated Statement of Operations. The initial measurement date for the fair value of the stock earned is the date at which the eligible item is sold in the marketplace event and revenue is recognized related to the GMV provided. This amount is based on estimates that include the fair value of the Company’s shares and an estimate of the equity base at the end of the applicable Earnout period that would apply to determine the number of shares earned per $1.0 million of GMV.

For the first Earnout period, which ended on December 31, 2015, 2,741,258 shares of the Company’s common stock were earned by Caterpillar and certain independent Cat dealers. Prior to the end of the applicable earnout period, the value of the shares earned but not yet issued are shown on the Consolidated Balance Sheets as customer equity incentives payable within current liabilities. As discussed in Note 2 — “Summary of Significant Accounting Policies — Fair Value of Financial Instruments,” the customer equity incentives payable is carried at its fair value and changes in the fair value during the Earnout period, if any, are included in customer equity incentives in the Consolidated Statement of Operations. At the end of the applicable Earnout period, the value of the shares earned is fixed, and the value of shares earned but not yet issued is shown as unissued customer equity incentive shares within stockholders’ deficit on the Consolidated Balance Sheets.

IRONPLANET HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. Business Combinations – (continued)

The following table presents the activity for the customer equity incentives payable as of December 31, 2015 (in thousands):

Balance as of December 31, 2014	$—
Customer equity incentives payable earned included in customer equity incentives	7,270
Revaluation of customer equity incentives payable included in customer equity incentives	2,048
Reclassification to unissued customer equity incentive shares	(9,318)
Balance as of December 31, 2015	$—

Stock purchase program

The Cat Auction Services acquisition agreement provided that Caterpillar and eligible independent Cat dealers could purchase shares of Series E convertible preferred stock of the Company following the closing of the Cat Auction Services acquisition agreement. Independent Cat dealers are eligible to purchase up to 10,000,000 shares of Series E convertible preferred stock of the Company at a discount to the then current fair market value from April 1, 2015 through April 1, 2016. Caterpillar and independent Cat dealers are also eligible to purchase up to an additional 10,000,000 shares of Series E convertible preferred stock of the Company at the then-current fair market value from April 1, 2015 through October 1, 2016. This purchase right terminates the earlier of the specified date or upon the public filing of a registration statement in conjunction with an IPO. From April 1, 2015 through December 31, 2015, 5,215,800 shares of Series E convertible preferred stock were purchased under this program, resulting in $13.2 million of proceeds to the Company. The associated discount on those shares totaled $3.4 million for the year ended December 31, 2015. The Company accounts for the value of the discount as equity consideration provided by a vendor to a customer, which is included in customer equity incentives in the Consolidated Statement of Operations. The measurement of the discount is based on the fair value of the shares compared to the purchase price at the time the shares were issued.

Standard contract terms

The Cat Auction Services acquisition agreement provided negotiated master contractual terms for independent Cat dealers who invested through the stock purchase program or who were former owners of Cat Auction Services or stockholders of IronPlanet, Inc. These terms include a fixed straight commission and listing fee rates in addition to the provision of certain marketplace data.

Pro Forma Information

The following unaudited pro forma financial information presents the combined results of operations for the Company and the acquisitions of Kruse Energy and Cat Auction Services as if the acquisitions had occurred at the beginning of the earliest period presented and includes pro forma adjustments related to the amortization of acquired intangible assets, income tax, and direct and incremental transaction costs. The unaudited pro forma financial information combines the historical results of the Company for the year ended December 31, 2014 and the historical results of Kruse Energy and Cat Auction Services. The unaudited pro forma financial information combines the historical results of the Company for the year ended December 31, 2015 and the historical results of Cat Auction Services. The unaudited pro forma financial information has been prepared for comparative purposes only and is not necessarily indicative of the actual operating results that would have been recorded had the acquisitions actually taken place on January 1, 2014, or of future consolidated operating results. Additionally, the unaudited pro forma financial results do not include any anticipated synergies or

IRONPLANET HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. Business Combinations – (continued)

other expected benefits from the acquisitions. The Company’s unaudited pro forma financial information is as follows (in thousands except per share data):

	Year Ended December 31,
	2014	2015
	(unaudited)
Total revenue	$99,049	$92,511
Net loss	$5,096	$(20,766)
Net income (loss) per common share:
Basic	$0.01	$(1.68)
Diluted	$0.01	$(1.68)

4. Geographic Information

The Company’s geographic information as determined by the revenue and location was as follows (in thousands):

	Year Ended December 31,
	2014	2015
Gross revenue
United States	$59,312	$96,530
All other	6,074	6,893
Total gross revenue	$65,386	$103,423
Customer equity incentives
United States	$—	$11,597
All other	—	1,155
Total customer equity incentives	$—	$12,752
Total revenue
United States	$59,312	$84,933
All other	6,074	5,738
Total revenue	$65,386	$90,671

	December 31,
	2014	2015
Long-lived assets
United States	$42,424	$93,550
All other	36	97
Total long-lived assets	$42,460	$93,647

IRONPLANET HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4. Geographic Information – (continued)

Revenue is generally attributed to the legal entity running the marketplace event, which may differ from the individual seller’s or buyer’s location. Long-lived assets include property and equipment, goodwill, and intangible assets.

5. Gross Revenue

Gross revenue consisted of the following (in thousands):

	Year Ended December 31,
	2014	2015
Marketplace revenue	$62,787	$100,210
Services and other revenue	2,599	3,213
Gross revenue	$65,386	$103,423

Net fee revenue on inventory sales included in marketplace revenue was as follows:

	Year Ended December 31,
	2014	2015
Sale proceeds	$25,492	$104,762
Cost of purchased equipment	23,640	94,022
Net fee revenue	$1,852	$10,740

6. Interest Expense and Other Income, Net

The components of interest expense were as follows (in thousands):

	Year Ended December 31,
	2014	2015
Coupon interest	$1,699	$3,344
Amortization of debt discount	326	1,355
Amortization of debt issuance costs	298	318
Total interest expense	$2,323	$5,017

Other income, net included the following (in thousands):

	Year Ended December 31,
	2014	2015
Warrant revaluation	$345	$(542)
Litigation settlement	—	900
Interest income	6	69
Write-down of cost method investment	—	(336)
Other	(55)	(20)
Other income, net	$296	$71

IRONPLANET HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7. Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consisted of the following (in thousands):

	December 31,
	2014	2015
Value-added tax	$1,207	$1,388
Prepaid expenses	1,348	2,008
Deferred offering costs	—	690
Investment in Mascus	—	1,349
Other	22	—
Total prepaid expenses and other current assets	$2,577	$5,435

Value-added tax (“VAT”) receivables consist of amounts due from local country tax authorities and primarily arise in situations where buyers are exempt from paying VAT. In these situations, the Company first remits VAT to its sellers and subsequently files tax returns to claim refunds for the amounts remitted. Refunds are received as the tax returns and related claims are filed and accepted by the respective local tax authority.

Deferred offering costs consist primarily of legal, printer, accounting fees and other fees related to the Company’s proposed IPO. Upon the consummation of the IPO, these amounts will be offset against the proceeds of the offering and included in stockholders’ deficit. If the offering is terminated, the deferred offering costs will be immediately expensed.

The Company’s cost method investment includes a minority interest in Mascus International Holding B.V. (“Mascus”). In 2015, Mascus’ other shareholders began negotiations for the sale of Mascus, which was subsequently completed in the first quarter of 2016. The Company reclassified its cost method investment in Mascus from deposits and other assets to prepaid expenses and other current assets in anticipation of its sale after December 31, 2015 and reduced its carrying value to the expected net realizable value. As the Company’s portion of the sale proceeds, which is considered to be the fair value of the investment, for Mascus was less than carrying value of the investment, the Company recorded an impairment charge of approximately €307,900 ($336,000) during the year ended December 31, 2015.

8. Property and Equipment, Net

Property and equipment, which includes software developed for internal use, consisted of the following (in thousands):

	December 31,
	2014	2015
Website application and infrastructure cost	$4,994	$6,422
Computer equipment and software	4,283	4,546
Furniture and fixtures	1,211	1,278
Leasehold improvements	170	153
Vehicles	270	749
Land	371	371
Total property and equipment	11,299	13,519
Accumulated depreciation	(7,230)	(8,169)
Total property and equipment, net	$4,069	$5,350

Depreciation and amortization expense relating to property and equipment was $1.3 million and $2.0 million for the years ended December 31, 2014 and 2015, respectively.

IRONPLANET HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9. Deposits and Other Assets

Deposits and other assets consisted of the following (in thousands):

	December 31,
	2014	2015
Long-term VAT receivable	$3,963	$3,971
Investment in Mascus	1,952	—
Deposits	819	809
Interest rate swap	—	11
Notes receivable	83	59
Total deposits and other assets	$6,817	$4,850

The long-term VAT receivable relates to tax returns and related claims with the tax authorities of Italy. These receivables are considered long-term due to the lengthy process associated with filing and acceptance of the returns prior to refund by the tax authorities of Italy, including providing a bank or insurance guarantee in the amount of the VAT refund plus interest. The Company is working with the authorities of Italy and is in the process of establishing the required guarantees to support outstanding receivables. The Company believes these VAT receivables will be collected; however, the timing of collection is uncertain.

In December 2013, IronPlanet Ltd., a wholly owned Irish subsidiary of the Company, entered into an agreement to purchase a noncontrolling stake in Mascus for €1.5 million in cash. In the fourth quarter of 2015, the Company reclassified this investment to prepaid expenses and other current assets in anticipation of the sale of Mascus, which was completed in the first quarter of 2016.

10. Goodwill and Intangible Assets

The following table provides a summary of the changes in the carrying amount of the Company’s goodwill (in thousands):

Balance at December 31, 2013	$510
Kruse Energy acquisition	23,187
Balance at December 31, 2014	23,697
Kruse Energy out-of-period adjustment	(1,640)
Cat Auction Services acquisition	32,961
Balance at December 31, 2015	$55,018

The following table presents the components of intangible assets, net as of December 31, 2014 (in thousands):

	Cost	Accumulated Amortization	Carrying value
Customer relationships	$12,715	$421	$12,294
Existing technology	640	235	405
Trade name	1,527	92	1,435
Non-compete agreements	658	98	560
Total intangible assets, net	$15,540	$846	$14,694

IRONPLANET HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10. Goodwill and Intangible Assets  – (continued)

The following table presents the components of intangible assets, net as of December 31, 2015 (in thousands):

	Cost	Accumulated Amortization	Carrying value
Customer relationships	$31,230	$4,039	$27,191
Existing technology	2,312	1,617	695
Trade name	4,820	692	4,128
Non-compete agreements	1,730	465	1,265
Total intangible assets, net	$40,092	$6,813	$33,279

As of December 31, 2015, the weighted-average remaining amortization period of the Company’s intangible assets was 4.8 years. Amortization expense was $0.6 million and $6.0 million for the years ended December 31, 2014 and 2015, respectively.

The estimated aggregate amortization expense for each of the five succeeding years and thereafter is as follows (in thousands):

2016	$5,683
2017	5,256
2018	5,098
2019	4,956
2020	4,803
Thereafter	7,483
Total	$33,279

11. Accrued Liabilities

The following table presents the components of accrued liabilities (in thousands):

	December 31,
	2014	2015
Payroll and related	$3,272	$5,147
Kruse Energy purchase consideration in escrow	2,500	—
Sales and other taxes	1,792	3,009
Convertible preferred stock warrants	1,630	2,172
Accrued professional expenses	410	1,246
Auction guarantees	64	832
Disputes allowance	70	126
All other	1,159	3,242
Total accrued liabilities	$10,897	$15,774

12. Debt

Prior Facilities

On September 23, 2013, the Company entered into a loan and security agreement with Ares Capital Corporation which provided the Company with a term loan (the “2013 Term Loan”) in the amount of up to $10.0 million at an interest rate of 9.25% per annum and a revolving loan in the amount of up to $5.0 million at 8.00% per annum.

IRONPLANET HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12. Debt – (continued)

In connection with the acquisition of Kruse Energy and upon entering into a new loan and security agreement, the Company repaid the then $7.5 million of debt outstanding on the 2013 Term Loan and $5.0 million of borrowings under the revolving credit facility, incurring a loss on the early extinguishment of debt in the amount of $0.7 million, which includes the write-off of the unamortized portion of debt issuance cost as well as a prepayment fee of $0.2 million.

On October 31, 2014, the Company entered into a loan and security agreement with Hercules Technology Growth Capital, Inc. which provided the Company with a term loan (the “2014 Term Loan”) in the amount of up to $37.5 million at a floating interest rate equal to the greater of (1) the prime rate as reported in the Wall Street Journal plus 6.2% and (2) 9.45% per annum. The maturity date of the term loan was November 1, 2017. The 2014 Term Loan also required an end of term fee. The end of term fee was originally $3.7 million but was reduced to $3.5 million when the Company successfully completed raising equity in 2014. The end of term fee was recognized as a discount to the full amount to be repaid and amortized over the life of the loan using the effective interest rate method.

In connection with the 2014 Term Loan, the Company issued freestanding warrants to the lender to purchase 1,155,822 shares of Series D convertible preferred stock at $4.00 a share. Proceeds from the debt issuance were first allocated to the warrants based on their then fair value of approximately $1.4 million and then the residual amount was allocated to the debt. The allocation of proceeds to the warrant also created a discount in the associated debt, which was recognized using the effective interest rate method over the life of the debt. The Company incurred debt issuance costs of approximately $0.6 million, which were also recognized using the effective interest rate method. The weighted-average interest rate of debt outstanding as of December 31, 2014 was 16.6%, on an annual monthly equivalent basis, including the effect of amortization of discounts and debt issuance costs.

The 2014 Term Loan contained certain customary representations and warranties, covenants, and events of default, including a prohibition on dividends with respect to the convertible preferred stock. Financial covenants included minimum forecasted EBITDA, minimum forecasted revenue, capital expenditure limitations, seller advances and notes receivable limitations, minimum operating cash levels, indebtedness limitations, and the preparation of associated compliance certificates. Borrowings under the 2014 Term Loan were secured by receivables, equipment, fixtures, general intangibles, inventory, investment property, deposit accounts, cash, and goods. The 2014 Term Loan also allowed for prepayment of the loan and security agreement, subject to a prepayment fee.

The Company also entered into automobile loans during 2014 and 2015. The terms of the agreements range between three to five years.

The components of carrying value of debt under the prior facilities and other debt as December 31, 2014 were as follows (in thousands):

	Current portion	Long-term debt	Total
Debt, including end of term fee	$2,727	$38,317	$41,044
Other	—	64	64
Less:
Discount attributable to warrants and end of term fee	86	4,520	4,606
Unamortized debt issuance costs	23	565	588
Net carrying value of debt	$2,618	$33,296	$35,914

IRONPLANET HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12. Debt – (continued)

2015 Facility

On September 16, 2015 the Company repaid the 2014 Term Loan with the proceeds of a new credit facility (the “2015 Credit Facility”). The Company recorded a loss of $4.8 million on the early extinguishment of the 2014 Term Loan, which included the write-off of the unamortized debt discount and issuance costs, as well as a prepayment fee of $1.1 million.

The 2015 Credit Facility is a bank syndicated senior secured credit facility with SunTrust Bank as administrative agent for itself and the other lenders consisting of a $15.0 million revolving credit facility and a $40.0 million term loan (the “2015 Term Loan”). This new facility reduces the Company’s borrowing costs and extends the maturity of its principal bank credit facility to September 16, 2020. The debt is recorded net of deferred debt issuance costs of approximately $1.5 million, which are being amortized using the effective interest rate method. As of December 31, 2015, there were $39.5 million of term loans outstanding and no borrowings under the revolving credit facility. The weighted-average interest rate of debt outstanding as of December 31, 2015 was 5.80%, on a quarterly annual equivalent basis, including the effect of amortization of deferred debt issuance costs.

The components of the carrying value of debt as of December 31, 2015 are as follows (in thousands):

	Current portion	Long-term debt	Total
2015 Credit Facility	$2,500	$37,000	$39,500
Other	93	136	229
Less: unamortized debt issuance costs	20	1,358	1,378
Net carrying value of debt	$2,573	$35,778	$38,351

The 2015 Credit Facility is secured by domestic receivables, domestic inventories, certain domestic equipment, general intangibles, 100% of the stock in domestic subsidiaries, and 65% of the stock of certain foreign subsidiaries and other assets. Borrowings under the 2015 Credit Facility bear interest at an index based on LIBOR or, at the option of the Company, the base rate (the “Base Rate”) which is generally the agent’s prime interest rate plus an incremental borrowing spread. The incremental borrowing spread is determined by the Company’s leverage ratio and ranges from 3.5% to 4.0% for LIBOR-based loans and 2.5% to 3.0% for Base Rate loans. The Company is also charged a commitment fee on its undrawn revolver that is dependent on its leverage ratio, ranging from 0.375% to 0.500% on the undrawn amount. The borrowing spread over LIBOR was set at 4.0% and the commitment fee at 0.50% as of December 31, 2015.

The 2015 Credit Facility contains customary covenants restricting the Company’s activities, including limitations on the Company’s ability to sell assets, engage in mergers and acquisitions, enter into operating leases or capital leases, enter into transactions involving related parties, obtain derivatives or letters of credit, incur indebtedness or grant liens or negative pledges on its assets, make loans or make other investments. Under these covenants, the Company is prohibited from paying dividends with respect to its capital stock.

The 2015 Credit Facility also contains financial covenants that the Company must satisfy on an ongoing basis, including maximum leverage ratios and minimum coverage ratios. The permitted maximum leverage ratio declines over time and is 3.75 as of December 31, 2015, declining to 2.50 as of December 31, 2017. The fixed charge coverage ratio is set at 1.25 over the life of the facility. The facility may be prepaid in whole or in part without penalty. The Company was in compliance with all covenants as of December 31, 2015.

IRONPLANET HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12. Debt – (continued)

The 2015 Term Loan amortizes in equal quarterly installments based on an annual amortization rate of 5.0%, 10.0%, 10.0%, 12.5%, and 15.0% beginning in 2015, with the balance payable on the maturity date thereof. In addition, borrowing under the 2015 Term Loan is required to be repaid with certain mandatory cash flows. These additional payments from mandatory cash flows include excess cash flows, as defined and subject to certain exclusions, beginning in fiscal 2016, as well as net cash proceeds from all non-ordinary course asset sales or other dispositions of property, subject to exceptions for reinvestment.

The table below shows the scheduled amortization of the 2015 Term Loan (in thousands):

2016	$2,500
2017	4,000
2018	4,250
2019	5,250
2020	23,500
Total	$39,500

13. Interest Rate Swap

The Company entered into an interest rate swap in November 2015 to manage interest rate risk exposure on its floating rate debt. The interest rate swap agreement utilized by the Company effectively modifies a portion of the Company’s exposure to interest rate risk by converting the Company’s floating-rate debt exposure to a fixed-rate basis, thus reducing the impact of interest-rate changes on future interest expense and cash flows. The effective date of the swap is December 31, 2015 with a termination date of September 30, 2018. The initial notional principal on the swap is $19.75 million, which is half of the then outstanding principal on the 2015 Term Loan. The swap amortizes by $250,000 for each of the first three quarters and by $0.5 million thereafter. The Company will pay a fixed rate of 1.277% on the notional amount, calculated on an actual/360 day count basis, on the last day of every quarter commencing March 31, 2016 up to and including September 30, 2018, in exchange for receiving an interest rate equal to the 3-month-LIBOR for the same period. Amounts will be settled on a net basis.

As of December 31, 2015, the fair value of the swap was $11,000, which is included in prepaid expenses and other current assets and is expected to be reclassified into earnings over the next twelve-month period.

IRONPLANET HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14. Income Taxes

The following table presents the components of income (loss) before taxes (in thousands):

	December 31,
	2014	2015
Domestic	$1,249	$(16,180)
Foreign	(2,946)	(3,459)
	$(1,697)	$(19,639)

The components of the income tax provision (benefit) were as follows for the period presented (in thousands):

	December 31,
	2014	2015
Current:
Federal	$41	$14
State	42	76
Foreign	(1)	—
	82	90
Deferred:
Federal	—	(6,168)
State	—	(192)
Foreign	—	—
	—	(6,360)
Total income tax provision (benefit)	$82	$(6,270)

The income tax provision (benefit) differs from the amount of income taxes determined by applying the U.S. statutory federal income tax rate as follows (in thousands):

	December 31,
	2014	2015
Tax benefit at federal statutory rate	$(594)	$(6,874)
State tax, net of federal benefit	42	(231)
State rate and apportionment change	(296)	—
Non-deductible stock-based compensation	587	420
Non-deductible meals and entertainment	210	326
Other permanent differences	40	328
Foreign losses	870	616
NOL expiration	130	97
Change in valuation allowance	(769)	(1,155)
True-up adjustments	(138)	203
Income tax provision	$82	$(6,270)

IRONPLANET HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14. Income Taxes – (continued)

The deferred tax assets and liabilities were as follows (in thousands):

	December 31,
	2014	2015
Deferred tax assets:
Net operating loss carryforwards	$8,113	$11,005
Tax credit carryforwards	1,389	1,403
Accruals and reserves	1,375	1,539
Stock compensation expense	1,058	1,314
Intangible assets	200	—
Foreign net operating loss carryforwards	3,290	3,516
Total gross deferred tax assets	15,425	18,777
Valuation allowance	(14,729)	(13,138)
Net deferred tax assets	696	5,639
Deferred tax liabilities:
Basis difference in fixed assets	480	283
Basis difference in intangible assets	—	4,798
Basis difference in goodwill	195	775
Deferred tax liabilities	675	5,856
Deferred tax assets (liabilities), long-term	$21	$(217)

Realization of the deferred tax assets is dependent upon future taxable income during the periods in which temporary differences become deductible. A valuation allowance is recognized if, based on the weight of available evidence, both positive and negative, it is more likely than not that some portion, or all, of net deferred tax assets will not be realized. Management considers the history of losses in all country taxing jurisdictions in recent years to be strong negative evidence that deferred tax assets will not be more likely than not to be realized. This evidence is not outweighed by its long-term future projections of income. Management has considered the estimated timing for the reversal of deferred tax liabilities (including the impact of available carryback and carryforward periods), projected future taxable income, and tax planning strategies in making this assessment.

As of December 31, 2014 and 2015, based on the available objective evidence, it was more likely than not that the Company’s domestic and foreign deferred tax assets, with the exception of a state tax carryforward, will not be realized. Accordingly, the Company has provided a valuation allowance against its domestic and foreign deferred tax assets which are not more likely than not to be realized.

In connection with the acquisition of Cat Auction Services, the Company recorded a $6.6 million deferred tax liability, which resulted in an offsetting reduction in the Company’s valuation allowance. In the fourth quarter of 2015, the Company recorded a decrease of $1.4 million to its originally reported deferred tax liability of $8.0 million, which had been recorded as of the business combination acquisition date, and a corresponding decrease of $1.4 million to goodwill as a result of new income tax-related information obtained.

As of December 31, 2014, the Company had sufficient indefinite-lived intangible deferred tax assets related to tax credits to fully offset deferred tax liabilities related to tax amortization of goodwill, which created a lower tax basis in goodwill than the corresponding book basis. As of December 31, 2015 the Company had a deferred tax liability relating to the tax amortization of goodwill that is in excess of deferred tax assets from tax credits. Accordingly, there is a net deferred liability from indefinite-lived intangibles, which is not viewed as a source of future taxable income for purposes of

IRONPLANET HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14. Income Taxes – (continued)

valuation allowance considerations. The Company has recorded deferred tax expense of $0.2 million related to the amortization of indefinite-lived intangibles for the year ended December 31, 2015.

As of December 31, 2015, the Company had U.S. federal net operating loss carryforwards of $31.8 million and California state net operating loss carryforwards of $8.3 million. The U.S. federal and California state net operating loss carryforwards will expire in varying amounts starting in 2023 and 2030 respectively. California net operating losses of $1.7 million incurred in 2005 were subject to a ten year carryforward period applicable to pre-2008 losses and expired during 2015. The net operating loss carryforwards at December 31, 2015 include $2.6 million of excess deductions from the exercise of stock options, the benefit of which will be recorded in additional paid-in-capital when realized. In addition, as of December 31, 2015, the Company had approximately $0.8 million of U.S. federal and $0.5 million of California state research credits available for carryforward on tax returns as filed. $0.6 million of U.S. federal and $0.4 million of California state research credits are included as temporary deferred items within deferred taxes, prior to valuation allowance. The U.S. federal credit carryforwards will begin to expire in 2021. California state tax credit carryforwards have no expiration dates.

As of December 31, 2015, the Company had foreign net operating losses of $25.0 million. Some of the foreign net operating losses will expire starting in 2033. Cash held by the Company’s foreign operations was $9.8 million as of December 31, 2015. The Company’s non-U.S. subsidiaries do not have cumulative earnings and profits that would be subject to U.S. taxation if funds were remitted.

The Company applies guidance for uncertainty in income taxes that requires the application of a more likely than not threshold to the recognition and de-recognition of uncertain tax positions. If the recognition threshold is met, this guidance permits the Company to recognize a tax benefit measured at the largest amount of the tax benefit that, in management’s judgment, is more likely than not to be realized upon settlement.

A reconciliation of the beginning and ending amounts of unrecognized tax benefits (without related interest expense) was as follows (in thousands):

Balance at January 1, 2014	$314
Additions for tax positions for the current year	5
Balance at December 31, 2014	319
Additions for tax positions for the current year	—
Balance at December 31, 2015	$319

Management is not aware of any events that make it reasonably possible that there would be a significant change in the unrecognized tax benefits recorded within the next 12 months subsequent to December 31, 2015. As of December 31, 2015, none of the $0.3 million of unrecognized tax benefit, if recognized, would impact income tax expense and effective tax rate given the valuation allowance position.

As of December 31, 2014 and 2015, unrecognized tax benefits are related to research and development tax credits and are reported as a reduction of gross deferred tax assets. The Company’s policy is to classify interest accrued or penalties related to unrecognized tax benefits as a component of income tax expense. As of December 31, 2014 and 2015, the Company has accrued interest associated with unrecognized tax benefits of $3,683 and $4,456, respectively.

As of December 31, 2015, the Company’s filed U.S. federal returns are open to audit under the statute of limitations by the Internal Revenue Service for the years ending December 31, 2011 through December 31, 2014. The Company’s California state returns are open to audit as of December 31, 2014 under the statute of limitations for the years ending December 31, 2010 through 2014. In addition, all years for which there are unutilized net operating losses and tax credit

IRONPLANET HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14. Income Taxes – (continued)

carryovers are open to audit to the extent of the carryforward amounts. As of December 31, 2015, the Company’s foreign tax returns are open to audit under the statute of limitations for the years ending December 31, 2010 through December 31, 2014.

15. Recapitalization and Reorganization

In April 2015, the Company completed the Reorganization in connection with its acquisition of Cat Auction Services. Each share of each class of IronPlanet, Inc. stock issued and outstanding immediately prior to the Reorganization, as well as outstanding warrants and options, automatically converted into an equivalent corresponding equity security of IronPlanet Holdings, Inc. upon the closing of the Cat Auction Services acquisition, and IronPlanet, Inc.’s stockholders immediately prior to the Reorganization became stockholders of IronPlanet Holdings, Inc. See Note 3 — “Business Combinations,” for further discussion regarding the Cat Auction Services acquisition.

16. Convertible Preferred Stock and Warrants

Convertible Preferred Stock

The Company’s convertible preferred stock at December 31, 2014 consisted of the following (in thousands, except share data):

	Shares Authorized	Shares Issued and Outstanding	Carrying Value	Liquidation Preference
Series A	16,746,220	16,746,220	$7,936	$10,969
Series A-1	5,004,988	5,004,988	3,073	2,503
Series B	12,395,329	12,395,329	37,323	37,186
Series C	1,533,333	900,000	3,946	4,000
Series D	12,571,347	9,434,929	20,572	20,662
Total	48,251,217	44,481,466	$72,850	$75,320

The Company’s convertible preferred stock at December 31, 2015 consisted of the following (in thousands, except share data):

	Shares Authorized	Shares Issued and Outstanding	Carrying Value	Liquidation Preference
Series A	16,746,220	16,746,220	$7,936	$10,969
Series A-1	5,004,988	5,000,900	3,061	2,501
Series B	12,395,329	12,395,329	37,323	37,186
Series C	1,533,333	900,000	3,946	4,000
Series D	10,590,751	9,434,929	20,572	20,662
Series E	40,000,000	21,422,381	65,196	33,402
Total	86,270,621	65,899,759	$138,034	$108,720

On December 31, 2014, the Company issued Series D convertible preferred stock in a private placement, the purchase price for which was held by the Company’s counsel in a trust account for the benefit of the Company. These funds were not released to the Company until January 5, 2015, the first business day of the following year. As a result, these funds were accounted for in amounts receivable from stockholders on the Company’s Consolidated Balance Sheet as of December 31, 2014.

Under the Company’s Certificate of Incorporation, preferred stock is issuable in series, and the Board of Directors is authorized to determine the rights, preferences, and terms of each series.

IRONPLANET HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

16. Convertible Preferred Stock and Warrants – (continued)

Dividends

Series D and Series E preferred stockholders are entitled to noncumulative dividends prior to any dividend on the Series A, Series A-1, Series B, and Series C preferred stock or common stock. The Series D preferred stockholders are entitled to noncumulative dividends of $0.18 per share and the Series E preferred stockholders are entitled to noncumulative dividends of 8% of the original per share purchase price. The Series A, Series B, and Series C preferred stockholders are entitled to noncumulative dividends of $0.05, $0.24 and $0.32 per share, respectively, prior to any dividend on the Series A-1 preferred stock or common stock. Series A-1 preferred stockholders are entitled to receive noncumulative dividends of $0.04 per share. Additionally, each series of preferred stock entitles holders to participate in any dividends paid to common shareholders.

Dividends will be paid only when declared by the Board of Directors out of legally available funds. No dividends were declared during any of the periods presented.

Conversion

Each share of convertible preferred stock is, at the option of the holder, convertible into one share of common stock. The outstanding shares of convertible preferred stock automatically convert into shares of common stock on the closing of an underwritten public offering of common stock under the Securities Act of 1933, as amended, in which the Company receives at least $20.0 million in net proceeds and the offering price per share is at least $6.00, as adjusted for stock splits, dividends, reclassification and the like, or upon written consent of holders of a majority of the convertible preferred stock.

Liquidation Preference

Series D and Series E have preference upon liquidation. Series D preferred stockholders are entitled to receive an amount per share of $2.19 plus any declared but unpaid dividends. Series E preferred stockholders are entitled to receive the original amount paid per share plus any declared and unpaid dividends. As of December 31, 2015, Series E preferred stockholders have a weighted-average liquidation preference of $1.56 per share.

After the distribution to Series D and Series E stockholders, if any assets remain in the Company, Series A, Series B and Series C preferred stockholders are entitled to receive, upon liquidation, an amount per share of $0.655, $3.00, and the amount paid per share, respectively, at an equal rate, plus any declared and unpaid dividends. As of December 31, 2015, Series C preferred stockholders have been paid an average of $4.44 per share.

After the distribution to Series A, Series B, Series C, and Series D preferred stockholders, Series A-1 preferred stockholders are entitled to receive an amount equal to $0.50 per share, plus any declared but unpaid dividends. Thereafter, any remaining assets shall be distributed pro rata to the common stockholders.

Voting

Each holder of Series A, Series B, Series C, Series D, and Series E convertible preferred stock is entitled to the number of votes equal to the number of shares of common stock into which such preferred shares are convertible and have voting rights and powers equal to the voting rights and powers of the common stock. The holders of Series A-1 convertible preferred stock do not have voting rights. So long as at least 500,000 shares of Series D remain outstanding, as adjusted for stock splits, dividends, reclassification and the like, the holders of Series D convertible preferred stock, voting as a separate class, are entitled to elect one member of the Company’s Board of Directors. So long as at least 500,000 shares of Series E remain outstanding, as adjusted for stock splits, dividends, reclassification and the like, the holders of Series E convertible preferred stock,

IRONPLANET HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

16. Convertible Preferred Stock and Warrants – (continued)

voting as a separate class, are entitled to elect two members of the Board of Directors. The remaining board of director members are elected by the holders of the voting preferred (on an as converted basis) and the voting common stock, voting together as a single class. Holders of voting preferred also have certain special protective voting rights.

Warrants

In April 2000, the Company entered into an agreement with a leasing company for computer and office equipment. In connection with this lease arrangement, the Company issued a warrant to purchase 21,887 shares of Series A convertible preferred stock at an exercise price of $1.828 per share. This warrant is exercisable at any time until expiration five years from the effective date of the Company’s initial public offering. These warrants were outstanding as of December 31, 2015.

In August 2008, the Company issued two separate warrants exercisable for Series C convertible preferred stock in connection with the sale of 250,000 shares of Series C convertible preferred stock. Each warrant provides for the issuance of 250,000 shares of Series C convertible preferred stock at an exercise price of $4.00 per share that became exercisable when certain sales-based goals were achieved in January 2009 and January 2010. These warrants expired on December 31, 2015.

In June 2009, the Company also issued two separate warrants exercisable for Series C convertible preferred stock in connection with the sale of 250,000 shares of Series C convertible preferred stock. One warrant provided for the issuance of 100,000 shares of Series C convertible preferred stock, an exercise price of $4.00 per share and an expiration date of June 30, 2014. The other warrant provides for the issuance of 100,000 shares of Series C convertible preferred stock, an exercise price of $4.50 per share and an expiration date of June 30, 2014. Each warrant would become exercisable upon the achievement of certain sales-based goals. A total of 50,000 shares associated with the first warrant and 100,000 shares associated with the second warrant were not exercisable as the investor did not achieve the sales-based goals. The investor achieved certain sales-based goals in January 2010, and the remaining 50,000 of the warrants became exercisable. These remaining 50,000 warrants expired in June 2014.

In connection with a 2013 financing, the Company issued a warrant to purchase 133,333 shares of Series C convertible preferred stock of the Company at a purchase price of $4.50 per share exercisable at any time until the earlier of 1) an IPO and 2) expiration date of September 24, 2023. These warrants were outstanding as of December 31, 2015. Upon the completion of an IPO with an offering price in excess of $4.50, the warrant is automatically net exercised; the warrant will expire unexercised upon the completion of a public offering of $4.50 or less.

In connection with the 2014 Term Loan, the Company issued to the lender warrants to purchase 1,155,822 shares of Series D convertible preferred stock at $4.00 a share. The warrants are exercisable for a period of ten years ending October 31, 2024. These warrants were outstanding as of December 31, 2015.

IRONPLANET HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

16. Convertible Preferred Stock and Warrants – (continued)

A summary of warrant share activity follows:

	Series A	Series C	Series D	Total
Balance at December 31, 2013	21,887	683,333	—	705,220
Warrants issued	—	—	1,155,822	1,155,822
Expirations	—	(50,000)	—	(50,000)
Balance at December 31, 2014	21,887	633,333	1,155,822	1,811,042
Expirations	—	(500,000)	—	(500,000)
Exercises	—	—	—	—
Balance at December 31, 2015	21,887	133,333	1,155,822	1,311,042

The warrant liability is included in accrued liabilities. The change in the value of the warrant liability is summarized below (in thousands):

	Series A	Series C	Series D	Total
Balance at December 31, 2013	$47	$541	$—	$588
Warrants issued	—	—	1,387	1,387
Expirations	—	(42)	—	(42)
Change in fair value	(17)	(286)	—	(303)
Balance at December 31, 2014	30	213	1,387	1,630
Expirations	—	(150)	—	(150)
Change in fair value	15	(16)	693	692
Balance at December 31, 2015	$45	$47	$2,080	$2,172

The Company will continue to adjust the liability for changes in fair value so long as the warrants are outstanding. See Note 2 — “Summary of Significant Accounting Policies — Fair Value of Financial Instruments” for a discussion of the determination of the fair value of the warrants.

17. Common Stock

Holders of the Company’s common stock cannot transfer their shares without the Company’s consent, and the Company has the right of first refusal. These transfer restrictions terminate upon (1) the first sale of common stock of the Company to the general public pursuant to a registration statement filed with and declared effective by the Securities and Exchange Commission, or (2) any transfer or conversion made pursuant to a statutory merger or statutory consolidation of the Company with or into another corporation.

IRONPLANET HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

17. Common Stock – (continued)

At December 31, 2015, the Company had reserved shares of common stock for future issuance as follows:

	December 31,
	2014	2015
Options outstanding under the 1999 Stock Plan	9,237,461	10,392,353
Shares available for future option grants under the 1999 Stock Plan	2,626,938	—
Options outstanding under the 2015 Stock Plan	—	1,535,000
Shares available for future option grants under the 2015 Stock Plan	—	2,205,326
Convertible preferred stock	44,481,466	65,899,759
Convertible preferred stock warrants	1,811,042	1,311,042
Total	58,156,907	81,343,480

18. Stock Option Plans

Pursuant to the Company’s 1999 Stock Incentive Plan (the “1999 Plan”), options and restricted stock may be granted to employees, directors and consultants of the Company. Options granted under the 1999 Plan may either be incentive stock options (“ISOs”) or nonqualified stock options (“NSOs”). The ISOs may be granted at a price per share not less than 100% of the fair market value at the date of the grant. The NSOs may be granted at a price per share not less than 85% of the fair market value at the date of grant. If at any time, the Company grants an option and the optionee directly or by attribution owns stock comprising more than 10% of the total combined voting power of all classes of stock of the Company, the optionee price shall be at least 100% of the fair value at that date. Options and unvested shares of restricted stock awards generally vest and become exercisable over a period of two to four years, with a maximum term of 10 years. The 1999 Plan also allows the Company to award stock purchase rights to employees, officers, directors and consultants. The purchase of shares under the 1999 Plan may be in combination or entirely in the form of cash, a promissory note, or cancellation of indebtedness.

The total number of shares authorized for issuance under the 1999 Plan was 22,228,018 shares at December 31, 2014.

In April 2015, the Board of Directors and stockholders approved the 2015 Equity Incentive plan (the “2015 Stock Plan”), effective April 22, 2015, covering options and restricted stock that may be granted to employees, directors and consultants of the Company. The ISOs and NSOs may be granted at a price per share not less than 100% of the fair market value at the date of the grant. If at any time, the Company grants an option and the optionee directly or by attribution owns stock comprising more than 10% of the total combined voting power of all classes of stock of the Company, the optionee price shall be at least 110% of the fair value at that date. Employee stock options generally vest 25% upon one year of continued service to the Company, with the remainder in monthly increments over three additional years, with a maximum term of 10 years. Options expire no more than 10 years after the date of grant. Any options under the 2015 Stock Plan that expire or otherwise terminate will revert to the 2015 Stock Plan and again become available for issuance. The 2015 Stock Plan also provides for the granting of restricted stock.

The total number of shares that may be issued under the 2015 Stock Plan at December 31, 2015 is equal to (1) 3,500,000 shares plus (2) any shares subject to awards that are outstanding as of April 1, 2015 and granted under the IronPlanet, Inc. 1999 Stock Plan (the “Prior Plan”) that expire or otherwise terminate without having been exercised in full and shares issued, as of April 1, 2015,

IRONPLANET HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

18. Stock Option Plans – (continued)

pursuant to awards granted under the Prior Plan that are forfeited to or repurchased by the Company. As of December 31, 2015, the number of shares granted and available for future grants under the 2015 Stock Plan totaled 3,744,826.

Compensation Awards

Activity under the Company’s stock option plans is set forth below:

	Options Available for Grant	Options Outstanding
		Number of Options	Weighted- Average Exercise Price Per Share	Weighted- Average Remaining Contractual Life (years)	Aggregate Intrinsic Value
					(in thousands)
Balances at December 31, 2013	1,410,690	10,216,663	$1.99	6.0
Options authorized	1,500,000	—	—
Options granted	(1,915,500)	1,915,500	2.53
Options exercised	—	(1,262,954)	0.47		$2,094
Options forfeited	955,702	(955,702)	2.70
Options expired	676,046	(676,046)	0.40
Balances at December 31, 2014	2,626,938	9,237,461	2.35	6.7	$3,124
Options authorized	2,835,236	—	—
Options granted	(3,955,000)	3,955,000	2.20
Options exercised	—	(562,456)	2.28		$307
Options forfeited	523,090	(523,090)	2.56
Options expired	179,562	(179,562)	2.75
Balances at December 31, 2015	2,209,826	11,927,353	2.29	6.8	$13,466
Options exercisable – December 31, 2015		6,764,971	2.26	5.3	$7,921
Options vested and expected to vest – December 31, 2015		10,693,562	2.28	6.6	$12,211

The aggregate intrinsic values of options outstanding, exercisable, vested and expected to vest were calculated as the difference between the exercise price of the options and the estimated fair value of the Company’s common stock, as determined by the Board of Directors, as of December 31, 2014 and 2015.

The options granted in the years ended December 31, 2014, and 2015 had a weighted-average per share grant-date fair value of $0.82 and $0.82, respectively. At December 31, 2015, the unrecognized compensation expense with respect to options granted to employees was $2.9 million and is expected to be recognized over 2.8 years.

The Company granted 110,000 restricted stock awards during the year ended December 31, 2015, with a weighted-average grant date fair value of $1.99 per share, all of which were fully vested on grant date. There were no restricted stock awards granted for any of the other periods presented.

Valuation assumptions

The Company estimated the fair value of employee stock options using the Black-Scholes valuation model. Each of the inputs in the model requires significant judgment. The fair value of employee

IRONPLANET HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

18. Stock Option Plans – (continued)

stock options is being recognized on a straight-line basis over the requisite service period of the awards. The fair value of employee stock options was estimated using the following assumptions:

	Year Ended December 31,
	2014	2015
Expected volatility	30%	40%
Risk-free interest rate	1.78 – 1.90%	1.58 – 1.84%
Expected term (in years)	6	6
Dividend yield	—%	—%

Fair Value of Common Stock:  The fair value of the shares of the Company’s common stock underlying the stock options has historically been determined by the Board of Directors. Because there has been no public market for the Company’s common stock, its Board of Directors has determined the fair value of the Company’s common stock at the time of grant of the option by considering a number of objective and subjective factors, including the Company’s stage of development, sales of the Company’s convertible preferred stock, the Company’s operating and financial performance, equity market conditions affecting comparable public companies, the lack of liquidity of the Company’s capital stock, and the general and industry-specific economic outlooks.

Expected Volatility:  Because the Company is privately held and does not have any trading history for its common stock, the expected volatility was estimated based on the average volatility for comparable publicly traded companies over a period equal to the expected term of the stock option grants. The Company will continue to apply this process until a sufficient amount of historical information regarding the volatility of its own stock price becomes available.

Risk-Free Interest Rate:  The risk-free interest rate is based on the U.S. Treasury zero coupon issues in effect at the time of grant for periods corresponding with the expected term of the option.

Expected Term:  The expected term represents the period that the share-based awards are expected to be outstanding. The Company used the simplified method to determine the expected term, which is calculated as the average of the time to vesting and the contractual life of the options.

Dividend Yield:  The Company has never paid dividends on its common stock and has no plans to pay dividends on its common stock. Therefore, the Company used an expected dividend yield of zero.

19. Stock-Based Compensation Expense

Total stock-based compensation expense recognized was as follows (in thousands):

	Year Ended December 31,
	2014	2015
Cost of revenue	$226	$318
Sales and marketing	502	472
Technology	194	173
General and administrative	849	981
Total stock-based compensation expense	$1,771	$1,944

Stock-based compensation expense recognized during the years ended December 31, 2014 and 2015 for stock-based awards granted to employees was $1.8 million and $1.9 million, respectively.

IRONPLANET HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

20. Net Loss per Common Share

The following table sets forth the computation of the basic and diluted net loss per common share during the years ended December 31, 2014 and 2015 (in thousands, except share and per share data):

	Year Ended December 31,
	2014	2015
Numerator:
Net loss	$(1,779)	$(13,369)
Denominator:
Weighted-average common shares outstanding used to calculate net loss per common share attributable to common stockholders, basic and diluted	10,978,805	12,396,813
Net loss per common share, basic and diluted	$(0.16)	$(1.08)

The following outstanding shares of potentially dilutive securities have been excluded from diluted net loss per common share for the years ended December 31, 2014 and 2015 because their inclusion would be anti-dilutive:

	December 31,
	2014	2015
Convertible preferred stock on an as-converted basis	44,481,466	65,899,759
Options to purchase common stock	9,237,461	11,927,353
Warrants to purchase convertible preferred stock on an as-converted basis	1,811,042	1,311,042
Total	55,529,969	79,138,154

21. Fair value disclosure

The following table represents the Company’s fair value hierarchy for its financial assets and liabilities carried at fair value on a recurring basis as of December 31, 2014:

	Level 1	Level 2	Level 3	Total
Assets:
Restricted cash	$3,665	$—	$—	$3,665
Total assets to be measured at fair value	$3,665	$—	$—	$3,665
Liabilities:
Convertible preferred stock warrant liability	$—	$—	$1,630	$1,630
Total liabilities to be measured at fair value	$—	$—	$1,630	$1,630

As the 2014 Term Loan was subject to variable rate resets, the fair value was estimated to be equal to its carrying value, excluding unamortized debt discounts and issuance costs.

IRONPLANET HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

21. Fair value disclosure – (continued)

The following table represents the Company’s fair value hierarchy for its financial assets and liabilities carried at fair value on a recurring basis as of December 31, 2015 (in thousands):

	Level 1	Level 2	Level 3	Total
Assets:
Restricted cash	$3,040	$—	$—	$3,040
Interest rate swap	—	11	—	11
Total assets to be measured at fair value	$3,040	$11	$—	$3,051
Liabilities:
Convertible preferred stock warrant liability	$—	$—	$2,172	$2,172
Total liabilities to be measured at fair value	$—	$—	$2,172	$2,172

As the 2015 Term Loan is subject to variable rate resets, the fair value was estimated to be equal to its carrying value, excluding unamortized debt issuance costs.

22. Commitments and Contingencies

Cat Auction Services Earnout

For the first Earnout period, which ended on December 31, 2015, 2,741,258 shares of the Company’s common stock were earned by Caterpillar and independent Cat dealers, which represented greater than 50% of the maximum amount for the period. Since more than 50% of the maximum Earnout amount for the first Earnout period was earned, the remaining maximum amount for this period becomes payable in full at the closing of an IPO. An additional 1,387,138 shares would be issued with respect to the first Earnout period in connection with the closing of an IPO.

The maximum number of shares of the Company’s common stock to be issued with respect to the remaining periods are dependent on the timing of an IPO and Company stock option activity under the 2015 Stock Plan. The stock option activity determines the number of common stock equivalents outstanding, which determines the number of shares to be issued under the Earnout; however, if stock options were unchanged from December 31, 2015 levels, a maximum of 8,256,792 shares of the Company’s common stock would be issued related to the Earnout periods ending subsequent to December 31, 2015, including those earned through GMV provided to the Company, assuming an IPO occurs prior to June 30, 2016. See Note 3 — “Business Combinations,” for further discussion.

Leases

Future minimum payments under operating leases at December 31, 2015 having initial terms in excess of one year are as follows (in thousands):

Year ending December 31,
2016	$1,414
2017	1,453
2018	1,467
2019	1,307
2020	677
Total	$6,318

Rent expense was $0.9 million and $1.5 million for the years ended December 31, 2014 and 2015, respectively. Certain leases contain an escalation clause calling for increased rents. When a lease contains an escalation clause, rent expense is recognized on a straight-line basis over the lease term.

IRONPLANET HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

22. Commitments and Contingencies – (continued)

Legal Proceedings

In January 2015, Cat Auction Services, which is now a wholly-owned entity of the Company (see Note 3 — “Business Combinations”), was served with a summons and complaint in the U.S. District Court for the District of Delaware in the matter of International Construction Products LLC v. Caterpillar Inc., et al., D. Del. Case No. 1: 15-cv-00 The lawsuit alleges generally that certain heavy equipment manufacturers have conspired to keep new competitors out of the market and have charged prices above competitive levels. The lawsuit alleges that the Company’s acquisition of Cat Auction Services is harmful to competition in the heavy construction equipment market and seeks injunctive relief in the form of an unwinding of the acquisition. Following the completion of the acquisition in April 2015, Cat Auction Services became the Company’s wholly owned subsidiary and the Company assumed the defense. In October 2015, the court heard motions to dismiss plaintiff’s claims, and on January 21, 2016 the court dismissed all claims against the defendants. In particular, the claims against Cat Auction Services were dismissed with prejudice. On February 4, 2016, the plaintiff filed a Motion for Reconsideration, an Amended Complaint, and a proposed Second Amended Complaint, all in an attempt to revive the allegations that were dismissed. The defendants responded to these new pleadings with a second motion to dismiss and an opposition to reconsideration. As to Cat Auction Services, the response was that reconsideration should be denied because the current allegations are very similar to those previously and correctly dismissed at the Company’s request. There was no further briefing on the reconsideration motion and Cat Auction Services was not mentioned in the plaintiff’s opposition to the second motion to dismiss. The Company considers the lawsuit to be without merit and intends to defend the lawsuit vigorously, if it continues as to Cat Auction Services. Briefing is now complete on the motions, but no timetable has been set for a further hearing or ruling related to the latest filings.

On May 31, 2011, the Company filed suit against Ritchie Bros. Auctioneers (“Ritchie Bros.”) for tortuous interference with contractual relations, tortuous interference with prospective business relations, and defamation, and against a seller for breach of contract related to equipment that was originally to be sold through the Company’s marketplace. In September 2012, the district court denied a motion for summary judgment filed by Ritchie Bros. and the seller, and the case proceeded to trial. In February 2013, a jury awarded a verdict in favor of the Company on all counts after finding that Ritchie Bros. intentionally and improperly interfered with a valid contract between the Company and the seller and in 2014 a final judgment was entered in favor of the Company for $0.9 million in punitive damages against the seller and Ritchie Bros., to be shared jointly and severally, $0.3 million in compensatory damages against the seller, and $47,000 in interest. The punitive damage award was recorded in other income, net and the remainder in general and administrative expenses when the Company received payment in 2015.

In December 2010, the Company made a loan and advance under a listing agreement with a seller to sell certain equipment through the Company’s online marketplace in future auctions. The seller defaulted and in 2012 the Company filed a complaint alleging breach of contract, fraudulent inducement, and conspiracy in connection with the outstanding amounts due to the Company. The Company was successful in its lawsuit; however, the seller filed for Chapter 11 bankruptcy. In March 2014, the Company received $2.1 million from the bankruptcy trustee in partial satisfaction of its claim. This amount is included in general and administrative expenses for the year ended December 31, 2014 as an offset to the previous impairment reserve recorded in 2011.

Guarantee Agreements

At December 31, 2014 and 2015, outstanding guarantees for minimum sale proceeds to sellers under contracts for future marketplace sales totaled $5.5 million and $28.8 million, respectively (undiscounted and before estimated proceeds from the sale in the marketplace). The weighted-average tenor of these

IRONPLANET HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

22. Commitments and Contingencies – (continued)

auctions guarantees were 80 days and 73 days for December 31, 2014 and 2015, respectively. In accordance with the Company’s revenue recognition policy for guarantee arrangements described in Note 2 — “Summary of Significant Accounting Policies — Revenue Recognition and Auction Guarantees,” the Company has evaluated losses on unsold pieces of equipment as of December 31, 2014 and 2015. A loss contingency of $0.1 million and $0.3 million was recorded for the years ended December 31, 2014 and 2015, respectively. The total liability for guarantees was $0.1 million and $0.8 million as of December 31, 2014 and 2015, respectively.

23. 401(k) Plans

The Company has defined-contribution 401(k) plans for full-time employees, which qualify under Section 401(k) of the Internal Revenue Code. Under the terms of the plans, employees may contribute up to 100% of their annual compensation, subject to Internal Revenue Service limitations, of their annual compensation, and the Company can make discretionary employer contributions. Employer contributions to the 401(k) plans of $0.2 million and $0.4 million were made for the years ended December 31, 2014 and 2015, respectively. Effective January 1, 2016, the three legacy 401(k) plans of IronPlanet, Inc., Kruse Energy and Cat Auction Services were combined into one plan.

24. Related-Party Transactions

Transactions with Caterpillar

Caterpillar has an equity ownership in the Company of 15% as of December 31, 2015. A member of the Company’s Board of Directors is an executive with Caterpillar.

Caterpillar is one of the Company’s preferred providers and sellers of equipment in the Company’s marketplace. The Company’s preferred provider agreement with Caterpillar reflects the high volume of business that Caterpillar has conducted with the Company, and is similar to other preferred provider agreements with unrelated parties in that they provide for seller commission rates that are more favorable than the Company’s standard commission rates and the waiver of certain fees for equipment that Caterpillar sells through the Company’s marketplace.

During the years ended December 31, 2014 and 2015, the Company recorded revenue from Caterpillar totaling $0.6 million and $2.0 million, respectively. Amounts owed by Caterpillar for billings of marketplace related services as of December 31, 2014 and 2015 were $11,000 and $0, respectively. There were no amounts owed to Caterpillar as of December 31, 2014 and $0.2 million as of December 31, 2015 related to auction activity. Cost of revenue is not tracked on a per item or on a per customer basis for equipment sold in the Company’s marketplace as these costs are generally consistent across the Company’s customer base. The Company has no reasonable basis for tracking costs separately for such equipment. Accordingly, the Company has not separately disclosed related party cost of revenue in its Consolidated Statements of Operations.

On April 1, 2015, the Company acquired Associated Auction Services, LLC, which was owned by Caterpillar, and certain independent Cat dealers, that operated under the name Cat Auction Services for total consideration of $49.5 million. See Note 3 — “Business Combinations” for further description of the transaction.

Transactions Involving Chief Executive Officer

The Company uses its Chief Executive Officer’s personally owned hunting property for sales and marketing meetings and entertaining customers. The total fees billed to the Company for use of the property during the years ended December 31, 2014 and 2015 were $160,000 and $210,000, respectively. There was no outstanding amount due to the Chief Executive Officer as of December 31, 2014 and $70,000 was outstanding as of December 31, 2015.

IRONPLANET HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

25. Credit Risk and Customer Concentration

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of demand deposit accounts, certificates of deposit, trade accounts receivable and hedging instruments.

The Company provides its services on a credit basis. Accounts receivable are recorded when billed, advanced, or accrued and represent claims against third parties that will be settled in cash. The Company has mitigated credit risk because buyers are generally required to pay for the purchased items in advance of release of such items.

Three customers accounted for 10% or more of accounts receivable as of December 31, 2014. One customer accounted for 10% or more of the accounts receivable as of December 31, 2015. No single customer accounted for 10% or more of revenue for the year ended December 31, 2014. One customer accounted for more than 10% of revenue for the year ended December 31, 2015.

The Company’s customers include Caterpillar and certain independent Cat dealers. These Cat dealers are independently owned and managed organizations; however, as discussed in Note 3 — “Business Combinations,” since April 2015, the Company has current customer incentives in place and standard marketplace contract terms that apply to Caterpillar and certain of those independent Cat dealers who are customers of the Company.

The Company’s cash is deposited in financial institutions. However, deposits may exceed federally insured limits. Accordingly, there may be a risk that the Company will not recover the full principal of its deposits or that liquidity may be diminished.

26. Subsequent Events

Sale of Investment in Mascus International Holding B.V

In December 2013, IronPlanet Ltd., a wholly owned Irish subsidiary of the Company, entered into an agreement to purchase a noncontrolling stake in Mascus for €1.5 million in cash. In the fourth quarter of 2015, the Company reclassified this investment from deposits and other assets to prepaid expenses and other current assets in anticipation of the sale of Mascus, which was completed in the first quarter of 2016, for its carrying value of €1.2 million ($1.3 million).

Issuance of Earnout Shares and Sales of Series E Convertible Preferred Shares

On April 1, 2016, the Company issued 2,741,258 shares of its common stock that were included as unissued customer equity incentive shares in the Consolidated Balance Sheet as of December 31, 2015. In addition, the Company issued 349,644 shares of Series E convertible preferred stock between January 1, 2016 and April 1, 2016, which was the termination date of the discounted share purchase program. Gross proceeds on the issuance was $1.1 million.

Establishment of U.K. Subsidiary

During the first quarter of 2016, the Company established a new United Kingdom subsidiary as part of its international expansion.

IRONPLANET HOLDINGS, INC.

Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Gross revenue (including related party gross revenue of $1,095 and $413 for the three months ended September 30, 2016 and 2015, and $4,506 and $941 for the nine months ended September 30, 2016 and 2015, respectively)	$29,009	$26,004	$100,626	$75,267
Customer equity incentives	(4,068)	(2,276)	(16,541)	(8,349)
Total revenue	24,941	23,728	84,085	66,918
Cost of revenue	11,337	7,727	32,820	23,899
Gross profit	13,604	16,001	51,265	43,019
Operating expenses:
Sales and marketing	11,043	9,116	33,879	27,330
Technology	1,136	858	3,495	2,686
General and administrative	11,447	5,606	24,384	13,952
Amortization of intangible assets	1,314	1,654	4,369	3,887
Total operating expenses	24,940	17,234	66,127	47,855
Loss from operations	(11,336)	(1,233)	(14,862)	(4,836)
Interest expense	(533)	(1,328)	(1,662)	(4,454)
Other income (expense), net	(1,340)	(135)	(3,392)	944
Loss on extinguishment of debt	—	(4,769)	—	(4,769)
Net loss before taxes	(13,209)	(7,465)	(19,916)	(13,115)
Income tax provision (benefit)	144	207	662	(7,772)
Net loss	$(13,353)	$(7,672)	$(20,578)	$(5,343)
Net loss per common share, basic and diluted	$(0.80)	$(0.61)	$(1.38)	$(0.43)
Weighted-average shares used to compute net loss per common share, basic and diluted	16,787,517	12,539,171	14,934,297	12,356,701

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

IRONPLANET HOLDINGS, INC.

Condensed Consolidated Statements of Comprehensive Loss
(Unaudited)
(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net loss	$(13,353)	$(7,672)	$(20,578)	$(5,343)
Other comprehensive income (loss):
Foreign currency translation adjustments, net of tax of $0	(49)	(492)	398	(1,386)
Interest rate swap:
Income (loss) recognized in accumulated other comprehensive income (loss),	79	—	(202)	—
Reclassification of loss to interest expense	32	—	97	—
Interest rate swap, net of tax of $0	111	—	(105)	—
Other comprehensive income (loss)	62	(492)	293	(1,386)
Comprehensive loss	$(13,291)	$(8,164)	$(20,285)	$(6,729)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

IRONPLANET HOLDINGS, INC.

Condensed Consolidated Balance Sheets
(In thousands, except share and per share data)

	September 30, 2016	December 31, 2015
	(unaudited)
Assets
Current assets:
Cash	$81,392	$55,232
Accounts receivable, net of allowance for doubtful accounts	24,824	4,537
Accounts receivable – related parties	200	—
Prepaid expenses and other current assets	5,643	5,435
Seller advances	12,362	20,642
Inventory	4,220	4,124
Restricted cash	16,835	3,047
Total current assets	145,476	93,017
Property and equipment, net	6,314	5,350
Goodwill	55,018	55,018
Intangible assets, net	28,910	33,279
Deposits and other assets	2,862	4,850
Total assets	$238,580	$191,514
Liabilities, Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Accounts payable	$3,094	$1,398
Accrued liabilities	22,170	15,774
Customer deposits	3,661	3,527
Marketplace payables	80,887	50,535
Marketplace payables – related parties	6,165	246
Customer equity incentives payable	3,897	—
Current portion of long-term debt	3,972	2,573
Total current liabilities	123,846	74,053
Deferred tax liability	806	217
Long-term debt	32,920	35,778
Total liabilities	157,572	110,048
Commitments and contingencies
Convertible preferred stock, $0.00001 par value – 86,270,621 shares authorized; 66,908,776 (unaudited) and 65,899,759 shares issued and outstanding at September 30, 2016 and December 31, 2015, respectively; aggregate liquidation preference of $113,536 (unaudited) at September 30, 2016	143,524	138,034
Stockholders’ deficit:
Common stock, $0.00001 par value – 138,729,379 shares authorized; 17,892,385 (unaudited) and 12,523,677 shares issued and outstanding at September 30, 2016 and December 31, 2015, respectively	—	—
Additional paid-in capital	45,937	22,282
Unissued customer equity incentive shares	—	9,318
Accumulated other comprehensive loss	(3,094)	(3,387)
Accumulated deficit	(105,359)	(84,781)
Total stockholders’ deficit	(62,516)	(56,568)
Total liabilities, convertible preferred stock and stockholders’ deficit	$238,580	$191,514

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

IRONPLANET HOLDINGS, INC.

Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Nine Months Ended September 30,
	2016	2015
Cash flows from operating activities
Net loss	$(20,578)	$(5,343)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	6,055	5,311
Stock-based compensation	1,894	1,438
Accretion of debt discounts	—	1,355
Amortization of debt issuance costs	270	225
Loss on disposal of property	13	4
Changes in fair value of convertible preferred stock warrant liability	3,343	(42)
Non-cash loss on early extinguishment of debt	—	672
Customer equity incentives	16,541	8,349
Income from retirement of preferred stock shares in legal settlement	—	(12)
Release of valuation allowance on deferred tax assets	—	(8,045)
Write-off of initial public offering costs	4,373	—
Changes in operating assets and liabilities
Accounts receivable	(20,150)	(21,579)
Accounts receivable – related parties	(200)	(48)
Prepaid expenses and other current assets	(1,482)	(1,209)
Seller advances and note receivable	8,302	346
Inventory	(95)	629
Restricted cash	(13,784)	375
Deposits and other assets	2,068	(75)
Accounts payable	1,677	471
Accrued liabilities	3,017	4,895
Customer deposits	133	101
Marketplace payables	30,270	38,780
Marketplace payables – related parties	5,919	—
Deferred tax	589	167
Net cash provided by operating activities	28,175	26,765
Cash flows from investing activities
Cash acquired in connection with acquisition of Cat Auction Services	—	7,627
Purchases of property and equipment	(2,654)	(2,117)
Proceeds from sale of property and equipment	17	—
Proceeds from sale of cost method investment	1,169	—
Net cash provided by (used in) in investing activities	(1,468)	5,510
Cash flows from financing activities
Proceeds from term loan	—	40,096
Proceeds from issuance of common stock upon exercise of stock options	489	993
Proceeds from issuance of convertible preferred stock, net of issuance costs	4,793	14,635
Payment of debt	(1,729)	(38,107)
Repurchase of common stock	—	(185)
Debt issuance costs paid	—	(1,244)
Payments of initial public offering costs	(4,116)	(60)
Net cash (used in) provided by financing activities	(563)	16,128
Effect of exchange rate changes on cash	16	(1,057)
Net increase in cash	26,160	47,346
Cash, beginning of period	55,232	30,189
Cash, end of period	$81,392	$77,535

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

IRONPLANET HOLDINGS, INC.

Condensed Consolidated Statements of Cash Flows – (continued)
(Unaudited)
(In thousands)

	Nine Months Ended September 30,
	2016	2015
Supplemental disclosure of non-cash investing and financing activities
Purchases of property, plant and equipment in accounts payable and accrued liabilities	$45	$—
Issuance of convertible preferred stock as part of business combination	$—	$48,619
Issuance of common stock as part of employee compensation	$—	$241
Debt issuance costs in accounts payable and accrued liabilities	$—	$242
Deferred initial public offering costs in accounts payable and accrued liabilities	$—	$121
Issuance of convertible preferred stock included as receivable from stockholders	$—	$4,000
Issuance of common stock earned by Cat and certain Caterpillar dealers	$21,272	$—

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

IRONPLANET HOLDINGS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. Description of Business

IronPlanet Holdings, Inc. succeeds IronPlanet, Inc. as the parent reporting company. IronPlanet, Inc. was incorporated in Delaware in January 1999. In April 2015, the stockholders of IronPlanet, Inc. became stockholders of IronPlanet Holdings, Inc. in a reorganization (“the Reorganization”). All references to “the Company” herein refer to IronPlanet, Inc. and its subsidiaries prior to the Reorganization and to IronPlanet Holdings, Inc. and its subsidiaries on or after the date of the Reorganization.

The Company’s principal business is the operation of a marketplace for the selling and buying of used equipment and other durable assets through its brands using online and other marketplace formats. The Company provides related services including physical inspection and valuation services. The Company has a broad global customer base, operating through its subsidiaries primarily in the United States, Canada, and Ireland. The Company’s brands market to sellers and buyers of assets used in industries including construction, transportation, oil and gas, government dispositions, mining, agriculture, materials handling, and forestry.

2. Summary of Significant Accounting Policies

Basis of Presentation

These unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) and applicable rules and regulations of the Securities and Exchange Commission regarding interim financial reporting, and include the accounts of the Company’s wholly-owned subsidiaries. Certain information and note disclosures normally included in the financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations.

The interim condensed consolidated balance sheet as of September 30, 2016, and the condensed consolidated statements of operations, comprehensive loss, and cash flows for the three months and nine months ended September 30, 2016 and 2015 are unaudited. The unaudited condensed consolidated financial statements have been prepared on the same basis as the annual consolidated financial statements and reflect, in the opinion of management, all normal recurring adjustments necessary to present fairly the Company’s consolidated financial position and the consolidated results of operations, comprehensive loss and cash flows for the interim periods presented but are not necessarily indicative of the results of operations to be anticipated for the full year ending December 31, 2016 or any other period. Certain information and note disclosures normally included in the financial statements prepared in accordance with GAAP have been condensed or omitted for interim reporting purposes.

The condensed consolidated balance sheet as of December 31, 2015 included herein was derived from the audited consolidated financial statements as of that date. These interim condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and related notes for the year ended December 31, 2015.

Principles of Consolidation

The accompanying condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated

IRONPLANET HOLDINGS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies  – (continued)

financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. These differences could have a material effect on the Company’s future results of operations and financial position. Significant items subject to estimates and assumptions include revenue and seller guarantees; the allowances for doubtful accounts and collapsed sales; the valuation of seller advances and customer equity incentives; purchase price allocations; inventory valuation; the carrying amounts of goodwill, long-lived assets, including definite-lived intangible assets and cost method investments; useful lives for depreciation and amortization; the valuation of stock options and convertible preferred stock warrants; deferred income taxes; and reserves for tax uncertainties and other contingencies.

Revenue Recognition and Auction Guarantees

The Company typically sells equipment or other assets on consignment from sellers and stimulates buyer interest through sales and marketing techniques in order to match sellers to buyers in its marketplace. Prior to offering an item for sale, the Company may perform, as applicable, required inspections, title and lien searches, and make-ready activities to prepare the item for sale in the marketplace.

Marketplace revenue is primarily driven by seller commissions, fees charged to sellers for listing and inspecting equipment, and buyer transaction fees. The Company also generates revenue from related marketplace services including logistics coordination, storage, private auction hosting, and asset appraisals. Revenue from related services is recognized when the service to be rendered has been completed. Revenue from seller commissions and fees for the sale of an item is recognized when the sale is complete, which is generally at the conclusion of the marketplace transaction between the seller and buyer. This occurs when a buyer has become legally obligated to pay the purchase price and buyer transaction fee for an asset for which the seller is obligated to relinquish the item for the sales price less seller commissions and listing fees. At this time, the Company has substantially performed what it must do to be entitled to the benefits represented by its commissions and fees. Following the sale of the item, the Company invoices the buyer for the purchase price of the asset, taxes, and the buyer transaction fee; collects payment from the buyer; and remits the proceeds, net of the seller commissions, listing fees, and taxes, to the seller. The Company notifies the seller when the buyer payment has been received in order to clear release of the equipment or other asset to the seller. These remaining service obligations are not viewed to be an essential part of the services provided by the Company. Sales taxes collected from buyers and remitted to governmental authorities are excluded from revenue in the Condensed Consolidated Statement of Operations.

Under the Company’s standard terms and conditions, it is not obligated to pay the seller for items in a marketplace sale in which the buyer has not paid for the purchased item. If the buyer defaults on its payment obligation, also referred to as a “collapsed sale,” the equipment or other assets may be returned to the seller or moved into a subsequent marketplace event. Revenue is recorded, net of a provision for collapsed sales, which is an estimate of sales that are expected to default based on the Company’s historical experience along with a corresponding decrease in accounts receivable for the amounts due from buyers, if any, and a decrease in marketplace payables for the amount due to sellers.

Revenue is reduced by a provision for disputes, which is an estimate of disputed items that are expected to be settled at a cost to the Company. The provision for disputes allowance is based on historical experience as well as known facts and circumstances on dispute claims made.

Some disputes relate to settlements of discrepancies under the Company’s IronClad Assurance program. The IronClad Assurance lets a buyer knows that a general condition inspection of the equipment was performed and an Inspection Report was generated that includes ratings, comments, and photos of the various components of the equipment. Under the IronClad Assurance inspection

IRONPLANET HOLDINGS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies  – (continued)

certification program, a buyer may file a written dispute claim during an eligible dispute period for consideration and resolution at the sole determination of the Company if the purchased equipment is not substantially in the condition represented in the inspection report.

Typically disputes under IronClad Assurance are settled with minor repairs or additional services, such as washing or detailing the item; the costs of such items or services are included in the disputes allowance. The disputes allowance also covers the costs related to any other disputes made with the Company’s buyers or sellers.

The following table presents the changes in the disputes allowance (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Balance, beginning of period	$105	$90	$126	$70
Add: provision for disputes allowance	166	493	841	1,015
Less: dispute settlements	(165)	(378)	(861)	(880)
Balance, end of period	$106	$205	$106	$205

In certain situations, the Company offers to guarantee minimum sales proceeds to sellers on selected consignments of equipment (“guarantee contracts”). In these arrangements, the Company is obligated to pay the agreed-upon minimum amount if the consigned equipment sells for less than the minimum price. If actual proceeds are less than the guaranteed amount, the commission earned is reduced; if proceeds are sufficiently lower, the Company may incur a loss on the sale. In the event such consigned equipment sells above the minimum price, the Company may be entitled to a share of the excess proceeds as negotiated with the seller. The Company’s share of the excess, if any, is recorded in revenue together with the commission for sales under guarantee contracts.

Losses, if any, resulting from guarantee contracts are recorded within revenue in the period in which the relevant marketplace event was completed. However, if a loss relating to items under a guarantee contract in effect at a period end that will be sold after the period end, is known or is probable and estimable at the financial statement reporting date, such loss is accrued in the financial statements for that period. Where a loss is neither probable nor able to be reasonably estimated, the Company recognizes a liability based on the estimated stand-alone fair value of the guarantee. The liability for guarantee contracts is included in accrued liabilities within the Condensed Consolidated Balance Sheets.

Revenue also includes the fees earned, net of acquisition costs, from the sale of inventory. The Company may purchase and temporarily take title to equipment that is then listed and sold through its marketplace in the same manner as consigned equipment. This occurs when either (1) a buyer has defaulted on a transaction, in which case the Company may elect to take the equipment into inventory and pay the seller, or (2) when the Company has purchased equipment outright from a seller in advance of a marketplace event. For inventory sale contracts, the Company generally buys the assets a relatively short time prior to the marketplace event. Typically, sellers maintain physical possession of the equipment up to and through buyer acceptance of the equipment. Under certain of the Company’s contracts with government entities, the Company also purchases inventory. Pursuant to the Company’s contract with the DLA, Disposition Services division of the U.S. Department of Defense (the “DLA”), the Company purchases equipment to be resold in its marketplace at a price that is a fraction of its original acquisition costs, and the DLA receives a share of the sales proceeds. In general, the risks and rewards of ownership are not substantially different than the Company’s other guarantee contracts. Gross auction sales are not reported as revenue in the Condensed

IRONPLANET HOLDINGS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies  – (continued)

Consolidated Statements of Operations; rather, the net commission earned from sales is reported as revenue, which reflects the Company’s agency relationship between buyers and sellers of equipment.

The Company’s customer equity incentives are considered to be sales incentives and are reported at their fair value as a reduction of revenue. The fair value is based on the fair value of the underlying equity security. See Note 3 — “Business Combination.”

Restricted Cash

Restricted cash balance of $16.8 million and $3.0 million as of September 30, 2016 and December 31, 2015, respectively, includes $3.0 million held in accounts owned by the Company in support of short-term standby letters of credit to provide seller security and leased office space. From time to time, restricted cash can include auction proceeds owed to sellers in certain jurisdictions where such funds are required by law or contract to be maintained in segregated bank accounts. There was $13.8 million held in such segregated accounts as of September 30, 2016. Included in restricted cash as of December 31, 2015, was $7,000, held in such segregated accounts.

Accounts Receivable

Accounts receivable primarily consist of amounts owed by buyers for equipment sold in the Company’s marketplace, seller listing fees, buyer transaction fees, and other service fees. Accounts receivable payment terms vary. Accounts receivable are recorded at the invoiced amount, net of allowances for doubtful accounts and collapsed sales.

The Company determines its allowance for doubtful accounts based on known troubled accounts, the aging of the accounts, and historical experiences of losses incurred. Changes to the allowance for doubtful accounts are recorded in general and administrative expenses, and uncollectible account write-offs are charged against the allowance for doubtful accounts.

The following table presents the changes in the allowance for doubtful accounts (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Balance, beginning of period	$180	$231	$353	$186
Add: provision for doubtful accounts	—	399	—	472
Less: write-offs, net of recoveries and other adjustments	(139)	(148)	(312)	(176)
Balance, end of period	$41	$482	$41	$482

Capitalized Software Development Costs

The Company capitalizes and includes in property and equipment the direct costs related to the development of the Company’s technology platform when the original code is enhanced to provide new functionality or features. The Company begins amortizing capitalized software development costs when the software is substantially complete and ready for its intended use. For the three and nine months ended September 30, 2016, the Company capitalized $488,000 and $1.5 million, respectively. For the three and nine months ended September 30, 2015, the Company capitalized $469,000 and $948,000, respectively. The capitalized costs are primarily related to payroll and payroll-related costs and outside services. Such costs are amortized over the estimated useful life of the asset. All other development costs are expensed as incurred and are included in technology expenses.

IRONPLANET HOLDINGS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies  – (continued)

Fair Value of Financial Instruments

Fair value is defined as the price that would be received in the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at a measurement date. There is a three-tier fair value hierarchy, which prioritizes the inputs to valuation methodologies used to measure fair value.

Level 1:  Observable inputs such as unadjusted quoted prices in active markets for identical assets or liabilities.

Level 2:  Inputs other than quoted prices included in Level 1 inputs, such as quoted prices for similar assets and liabilities in markets that are not active or other inputs that are observable or could be corroborated by observable market data.

Level 3:  Unobservable inputs reflecting the Company’s own assumptions, consistent with reasonably available assumptions made by other market participants. These valuations require significant judgment.

The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Company determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market.

The carrying value of cash, restricted cash, accounts receivable, amounts receivable from stockholders, seller advances, marketplace payables, accounts payable, and other accruals readily settled in cash approximate fair value because of the short-term nature of the instruments. The carrying value of the Company’s variable interest rate debt, excluding unamortized debt issuance costs, approximates fair value. The carrying value of the Company’s interest rate swap is its fair value. The fair value of the swap is determined using Level 2 inputs and based on a valuation by a third-party firm.

Customer equity incentives payable for equity incentives earned but not yet fixed as well as the liability related to warrants for the purchase of convertible preferred stock are carried at fair value. In addition, the Company estimated the fair value of the Series E convertible preferred stock issued as consideration for its acquisition of Associated Auction Services, LLC in April 2015 and as part of the Series E convertible preferred stock purchase program following the closing of the acquisition (see Note 3 — “Business Combination”).

The valuation analysis of these items estimated the enterprise value of the Company using the income approach, based on discounted cash flows, as of the valuation date, and the market approach, using the market multiple approach. The analysis considered the Company’s historical and prospective financial results as well as then current trends in the capital markets. Key assumptions for the income approach included revenue growth rates and general economic conditions. The discount rate used in the valuation reflected the risks associated with achieving the projected financial results. The market approach included market inputs using comparable companies from a representative peer group selected based on industry and market capitalization data. For the valuation as of September 30, 2016, the market approach is based on the terms of the merger agreement with Ritchie Bros. Auctioneers Incorporated (“RBA”) (see Note 18 — “Merger with Ritchie Bros. Auctioneers Incorporated”).

The values derived by the methodologies above are then analyzed using a probability-weighted expected return method, which estimates equity value based upon an analysis of various future outcomes, such as an initial public offering (“IPO”), merger or sale, and staying private. The enterprise value of the Company is then allocated to the different classes of securities.

IRONPLANET HOLDINGS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies  – (continued)

The allocated value is based upon the probability-weighted present values of expected future investment returns, considering each of the possible outcomes available to the Company, as well as the rights of each security class. The value of each series of warrants is based on the preferred warrant holder maximizing their economic value in each scenario based on their specific rights and preferences by either maintaining their liquidation preference or converting to common stock. The analysis then assumes a cashless exercise and estimates the net value for the warrant holder at the future date. This value is then adjusted to the present value using the same discount rate used in the income approach.

Significant Level 3 inputs include the probabilities associated with the future outcomes, the periods of time a liquidity event will be achieved, revenue growth rates and discount rates consistent with the level of risk and economy in general. Changes in these Level 3 inputs could have a significant impact on the fair value of the resulting fair value measurements.

For the valuation as of September 30, 2015, the aggregate probability of an IPO ranged from 20% to 30%, with time to IPO ranging from 9 months to 15 months. The aggregate probability of two sale or merger scenarios was 15% in each scenario, with the time to merger ranging from 9 months to 18 months. The probability of staying private was 20%. The revenue growth rates ranged from 12% to 25%. The discount rate used in the valuation was 25%.

For the valuation as of December 31, 2015, the aggregate probability of an IPO on that date was 50%, with time to IPO ranging from 6 months to 12 months. The aggregate probability of sale or merger was 30%, with time to transaction ranging from 6 months to 18 months. The probability of staying private was 20%. The revenue growth rates ranged from 12% to 29%. The discount rate used in the valuation was 20%.

For the valuation as of September 30, 2016, the aggregate probability of sale or merger was 90%, with time to transaction ranging from 2 months to 5 months. The probability of IPO or staying private was 10%. The discount rate used in the valuation was 20%.

The Company’s accounting policy is to recognize transfers between levels of the fair value hierarchy on the date of the event or change in circumstances that caused the transfer. There were no transfers into or out of Level 1, Level 2, or Level 3 for any of the periods presented.

Net Income (Loss) per Share Attributable to Common Stockholders

The Company follows the two-class method when computing net income (loss) per share attributable to common stockholders as it issues shares that meet the definition of participating securities. The two-class method determines net income (loss) per share attributable to common stockholders for each class of common stock and participating securities according to dividends declared or accumulated and participation rights in undistributed earnings. The two-class method requires income available to common stockholders for the period to be allocated between common stock and participating securities based upon their respective rights to receive dividends as if all income for the period had been distributed.

The Company’s convertible preferred stock contractually entitles the holders of such shares to participate in dividends, but does not contractually require the holders of such shares to participate in losses of the Company. Accordingly, the two-class method does not apply for periods in which the Company reports net loss or net loss attributable to common stockholders resulting from dividends, accretion or modifications to its convertible preferred stock. The Company did not utilize the two-class method for any of the periods presented as the Company incurred net losses for those periods.

Basic net loss per common share is computed by dividing the net loss by the weighted-average number of common shares outstanding for the period. For periods in which the Company has

IRONPLANET HOLDINGS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies  – (continued)

reported net losses, diluted net loss per share is the same as basic net loss per common share, because dilutive common shares are not assumed to have been issued if their effect is anti-dilutive.

Recent Accounting Pronouncements

Except as described below, there have been no new accounting pronouncements or changes to accounting pronouncements during the nine months ended September 30, 2016, as compared to the recent accounting pronouncements described in the Company’s audited financial statements for the year ended December 31, 2015, that are of significance or potential significance to the Company.

In August 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. ASU 2016-15 identifies how certain cash receipts and cash payments are presented and classified in the Statement of Cash Flows. The standard is effective for fiscal years and interim periods beginning after December 15, 2017. The standard should be applied retrospectively and early adoption is permitted, including adoption in an interim period. The Company is currently in the process of evaluating the impact that the standard will have on its condensed consolidated financial statements and related disclosures.

3. Business Combination

In connection with the Cat Auction Services acquisition in April 2015, the Company entered into several agreements with Caterpillar Inc., together with its operating subsidiaries (“Caterpillar”), and certain independent Cat dealers. The acquisition agreement with Cat Auction Services contained incentive-based elements and standard contracting terms that were made available to Caterpillar and current and future independent Cat dealers worldwide. These elements include: (1) an opportunity to earn Company common stock through selling equipment, measured in gross merchandise volume (“GMV”), in the Company’s marketplace (the “Earnout”); (2) a Series E convertible preferred stock purchase program; (3) and negotiated master contract terms for marketplace sales by these parties.

Earnout

The acquisition agreement contains a provision whereby the Earnout is payable to Caterpillar, and certain independent Cat dealers, through their respective representative, in exchange for specified levels of GMV sold in the Company’s marketplace. Specifically, for each $1.0 million of GMV generated in the Company’s marketplace that is attributable to these parties in a single Earnout period (prorated for amounts less than $1.0 million), they will be issued a number of shares of the Company’s common stock, as determined by a formula based on the period-ending level of common stock equivalents and certain awards outstanding. The applicable Earnout periods include GMV from Caterpillar and certain independent Cat dealers from: (1) February 1, 2015 through December 31, 2015, (2) January 1, 2016 through June 30, 2016, and (3) July 1, 2016 through December 31, 2016. The shares earned in a given Earnout period are issued following the close of such Earnout period. There are maximum amounts that can be earned in a single period, and any shortfall on earned shares from the maximum can roll over and increase the maximum in subsequent periods. In the event of the completion of an IPO or acquisition of the Company prior to December 31, 2016, if at least 50% of the applicable maximum amount had been earned in a prior period as of the time of the IPO or acquisition of the Company, the remaining maximum amount of such prior period and any other prior period in which 50% of the maximum amount had been earned plus the maximum amount of the current period and any subsequent period become payable in full. An estimated 7,720,449 shares of the Company’s common stock would be issued for earnout periods ending after June 30, 2016 if there is an IPO or change in control prior to December 31, 2016. As the issuance of these shares is dependent on a closing prior to December 31, 2016, there has been no accrual for the potential issuance of these shares.

IRONPLANET HOLDINGS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

3. Business Combination  – (continued)

The Earnout is not earned solely by former owners of Cat Auction Services, but may also be earned by a broader group of certain independent Cat dealers. Accordingly, the Earnout has not been accounted for as an element of contingent consideration to be paid for the purchase of Cat Auction Services. The Company accounts for the Earnout as equity consideration provided by a vendor to a customer as incentive to use the Company’s marketplace. The Company has reduced its revenue for the fair value of the equity instruments earned in each reporting period, which is included in customer equity incentives in the Condensed Consolidated Statement of Operations. The initial measurement date for the fair value of the stock earned is the date at which the eligible item is sold in the marketplace event and revenue is recognized related to the GMV provided. This amount is based on estimates that include the fair value of the Company’s shares as of the end of the reporting period and an estimate of the equity base at the end of the applicable Earnout period that would apply to determine the number of shares earned per $1.0 million of GMV.

For the first and second Earnout periods, which ended on December 31, 2015 and June 30, 2016, respectively, 2,741,258 and 2,367,044 shares, respectively, of the Company’s common stock were earned by Caterpillar and certain independent Cat dealers. Prior to the end of the applicable Earnout period, the value of the shares earned but not yet issued is shown on the Condensed Consolidated Balance Sheets as customer equity incentives payable within current liabilities. The customer equity incentives payable is carried at its fair value and changes in the fair value during the Earnout period, if any, are included in customer equity incentives in the Condensed Consolidated Statement of Operations. At the end of the applicable Earnout period, the value of the shares earned is fixed, and the value of shares earned but not yet issued is shown as unissued customer equity incentive shares within stockholders’ deficit on the Condensed Consolidated Balance Sheets. The amount of unissued customer equity incentives on the Condensed Consolidated Balance Sheet at December 31, 2015 represents the earnout shares earned in the first Earnout period and such shares were issued on April 1, 2016. The earnout shares earned in the second Earnout period were issued on August 12, 2016. The amount of unissued customer equity incentives payable on the Condensed Consolidated Balance Sheet at September 30, 2016 relates to the earnout shares earned in the third Earnout period but have yet to be issued.

The following table presents the activity for the customer equity incentives payable for the nine months ended September 30, 2016 (in thousands):

Balance as of December 31, 2015	$—
Customer equity incentives payable earned included in customer equity incentives	12,865
Revaluation of customer equity incentives payable included in customer equity incentives	2,986
Reclassification to unissued customer equity incentive shares	(11,954)
Balance as of September 30, 2016	$3,897

Stock purchase program

The Cat Auction Services acquisition agreement provided that Caterpillar and certain eligible independent Cat dealers could purchase shares of Series E convertible preferred stock of the Company following the closing of the Cat Auction Services acquisition agreement. Independent Cat dealers were eligible to purchase up to 10,000,000 shares of Series E convertible preferred stock of the Company at a discount to the then current fair market value from April 1, 2015 through April 1, 2016. Caterpillar and certain independent Cat dealers were also eligible to purchase up to an additional 10,000,000 shares of Series E convertible preferred stock of the Company at the then-current fair market value from April 1, 2015 through October 1, 2016. This purchase right

IRONPLANET HOLDINGS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

3. Business Combination  – (continued)

terminated upon the earlier of a specified date or certain events associated with an IPO or change in control transaction after notification is provided 30 days in advance of such termination. On July 1, 2016, the Company gave notice that this purchase right would terminate on July 31, 2016.

From January 1, 2016 through September 30, 2016, 1,009,017 shares of Series E convertible preferred stock were purchased under these programs, resulting in $4.8 million of proceeds to the Company. The associated discount on those shares totaled $0.2 million and $0.7 million for the three and nine months ended September 30, 2016, respectively. The Company accounted for the value of the discount as equity consideration provided by a vendor to a customer, which has been included in customer equity incentives in the Condensed Consolidated Statement of Operations. The measurement of the discount was based on the fair value of the shares compared to the purchase price at the time the shares were issued.

Standard contract terms

The Cat Auction Services acquisition agreement provided negotiated master contractual terms in a preferred provider agreement for Caterpillar and certain independent Cat dealers who invested through the stock purchase program or who were former owners of Cat Auction Services or stockholders of IronPlanet, Inc. These terms include a fixed straight commission and listing fee rates in addition to the provision of certain marketplace data.

4. Geographic Information

The Company’s geographic information as determined by the revenue and location was as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Gross revenue
United States	$27,455	$24,161	$94,426	$70,257
All other	1,554	1,843	6,200	5,010
Total gross revenue	$29,009	$26,004	$100,626	$75,267
Customer equity incentives
United States	$3,656	$1,910	$14,054	$7,771
All other	412	366	2,487	578
Total customer equity incentives	$4,068	$2,276	$16,541	$8,349
Total revenue
United States	$23,799	$22,251	$80,372	$62,486
All other	1,142	1,477	3,713	4,432
Total revenue	$24,941	$23,728	$84,085	$66,918

IRONPLANET HOLDINGS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

4. Geographic Information  – (continued)

	September 30, 2016	December 31, 2015
Long-lived assets
United States	$90,063	$93,550
All other	179	97
Total long-lived assets	$90,242	$93,647

Revenue is generally attributed to the legal entity running the marketplace event, which may differ from the individual seller’s or buyer’s location. Long-lived assets include property and equipment, goodwill, and intangible assets.

5. Gross Revenue

Gross revenue consisted of the following (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Marketplace revenue	$27,799	$24,872	$97.763	$72,814
Services and other revenue	1,210	1,132	2,863	2,453
Gross revenue	$29,009	$26,004	$100,626	$75,267

Net fee revenue on inventory sales included in marketplace revenue was as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Sale proceeds	$21,727	$22,924	$84,151	$85,799
Cost of purchased equipment	19,281	21,363	75,350	77,432
Net fee revenue	$2,446	$1,561	$8,801	$8,367

6. Balance Sheet Components

Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consisted of the following (in thousands):

	September 30, 2016	December 31, 2015
Value-added tax	$3,571	$1,388
Prepaid expenses	1,846	2,008
Deferred offering costs	—	690
Investment in Mascus	—	1,349
Mascus sale proceeds in escrow	171	—
Other	55	—
Total prepaid expenses and other current assets	$5,643	$5,435

The Company sold its investment in Mascus International Holding BV (“Mascus”) at its carrying value, receiving proceeds of €1.0 million ($1.2 million) with the balance of €152,000 ($171,000) placed in escrow. The funds in escrow will be released in 2017. The Company wrote off the previously recognized deferred offering costs as it is no longer seeking such a liquidity event. Selling and administrative expense includes the write-off of $4.4 million of deferred offering costs, which includes the approximately $690,000 of deferred offering costs at December 31, 2015 as well as the deferred offering costs capitalized in 2016.

IRONPLANET HOLDINGS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

6. Balance Sheet Components  – (continued)

Property and Equipment, Net

Property and equipment, which includes software developed for internal use, consisted of the following (in thousands):

	September 30, 2016	December 31, 2015
Website application and infrastructure cost	$7,903	$6,422
Computer equipment and software	5,244	4,546
Furniture and fixtures	1,266	1,278
Leasehold improvements	144	153
Vehicles	1,138	749
Land	371	371
Total property and equipment	16,066	13,519
Accumulated depreciation	(9,752)	(8,169)
Total property and equipment, net	$6,314	$5,350

Depreciation and amortization expense relating to property and equipment was $586,000 and $1.7 million for the three and nine months ended September 30, 2016, respectively. Depreciation and amortization expense relating to property and equipment was $664,000 and $1.4 million for the three and nine months ended September 30, 2015, respectively.

Deposits and Other Assets

Deposits and other assets consisted of the following (in thousands):

	September 30, 2016	December 31, 2015
Long-term VAT receivable	$2,119	$3,971
Deposits	701	809
Interest rate swap	—	11
Notes receivable	42	59
Total deposits and other assets	$2,862	$4,850

Accrued Liabilities

The following table presents the components of accrued liabilities (in thousands):

	September 30, 2016	December 31, 2015
Payroll and related	$4,290	$5,147
Sales and other taxes	2,935	3,009
Convertible preferred stock warrants	5,515	2,172
Accrued professional expenses	2,595	1,246
Auction guarantees	1,368	832
Interest rate swap	94	—
Disputes allowance	106	126
All other	5,267	3,242
Total accrued liabilities	$22,170	$15,774

IRONPLANET HOLDINGS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

7. Goodwill and Intangible Assets

The following table presents the components of intangible assets, net as of September 30, 2016 (in thousands):

	Cost	Accumulated Amortization	Carrying value
Customer relationships	$31,230	$7,137	$24,093
Existing technology	2,312	2,131	181
Trade name	4,820	1,184	3,636
Non-compete agreements	1,730	730	1,000
Total intangible assets, net	$40,092	$11,182	$28,910

The following table presents the components of intangible assets, net as of December 31, 2015 (in thousands):

	Cost	Accumulated Amortization	Carrying value
Customer relationships	$31,230	$4,039	$27,191
Existing technology	2,312	1,617	695
Trade name	4,820	692	4,128
Non-compete agreements	1,730	465	1,265
Total intangible assets, net	$40,092	$6,813	$33,279

Amortization expense was $1.3 million and $4.4 million for the three and nine months ended September 30, 2016, respectively. Amortization expense was $1.7 million and $3.9 million for the three and nine months ended September 30, 2015, respectively.

The estimated aggregate amortization expense for each of the five succeeding years and thereafter as of September 30, 2016 is as follows (in thousands):

2016 remainder	$1,313
2017	5,256
2018	5,098
2019	4,957
2020	4,803
Thereafter	7,483
Total	$28,910

8. Debt

2015 Facility

On September 16, 2015 the Company repaid its then existing credit facility with the proceeds of a new credit facility (the “2015 Credit Facility”). The Company recorded a loss of $4.8 million on the early extinguishment of the prior credit facility, which included the write-off of the unamortized debt discount and issuance costs, as well as a prepayment fee of $1.1 million.

The 2015 Credit Facility is a bank syndicated senior secured credit facility with SunTrust Bank as administrative agent for itself and the other lenders consisting of a $15.0 million revolving credit facility and a $40.0 million term loan (the “2015 Term Loan”). This new facility reduces the Company’s borrowing costs and extends the maturity of its principal bank credit facility to September 16, 2020. The debt is recorded net of deferred debt issuance costs of approximately $1.5 million, which are being amortized using the effective interest rate method. As of September 30, 2016, there were $38.0 million of term loans outstanding and no borrowings under the revolving

IRONPLANET HOLDINGS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

8. Debt  – (continued)

credit facility. The weighted-average interest rate of debt outstanding as of September 30, 2016 was 5.78%, on a quarterly annual equivalent basis, including the effect of amortization of deferred debt issuance costs.

The 2015 Credit Facility is secured by domestic receivables, domestic inventories, certain domestic equipment, general intangibles, 100% of the stock in domestic subsidiaries, and 65% of the stock of certain foreign subsidiaries and other assets. Borrowings under the 2015 Credit Facility bear interest at an index based on LIBOR or, at the option of the Company, the base rate (the “Base Rate”) which is generally the agent’s prime interest rate plus an incremental borrowing spread. The incremental borrowing spread is determined by the Company’s leverage ratio and ranges from 3.5% to 4.0% for LIBOR-based loans and 2.5% to 3.0% for Base Rate loans. The Company is also charged a commitment fee on its undrawn revolver that is dependent on its leverage ratio, ranging from 0.375% to 0.500% on the undrawn amount. The borrowing spread over LIBOR was set at 3.75% and 4.0% as of September 30, 2016 and December 31, 2015, respectively. The commitment fee was set at 0.375% and 0.50% as of September 30, 2016 and December 31, 2015, respectively.

The 2015 Credit Facility contains customary covenants restricting the Company’s activities, including limitations on the Company’s ability to sell assets, engage in mergers and acquisitions, enter into operating leases or capital leases, enter into transactions involving related parties, obtain derivatives or letters of credit, incur indebtedness or grant liens or negative pledges on its assets, make loans or make other investments. Under these covenants, the Company is prohibited from paying dividends with respect to its capital stock.

The 2015 Credit Facility also contains financial covenants that the Company must satisfy on an ongoing basis, including maximum leverage ratios and minimum coverage ratios. The permitted maximum leverage ratio declines over time and is 3.25 as of September 30, 2016, declining to 2.50 as of December 31, 2017. The fixed charge coverage ratio is set at 1.25 over the life of the facility. The facility may be prepaid in whole or in part without penalty. The Company was in compliance with all covenants as of September 30, 2016.

The Company also entered into automobile loans during 2014 and 2015. Such loans were repaid as of September 30, 2016.

The components of the carrying value of debt as of September 30, 2016 are as follows (in thousands):

	Current portion	Long-term debt	Total
2015 Credit Facility	$4,000	$34,000	$38,000
Less: unamortized debt issuance costs	28	1,080	1,108
Net carrying value of debt	$3,972	$32,920	$36,892

The components of the carrying value of debt as of December 31, 2015 are as follows (in thousands):

	Current portion	Long-term debt	Total
2015 Credit Facility	$2,500	$37,000	$39,500
Other	93	136	229
Less: unamortized debt issuance costs	20	1,358	1,378
Net carrying value of debt	$2,573	$35,778	$38,351

IRONPLANET HOLDINGS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

8. Debt  – (continued)

The 2015 Term Loan amortizes in equal quarterly installments based on an annual amortization rate of 5.0%, 10.0%, 10.0%, 12.5%, and 15.0% beginning in 2015, with the balance payable on the maturity date thereof. In addition, borrowing under the 2015 Term Loan is required to be repaid with certain mandatory cash flows. These additional payments from mandatory cash flows include excess cash flows, as defined and subject to certain exclusions, beginning in 2016, as well as net cash proceeds from all non-ordinary course asset sales or other dispositions of property, subject to exceptions for reinvestment.

The table below shows the scheduled amortization of the 2015 Term Loan as of September 30, 2016 (in thousands):

2016 remainder	$1,000
2017	4,000
2018	4,250
2019	5,250
2020	23,500
Total	$38,000

9. Interest Rate Swap

The Company entered into an interest rate swap in November 2015 to manage interest rate risk exposure on its floating rate debt. The interest rate swap agreement utilized by the Company effectively modifies a portion of the Company’s exposure to interest rate risk by converting the Company’s floating-rate debt exposure to a fixed-rate basis, thus reducing the impact of interest-rate changes on future interest expense and cash flows. The Company has designated its swap as a hedge of its benchmark LIBOR interest rate. The Company has documented the hedge designation by identifying the hedging instrument, the nature of the risk being hedged and the approach for measuring hedge effectiveness. The effective portion of this hedge is recorded as a component of other comprehensive income (loss) and will be recognized in income in the period in which the underlying transaction impacts the Condensed Consolidated Statements of Operations. The ineffective portions of this hedge, if any, are recognized in current earnings.

The effective date of the swap was December 31, 2015 with a termination date of September 30, 2018. The initial notional principal on the swap was $19.75 million, which was half of the then outstanding principal on the 2015 Term Loan and amortized to $19.0 million on September 30, 2016. The swap amortizes by $250,000 for each of the first three quarters and by $500,000 each quarter thereafter. The Company pays a fixed rate of 1.277% on the notional amount, calculated on an actual/360 day count basis, on the last day of every quarter commencing March 31, 2016 up to and including September 30, 2018, in exchange for receiving an interest rate equal to the 3-month-LIBOR for the same period. Amounts are settled on a net basis.

The Company assesses both at inception and on an ongoing basis whether the interest rate swap is highly effective in offsetting the changes in cash flows of the hedged item. The Company also assesses hedge ineffectiveness at least quarterly and records the gain or loss related to the ineffective portion to current earnings, while the effective portion is recorded in other comprehensive income (loss). If the Company determines that the forecasted transaction is no longer probable of occurring (i.e., unlikely to have floating rate debt outstanding), it would discontinue hedge accounting for the affected portion of the hedge instrument, and any related unrealized gain or loss on the contract would be recognized in current earnings of that period.

IRONPLANET HOLDINGS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

9. Interest Rate Swap  – (continued)

As of September 30, 2016, the fair value of the interest rate swap liability was approximately $94,000, which is included in accrued liabilities and is expected to be reclassified into earnings over the next twelve-month period.

10. Income Taxes

The Company’s tax provision for interim periods is determined using an estimate of its annual effective tax rate, adjusted for discrete items arising in that quarter. In each quarter, the Company updates its estimate of the annual effective tax rate, and if the estimated annual tax rate changes, the Company makes a cumulative adjustment in that quarter.

The Company’s provision for income taxes and effective tax rates were as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Provision for income taxes (benefit)	$144	$207	$662	$(7,772)
Loss before income taxes	(13,209)	(7,465)	(19,916)	(13,155)
Effective tax rate	$1%	3%	$3%	59%

The effective tax rate for the three and nine months ended September 30, 2016 was attributable to deferred taxes related to tax amortization of goodwill, and state franchise and minimum taxes. The effective tax rate for the three and nine months ended September 30, 2015 was attributable to deferred taxes related to tax amortization of goodwill and state franchise and minimum taxes. In addition, in connection with the acquisition of Cat Auction Services, the Company initially recorded an $8.0 million deferred tax liability, which resulted in an offsetting reduction in valuation allowance in the second quarter of 2015. The Company maintained a full valuation allowance against its domestic and foreign deferred tax assets as of September 30, 2016 and December 31, 2015. The Company will continue to evaluate all evidence in all jurisdictions in future periods to determine if a change in valuation allowance against its deferred tax assets is warranted. Any changes to the Company’s valuation allowance will affect its effective tax rate, but will not affect the amount of cash paid for income taxes in the foreseeable future.

11. Convertible Preferred Stock and Warrants

Convertible Preferred Stock

The Company’s convertible preferred stock at September 30, 2016 consisted of the following (in thousands, except share data):

	Shares Authorized	Shares Issued and Outstanding	Carrying Value	Liquidation Preference
Series A	16,746,220	16,746,220	$7,936	$10,969
Series A-1	5,004,988	5,000,900	3,061	2,501
Series B	12,395,329	12,395,329	37,323	37,186
Series C	1,533,333	900,000	3,946	4,000
Series D	10,590,751	9,434,929	20,572	20,662
Series E	40,000,000	22,431,398	70,686	38,218
Total	86,270,621	66,908,776	$143,524	$113,536

IRONPLANET HOLDINGS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

11. Convertible Preferred Stock and Warrants  – (continued)

The Company’s convertible preferred stock at December 31, 2015 consisted of the following (in thousands, except share data):

	Shares Authorized	Shares Issued and Outstanding	Carrying Value	Liquidation Preference
Series A	16,746,220	16,746,220	$7,936	$10,969
Series A-1	5,004,988	5,000,900	3,061	2,501
Series B	12,395,329	12,395,329	37,323	37,186
Series C	1,533,333	900,000	3,946	4,000
Series D	10,590,751	9,434,929	20,572	20,662
Series E	40,000,000	21,422,381	65,196	33,402
Total	86,270,621	65,899,759	$138,034	$108,720

On March 31, 2016, the Company issued 349,644 shares of Series E convertible preferred stock under the discounted share purchase program, which was terminated on April 1, 2016, for net proceeds of $1.1 million. On June 30, 2016, the Company issued 98,038 shares of Series E convertible preferred stock under the share purchase program for net proceeds of $500,000. In July and August 2016, the Company issued 561,335 shares of its Series E convertible preferred stock, for net proceeds to $3.2 million, to certain independent Cat dealers who exercised their rights to purchase shares of Series E convertible preferred stock pursuant to the purchase right described in Note 3 — “Business Combination.” The share purchase program was terminated on July 31, 2016.

Warrants

The change in the value of the warrant liability for the nine months ended September 30, 2016 is summarized below (in thousands):

	Series A	Series C	Series D	Total
Balance at December 31, 2015	$45	$47	$2,080	$2,172
Change in fair value	58	280	3,005	3,343
Balance at September 30, 2016	$103	$327	$5,085	$5,515

There has been no change in the number of outstanding warrants since December 31, 2015. The convertible preferred stock warrant liability is included in accrued liabilities.

12. Stock Option Plans

In April 2015, the Board of Directors and stockholders approved the 2015 Equity Incentive plan (the “2015 Stock Plan”), effective April 22, 2015, covering options and restricted stock that may be granted to employees, directors and consultants of the Company. As of September 30, 2016, the number of shares granted and available for future grants under the 2015 Stock Plan totaled 6,226,276.

IRONPLANET HOLDINGS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

12. Stock Option Plans  – (continued)

Compensation Awards

Activity under the Company’s stock option plans is set forth below (in thousands except share and per share data):

		Options Outstanding
	Options Available for Grant	Number of Options	Weighted- Average Exercise Price Per Share	Weighted- Average Remaining Contractual Life (years)	Aggregate Intrinsic Value
					(in thousands)
Balances at December 31, 2015	2,209,826	11,927,353	$2.29	6.8	$13,466
Options authorized	2,300,000	—
Options granted	—	4,560,500	3.54
Options exercised	—	257,906	1.86		$580
Options forfeited	—	180,116	2.57
Options expired	—	143,522	2.77
Balances at September 30, 2016	4,509,826	15,906,309	$2.65	7.0	$56,523
Options exercisable – September 30, 2016		8,332,982	$2.28	5.1	$32,634
Options vested and expected to vest – September 30, 2016		14,785,180	$2.62	6.8	$52,900

The aggregate intrinsic values of options outstanding, exercisable, vested and expected to vest were calculated as the difference between the exercise price of the options and the estimated fair value of the Company’s common stock, as determined by the Board of Directors, as of September 30, 2016 and December 31, 2015.

At September 30, 2016, the unrecognized compensation expense with respect to options granted to employees was $7.3 million and is expected to be recognized over 3.4 years.

There were no options granted during the three months ended September 30, 2016. The options granted during the nine months ended September 30, 2016 had a weighted-average per share grant-date fair value of $1.45. The options granted in the three and nine months ended September 30, 2015 had a weighted-average per share grant-date fair value of $1.00 and $0.79, respectively.

Valuation assumptions

The Company estimated the fair value of employee stock options using the Black-Scholes valuation model. Each of the inputs in the model requires significant judgment. The fair value of employee stock options is being recognized on a straight-line basis over the requisite service period of the awards. The fair value of employee stock options was estimated using the following assumptions:

	Nine Months Ended September 30,
	2016	2015
Expected volatility	40%	40%
Risk-free interest rate	1.28 – 1.44%	1.58 – 1.74%
Expected term (in years)	6	6
Dividend yield	—%	—%

IRONPLANET HOLDINGS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

12. Stock Option Plans  – (continued)

Total stock-based compensation expense recognized was as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Cost of revenue	$75	$80	$239	$229
Sales and marketing	148	101	416	352
Technology	57	48	161	127
General and administrative	404	265	1,078	730
Total stock-based compensation expense	$684	$494	$1,894	$1,438

13. Net Loss per Share

The following table sets forth the computation of the basic and diluted net loss per common share during the nine months ended September 30, 2016 and 2015 (in thousands, except share and per share data):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Numerator:
Net loss, basic and diluted	$(13,353)	$(7,672)	$(20,578)	$(5,343)
Denominator:
Weighted-average common shares outstanding used to calculate net loss per common share, basic and diluted	16,787,517	12,539,171	14,934,297	12,356,701
Net loss per common share, basic and diluted	$(0.80)	$(0.61)	$(1.38)	$(0.43)

The following outstanding shares of potentially dilutive securities have been excluded from diluted net loss per common share for the nine months ended September 30, 2015 and 2016 because their inclusion would be anti-dilutive:

	September 30,
	2016	2015
Convertible preferred stock on an as-converted basis	66,908,776	65,899,759
Options to purchase common stock	15,906,309	11,665,010
Warrants to purchase convertible preferred stock on an as-converted basis	1,311,042	1,811,042
Total	84,126,127	79,375,811

IRONPLANET HOLDINGS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

14. Fair value disclosure

The following table represents the Company’s fair value hierarchy for its financial assets and liabilities carried at fair value on a recurring basis as of September 30, 2016 (in thousands):

	Level 1	Level 2	Level 3	Total
Assets:
Restricted cash	$3,000	$—	$—	$3,000
Total assets to be measured at fair value	$3,000	$—	$—	$3,000
Liabilities:
Convertible preferred stock warrant liability	$—	$—	$5,515	$5,515
Interest rate swap	—	94	—	94
Customer equity incentive payable	—	—	3,897	3,897
Total liabilities to be measured at fair value	$—	$94	$9,412	$9,506

The following table represents the Company’s fair value hierarchy for its financial assets and liabilities carried at fair value on a recurring basis as of December 31, 2015 (in thousands):

	Level 1	Level 2	Level 3	Total
Assets:
Restricted cash	$3,040	$—	$—	$3,040
Interest rate swap	—	11	—	11
Total assets to be measured at fair value	$3,040	$11	$—	$3,051
Liabilities:
Convertible preferred stock warrant liability	$—	$—	$2,172	$2,172
Total liabilities to be measured at fair value	$—	$—	$2,172	$2,172

At December 31, 2015, the number of shares to be issued for Customer Equity Incentives was fixed and not subject to further remeasurement. These amounts are included in unissued customer equity incentive shares on the Condensed Consolidated Balance Sheet as of December 31, 2015.

Restricted cash above excludes cash held in segregated demand deposit accounts. As the 2015 Term Loan is subject to variable rate resets, the fair value was estimated to be equal to its carrying value, excluding unamortized debt issuance costs.

15. Commitments and Contingencies

Cat Auction Services Earnout

For the first and second Earnout periods, which ended on December 31, 2015 and June 30, 2016, respectively, 2,741,258 and 2,367,044 shares, respectively, of the Company’s common stock were earned by Caterpillar and certain independent Cat dealers, which represented greater than 50% of the maximum amount for each period. Since more than 50% of the maximum Earnout amount for each the first and second Earnout periods was earned, the remaining maximum amount for these periods becomes payable in full at the closing of an IPO or change in control event. An additional 1,387,138 and 1,983,846 shares would be issued with respect to the first and second Earnout periods, respectively, in connection with the closing of an IPO or change in control event.

On April 1, 2016, the Company issued 2,741,258 shares of its common stock that were included as unissued customer equity incentive shares in the Condensed Consolidated Balance Sheet as of December 31, 2015. On August 12, 2016, the Company issued 2,367,044 shares of its common stock that were earned at the end of the second Earnout period.

IRONPLANET HOLDINGS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

15. Commitments and Contingencies  – (continued)

The maximum number of shares of the Company’s common stock to be issued with respect to the remaining periods are dependent on the timing of an IPO or change in control event and Company stock option activity under the 2015 Stock Plan. The stock option activity determines the number of common stock equivalents outstanding, which determines the number of shares to be issued under the Earnout; the Company currently estimates that an additional 7,720,449 shares of the Company’s common stock would be issued related to the Earnout periods ending subsequent to June 30, 2016, which includes those earned through GMV provided to the Company and includes the 1.4 million and 2.0 million shares from the first and second Earnout periods referenced above, assuming an IPO or change in control event occurs prior to December 31, 2016. See Note 3 — “Business Combination,” for further discussion.

Legal Proceedings

In January 2015, Cat Auction Services, which is now a wholly-owned entity of the Company (see Note 3 — “Business Combinations”), was served with a summons and complaint in the U.S. District Court for the District of Delaware in the matter of International Construction Products LLC v. Caterpillar Inc., et al., D. Del. Case No. 1: 15-cv-00 The lawsuit alleges generally that certain heavy equipment manufacturers have conspired to keep new competitors out of the market and have charged prices above competitive levels. The lawsuit alleges that the Company’s acquisition of Cat Auction Services is harmful to competition in the heavy construction equipment market and seeks injunctive relief in the form of an unwinding of the acquisition. Following the completion of the acquisition in April 2015, Cat Auction Services became the Company’s wholly owned subsidiary and the Company assumed the defense. In October 2015, the court heard motions to dismiss plaintiff’s claims, and on January 21, 2016 the court dismissed all claims against the defendants. In particular, the claims against Cat Auction Services were dismissed with prejudice. On February 4, 2016, the plaintiff filed a Motion for Reconsideration, an Amended Complaint, and a proposed Second Amended Complaint, all in an attempt to revive the allegations that were dismissed. The defendants responded to these new pleadings with a second motion to dismiss and an opposition to reconsideration. As to Cat Auction Services, the response was that reconsideration should be denied because the current allegations are very similar to those previously and correctly dismissed at the Company’s request. On August 22, 2016, the court denied the plaintiff’s Motion for Reconsideration and Leave to Amend with respect to its unlawful merger claims against Cat Auction Services.

On May 31, 2011, the Company filed suit against RBA for tortuous interference with contractual relations, tortuous interference with prospective business relations, and defamation, and against a seller for breach of contract related to equipment that was originally to be sold through the Company’s marketplace. In September 2012, the district court denied a motion for summary judgment filed by RBA and the seller, and the case proceeded to trial. In February 2013, a jury awarded a verdict in favor of the Company on all counts after finding that RBA intentionally and improperly interfered with a valid contract between the Company and the seller and in 2014 a final judgment was entered in favor of the Company for $0.9 million in punitive damages against the seller and RBA to be shared jointly and severally, $0.3 million in compensatory damages against the seller, and $47,000 in interest. The punitive damage award was recorded in other income, net and the remainder in general and administrative expenses when the Company received payment in 2015.

Guarantee Agreements

As of September 30, 2016 and December 31, 2015, outstanding guarantees for minimum sale proceeds to sellers under contracts for future marketplace sales totaled $48.3 million and $28.8 million, respectively (undiscounted and before estimated proceeds from the sale in the marketplace). The weighted-average tenor of these auctions guarantees were 425 days and 73 days as of September 30, 2016 and December 31, 2015, respectively. In accordance with the Company’s revenue recognition policy for guarantee arrangements described in Note 2 — “Summary of

IRONPLANET HOLDINGS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

15. Commitments and Contingencies  – (continued)

Significant Accounting Policies — Revenue Recognition and Auction Guarantees,” the Company has evaluated losses on unsold pieces of equipment. A loss contingency of approximately $226,000 was recorded for the nine months ended September 30, 2016. The loss contingency recorded for the nine months ended September 30, 2015 was less than $100,000. The total liability for guarantees was $1.4 million and $0.8 million as of September 30, 2016 and December 31, 2015, respectively.

16. Related-Party Transactions

Transactions with Caterpillar

Caterpillar has an equity ownership in the Company of 15% as of September 30, 2016. A member of the Company’s Board of Directors is an executive with Caterpillar.

Caterpillar is one of the Company’s preferred providers and sellers of equipment in the Company’s marketplace. The Company’s preferred provider agreement with Caterpillar reflects the high volume of business that Caterpillar has conducted with the Company, and is similar to other preferred provider agreements with unrelated parties in that they provide for seller commission rates that are more favorable than the Company’s standard commission rates and the waiver of certain fees for equipment that Caterpillar sells through the Company’s marketplace.

During the three and nine months ended September 30, 2016, the Company recorded revenue from Caterpillar totaling $1.1 million and $2.6 million, respectively. During the three and nine months ended September 30, 2015, the Company recorded revenue from Caterpillar totaling $0.4 million and $0.9 million, respectively. There were no amounts owed by Caterpillar for billings of marketplace related services as of September 30, 2016 and December 31, 2015. Amounts owed to Caterpillar related to auction activity as of September 30, 2016 and December 31, 2015 were $6.2 million and $0.2 million, respectively. Cost of revenue is not tracked on a per item or on a per customer basis for equipment sold in the Company’s marketplace as these costs are generally consistent across the Company’s customer base. The Company has no reasonable basis for tracking costs separately for such equipment. Accordingly, the Company has not separately disclosed related party cost of revenue in its Condensed Consolidated Statements of Operations.

Transactions with Ring Power Corporation

Ring Power Corporation (“Ring Power”) has an equity ownership in the Company of 4% as of September 30, 2016. An executive with Ring Power became a member of the Company’s Board of Directors in May 2016, at which time the Company determined Ring Power to be a related party. During the three and nine months ended September 30, 2016, the Company recorded revenue from Ring Power totaling $15,000 and $1.9 million, respectively. During the three and nine months ended September 30, 2015, the Company recorded revenue from Ring Power totaling $0 and $0.8 million, respectively. Amounts due from Ring Power for billings of marketplace related services were $203,000 and $0 at September 30, 2016 and December 31, 2015, respectively. There was no amount owed to Ring Power related to auction activity at September 30, 2016. The amount owed to Ring Power related to auction activity was $23,000 at December 31, 2015.

Transactions Involving Chief Executive Officer

The Company uses its Chief Executive Officer’s personally owned hunting property for sales and marketing meetings and entertaining customers. The total fees billed to the Company for use of the property during the three and nine months ended September 30, 2016 were $0 and $92,000, respectively. The total fees billed to the Company for use of the property during the three and nine months ended September 30, 2015 were $0 and $100,000, respectively. Amounts due to the Chief Executive Officer as of September 30, 2016 and December 31, 2015 and were $0 and $70,000, respectively.

IRONPLANET HOLDINGS, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

17. Credit Risk and Customer Concentration

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of demand deposit accounts, certificates of deposit, trade accounts receivable and hedging instruments.

The Company provides its services on a credit basis. Accounts receivable are recorded when billed, advanced, or accrued and represent claims against third parties that will be settled in cash. The Company has mitigated credit risk because buyers are generally required to pay for the purchased items in advance of release of such items.

No customer accounted for 10% or more of accounts receivable as of September 30, 2016. One customer accounted for 10% or more of the accounts receivable as of December 31, 2015. No customer accounted for more than 10% of revenue for the three and nine months ended September 30, 2016. One customer accounted for more than 10% of revenue for the three and nine months ended September 30, 2015.

The Company’s customers include Caterpillar and certain independent Cat dealers. These Cat dealers are independently owned and managed organizations; however, as discussed in Note 3 — “Business Combinations,” since April 2015, the Company has current customer incentives in place and standard marketplace contract terms that apply to Caterpillar and certain of those independent Cat dealers who are customers of the Company.

The Company’s cash is deposited in financial institutions. However, deposits may exceed federally insured limits. Accordingly, there may be a risk that the Company will not recover the full principal of its deposits or that liquidity may be diminished.

18. Merger with Ritchie Bros. Auctioneers Incorporated

On August 29, 2016, RBA and the Company jointly announced that they have entered into an agreement under which RBA will acquire the Company for approximately $758.5 million, subject to customary closing adjustments. Under the terms of the transaction, RBA will acquire 100% of the equity of the Company for approximately $740.0 million in cash and will assume unvested equity interests in the Company, subject to adjustment, bringing the total transaction consideration to approximately $758.5 million. The consummation of the sale is subject to certain conditions, including, among others, the expiration or termination of the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements, Act of 1976, CFIUS (Committee on Foreign Investment in the United States) approval; receipt of all other material governmental and third party consents, authorizations and approvals; no occurrence of a Material Adverse Change (as defined in the merger agreement), and certain other customary closing conditions.

On October 11, 2016 the Company received notification from the Premerger Notification Office of the Federal Trade Commission (FTC) and the Antitrust Division of the Department of Justice (DOJ) that each has received completed Notification and Report Forms from all parties with respect to the proposed acquisition by RBA of the Company. The notification stated that the waiting period required by Section 7A(b)(1) of the Clayton Act, 15 U.S.C. Section 18a(b)(1), will expire on November 10, 2016. RBA voluntarily withdrew its filing and refiled effective November 15, 2016, (within two business days of the original expiration date) which extended the waiting period to December 15, 2016, unless extended by a “second request” for additional information or documentary material.

19. Subsequent Events

The Company has reviewed subsequent events through November 14, 2016, the date that these Condensed Consolidated Financial Statements were issued.

INDEPENDENT AUDITORS’ REPORT

To the Members
Associated Auction Services, LLC
Minneapolis, Minnesota

Report on the Financial Statements

We have audited the accompanying financial statements of Associated Auction Services, LLC, which comprise the balance sheets as of March 31, 2015 and December 31, 2014, and the related statements of operations, members’ equity and cash flows for the three months ended March 31, 2015 and year ended December 31, 2014 and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Associated Auction Services, LLC as of March 31, 2015 and December 31, 2014, and the results of its operations and its cash flows for the three months ended March 31, 2015 and year ended December 31, 2014, in accordance with accounting principles generally accepted in the United States of America.

Subsequent Event

As discussed in Note 1 to the financial statements, the Company merged with IronPlanet Holdings, Inc. on April 1, 2015. Our opinion is not modified with respect to this matter.

/s/ Baker Tilly Virchow Krause LLP

Minneapolis, Minnesota
January 28, 2016

ASSOCIATED AUCTION SERVICES, LLC

Balance Sheets
As of March 31, 2015 and December 31, 2014

	March 31, 2015	December 31, 2014
Assets
Current assets
Cash	$8,496,870	$4,920,189
Auction proceeds receivable, net	1,971,767	508,524
Equipment held for auction	219,775	608,775
Prepaid expenses	85,696	77,326
Due from IronPlanet	1,224,011	—
Total current assets	11,998,119	6,114,814
Property and software
Furniture and equipment	600,442	585,947
Software development costs	2,070,676	1,859,513
Less: accumulated depreciation and amortization	(530,230)	(472,688)
Total property and software, net	2,140,888	1,972,772
Other assets
Goodwill	12,852,662	12,852,662
Total assets	$26,991,669	$20,940,248
Liabilities
Current liabilities
Auction proceeds payable	$10,384,846	$2,309,244
Accounts payable	869,810	1,123,719
Sales tax payable	181,672	251,278
Accrued expenses	424,211	268,269
Accrued distributions	169,456	169,456
Customer deposits	10,000	—
Deferred rent	15,957	18,190
Total current liabilities	12,055,952	4,140,156
Members’ equity
Series A convertible preferred unit contribution, liquidation preference $7,000,001: 1,842.11 units issued and outstanding as of March 31, 2015 and December 31, 2014	7,000,001	7,000,001
Series B convertible preferred unit contribution, liquidation preference $7,000,000: 1,842.11 units issued and outstanding as of March 31, 2015 and December 31, 2014	7,000,000	7,000,000
Common unit contribution, 2,500 units issued and outstanding as of March 31, 2015 and December 31, 2014	6,250,000	6,250,000
Additional paid-in capital	12,852,662	12,852,662
Accumulated deficit	(18,166,946)	(16,302,571)
Total members’ equity	14,935,717	16,800,092
Total liabilities and members’ equity	$26,991,669	$20,940,248

See accompanying notes to financial statements.

ASSOCIATED AUCTION SERVICES, LLC

Statements of Operations
For the Three Months Ended March 31, 2015 and for the Year Ended December 31, 2014

	Three Months Ended March 31, 2015	Year Ended December 31, 2014
Revenue	$1,840,593	$10,603,140
Cost of revenues	594,201	3,443,825
Gross profit	1,246,392	7,159,315
Operating expenses:
Selling expenses	1,597,087	6,445,416
Technology	25,150	89,547
General and administrative	1,488,530	3,125,579
Total operating expenses	3,110,767	9,660,542
Loss from operations	(1,864,375)	(2,501,227)
Interest expense	—	14,644
Net loss	$(1,864,375)	$(2,515,871)

See accompanying notes to financial statements.

ASSOCIATED AUCTION SERVICES, LLC

Statements of Members’ Equity
For the Three Months Ended March 31, 2015 and the Year Ended December 31, 2014

	Series A Convertible Preferred Unit Contribution	Series B Convertible Preferred Unit Contribution	Common Unit Contribution	Additional Paid-in Capital	Accumulated Deficit	Total Members’ Equity
Balances, December 31, 2013	$7,000,001	$7,000,000	$6,250,000	$12,852,662	$(13,786,700)	$19,315,963
Net loss	—	—	—	—	(2,515,871)	(2,515,871)
Balances, December 31, 2014	7,000,001	7,000,000	6,250,000	12,852,662	(16,302,571)	16,800,092
Net loss	—	—	—	—	(1,864,375)	(1,864,375)
Balances, March 31, 2015	$7,000,001	$7,000,000	$6,250,000	$12,852,662	$(18,166,946)	$14,935,717

See accompanying notes to financial statements.

ASSOCIATED AUCTION SERVICES, LLC

Statements of Cash Flows
For the Three Months Ended March 31, 2015 and the Year Ended December 31, 2014

	Three Months Ended March 31, 2015	Year Ended December 31, 2014
Cash flows from operating activities
Net loss	$(1,864,375)	$(2,515,871)
Adjustments to reconcile net loss to net cash flows from operating activities
Depreciation and amortization	57,542	264,188
Change in allowance for doubtful accounts	(280,000)	—
Changes in operating assets and liabilities
Auction proceeds receivable	(1,183,243)	4,548
Equipment held for auction	389,000	(120,275)
Advance on auction proceeds	—	3,293,750
Prepaid expenses	(8,370)	(25,223)
Due from IronPlanet	(1,224,011)	—
Auction proceeds payable	8,075,602	852,551
Accounts payable	(253,909)	880,189
Sales tax payable	(69,606)	56
Accrued expenses	155,942	61,633
Customer deposits	10,000	(20,000)
Deferred rent	(2,233)	(7,038)
Net cash flows from operating activities	3,802,339	2,668,508
Cash flows from investing activities
Payments for purchases of property and software	(225,658)	(649,868)
Net cash flows from investing activities	(225,658)	(649,868)
Net change in cash	3,576,681	2,018,640
Cash – beginning of year	4,920,189	2,901,549
Cash – end of year	$8,496,870	$4,920,189
Supplemental cash flow disclosures
Interest paid	$—	$14,644

See accompanying notes to financial statements.

ASSOCIATED AUCTION SERVICES, LLC

NOTES TO FINANCIAL STATEMENTS
For the Three Months Ended March 31, 2015 and for the Year Ended December 31, 2014

NOTE 1. Summary of Significant Accounting Policies

Nature of Operations

Associated Auction Services, LLC (the “Company”), was formed on September 18, 2008 as a limited liability company. The Company is a limited liability company whose members consist of Caterpillar Inc. and certain independent Cat dealers. It offers public auctions of primarily used construction and earthmoving equipment. The Company’s accounting policies reflect practices common to the industry and conform to accounting principles generally accepted in the United States (“GAAP”). The more significant policies adopted by the Company are summarized below:

Merger

The Company merged with IronPlanet Holdings, Inc. (“IronPlanet”) on April 1, 2015. The financial statements are presented immediately prior to the consummation of the merger and do not reflect the transaction.

Cash

The Company maintains its cash in demand deposits with banks in amounts which periodically exceed federally insured limits.

Auction Proceeds Receivable

Customer purchases are recorded as auction proceeds receivable until payment, at which time the customer takes possession of the equipment. The Company determines past due accounts on a customer by customer basis. Auction proceeds receivable have been reduced by an allowance for uncollectible accounts of $0 as of March 31, 2015 and $280,000 as of December 31, 2014. The Company believes all accounts in excess of the allowance are fully collectible. If accounts receivable in excess of the provided allowance are determined after all collection efforts have been made, they are charged to expense in the year that determination is made. Bad debt expense was $187,500 and $0 for the three months ended March 31, 2015 and the year ended December 31, 2014, respectively.

Equipment Held for Auction

Equipment held for auction, which represents equipment purchased by the Company to be sold in an upcoming event, is valued at the lower of cost (using specific identification) or net realizable value.

Advance on Auction Proceeds

The Company occasionally advances to sellers a portion of the estimated auction proceeds prior to the auction. Advances are collateralized by a security interest in the assets to be auctioned. There were no amounts outstanding as of March 31, 2015 and December 31, 2014.

Property and Software

The Company capitalizes costs incurred related to the development of its website and software to be used internally to conduct auctions. Website costs are capitalized if they significantly enhance the capability or capacity of the Company’s website. Capitalized software costs include external direct costs of materials and services. Costs during the preliminary project stage or related to training or maintenance are expensed as incurred. Capitalization ceases when the projects are substantially complete and ready for their intended use. The capitalization and on-going assessment of recoverability of development costs requires considerable judgment by management with respect to certain external factors including, but not limited to, technological and economic feasibility, and estimated economic life. Upon completion of the development the Company amortizes such costs over their estimated useful lives of five to fifteen years. Internal software development project costs

ASSOCIATED AUCTION SERVICES, LLC

NOTES TO FINANCIAL STATEMENTS
For the Three Months Ended March 31, 2015 and for the Year Ended December 31, 2014

NOTE 1. Summary of Significant Accounting Policies  – (continued)

capitalized but not placed in service as of March 31, 2015 and December 31, 2014 were $647,225 and $571,363. Software placed in service as of March 31, 2015 and December 31, 2014 was $1,423,451 and $1,288,151, and accumulated amortization was $201,815 and $176,665, respectively. Estimated amortization expense of capitalized software placed in service for each of the periods subsequent to March 31, 2015 are: 9 months ended December 31, 2015 — $75,000; years ending 2016 through 2019 — $100,000, respectively.

Property is recorded at cost less depreciation to date. Depreciation is computed using the straight-line method over three to five years. Depreciation and amortization expense for property and software was $57,542 and $237,147 for the three months ended March 31, 2015 and the year ended December 31, 2014, respectively.

Impairment of Long-Lived Assets

The Company reviews long-lived assets, including property and software and goodwill for impairment whenever events or changes in business circumstances indicate that the carrying amount of an asset may not be fully recoverable. An impairment loss would be recognized when the estimated future cash flows from the use of the asset are less than the carrying amount of the asset.

Income Taxes

The Company is treated as a partnership for federal and state income tax purposes. As such, the Company’s income, losses, and credits are included in the income tax returns of its members. Therefore, no provision or liability for federal or state income taxes has been included in the financial statements.

The measurement and disclosure principles of the accounting standard for uncertainty in income taxes normally do not affect the financial statements of an entity that is not subject to income tax, and any additional income taxes due to an adjustment to income or disallowed deductions generally would be imposed on the members rather than the Company itself. However, there are certain exceptions where the Company would bear the burden of an uncertain tax position.

With few exceptions, the Company is not subject to U.S. federal, state or local income tax examinations by tax authorities for the years before 2012.

The Company is not currently under examination by any taxing jurisdiction.

Management Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect certain reported amounts.

Revenue Recognition

Revenue is comprised mostly of auction commissions, which are earned by the Company acting as an agent for sellers of equipment. Revenue also includes bidding and other administrative fees charged to buyers as well as net profits on the sale of inventory acquired by the Company. All revenue is recognized when the auction sale is complete and the Company has determined that the auction proceeds are collectible. Auction commissions represent the percentage earned by the Company on the gross proceeds from equipment sold at auction. Auction commissions are earned as a pre-negotiated fixed or variable rate of the gross selling price. In certain instances, the Company may guarantee a net amount to a consignor. If actual auction proceeds are less than the net amount, the Company recognizes a loss in the period in which the auction is completed.

Sales tax, where applicable, is collected from equipment purchasers. The Company’s policy is to present revenue net of related sales tax.

ASSOCIATED AUCTION SERVICES, LLC

NOTES TO FINANCIAL STATEMENTS
For the Three Months Ended March 31, 2015 and for the Year Ended December 31, 2014

NOTE 1. Summary of Significant Accounting Policies  – (continued)

The Company may acquire certain assets and hold title to such inventory for short periods of time. The value of the items held is recorded on the balance sheet as equipment held for auction. Revenue on the sales of these items is presented net of costs as equipment sales, net in the statements of operations.

The following table provides information related to the equipment sales, net during the three months and year ended:

	Three Months Ended March 31, 2015	Year Ended December 31, 2014
Equipment sale proceeds	$910,100	$13,703,485
Cost of acquired equipment	907,635	13,717,596
Equipment sales, net	$2,465	$(14,111)

Advertising and Advertising Costs

Advertising costs are generally charged to operations when incurred. Advertising expense was $171,070 and $1,029,287 for the three months ended March 31, 2015 and year ended December 31, 2014, respectively.

Freight and Storage

Freight and storage costs are charged to operations when incurred and consist of expenses related to transporting equipment for buyers and sellers to and from the auctions. Freight expense was $72,092 and $781,346 for the three months ended March 31, 2015 and year ended December 31, 2014, respectively. Freight expense, net of recoveries was $62,524 and $759,299 for the three months ended March 31, 2015 and year ended December 31, 2014, respectively, and is included in selling expenses.

Rent Expense

Rent expense is recognized on a straight-line basis over the term of the lease agreement and deferred rent is recognized to the extent straight-line rents exceed base rent payments made under the terms of the lease agreement. Rent expense was $45,356 and $185,871 for the three months ended March 31, 2015 and year ended December 31, 2014, respectively.

Related Party Transactions

In addition to dealer-members and their affiliates, these financial statements also consider transactions with IronPlanet to be related party transactions (see Note 4).

Reclassifications

Amounts reported in the statement of operations for the year ended December 31, 2014 have been reclassified to conform with the presentation for the three months ended March 31, 2015. These reclassifications had no effect on net loss.

NOTE 2. Line of Credit

The Company has a $3,000,000 revolving line of credit agreement with Caterpillar Financial Services Corporation expiring on August 15, 2016, which is secured by all assets of the Company. Interest is payable quarterly at the three month LIBOR plus 4.63% (effective rate of 4.89% as of March 31, 2015 and 4.86% as of December 31, 2014). The agreement contains certain covenants. The Company was in compliance with these covenants as of March 31, 2015 and December 31, 2014. There were no outstanding borrowings on the line as of March 31, 2015 and December 31, 2014.

ASSOCIATED AUCTION SERVICES, LLC

NOTES TO FINANCIAL STATEMENTS
For the Three Months Ended March 31, 2015 and for the Year Ended December 31, 2014

NOTE 3. Members’ Equity

The Company established three classes of membership units: Voting Common Units (“Common Units”), Series A Convertible Preferred Units (“Series A Units”) and Series B Convertible Preferred Units (“Series B Units”).

Series A Convertible Preferred Units

Holders of the Series A Units have one vote per unit on an As-Converted Basis (the number of Common Units into which such Series A Unit could be converted).

Series B Convertible Preferred Units

Series B Units (on an As-Converted Basis) generally do not have voting rights, but the 2012 Restated LLC Agreement provides for specific provisions where the approval or vote of Series B Units is permitted or required.

Conversion Rights

Members holding Series A or Series B Units have the right to convert such preferred units into fully-paid and non-assessable Common Units at a conversion rate equal to the liquidation preference of such preferred unit divided by the conversion price. As of March 31, 2015 and December 31, 2014, the liquidation preference per preferred unit was $3,800, the conversion price per preferred unit was $3,800 and the conversion rate per preferred unit was 1.0000. The aggregate liquidation preference for preferred units was $14,000,001 as of March 31, 2015 and December 31, 2014.

Series B Put Right

Holders of Series B Units have the right to require the Company to purchase all outstanding Series B Units (the “put right”) by delivering written notice (signed by holders of a majority of the outstanding Series B Units) (a “put notice”) to the Company during the months of April and May starting in 2018 and ending in 2033, at a price which varies depending on the timing of the put notice. The agreement also provides for acceleration of the put right if certain defined events occur.

Other Matters

The Restated LLC Agreement addresses other matters including the allocation of profits and losses, distributions to members, limitations on transfers of membership interests, co-sale rights, admission and expulsion of members, preemptive rights, and special spin-out rights.

Common Unit Appreciation Plan

Effective April 30, 2013, the Company adopted a Common Unit Appreciation Plan and granted 200 common unit appreciation rights to two members of management. For the years ended December 31, 2013 and 2014, management determined there was no compensation cost for the plan due to the liquidation preference of the preferred units. On December 18, 2014, the Company and IronPlanet entered into a Common Unit Appreciation Rights Termination and Payment Agreement which terminated the outstanding 200 common unit appreciation rights upon the closing date of the merger. Prior to April 1, 2015 and the closing date of the merger, the Company paid $630,000 and recorded a receivable from IronPlanet.

ASSOCIATED AUCTION SERVICES, LLC

NOTES TO FINANCIAL STATEMENTS
For the Three Months Ended March 31, 2015 and for the Year Ended December 31, 2014

NOTE 4. Related Party Transactions

The following table identifies related party activity in revenues, including cost of acquired equipment included in equipment sales, net on the statements of operations:

	Three Months Ended March 31, 2015	Year Ended December 31, 2014
Commissions	$956,167	$3,178,328
Onsite bid fees	22,590	22,746
On-line bid fees	14,381	71,215
Equipment sale proceeds	252,100	2,245,550
Cost of acquired equipment	558,000	6,739,448

The Company rents equipment, leases storage space and utilizes contracted services from members on a short-term basis during periods when the auctions are held. Equipment appraisal and repairs are performed by members when needed. The Company paid its members $150,794 and $379,659 for these services for the three months ended March 31, 2015 and the year ended December 31, 2014, respectively.

Amounts due from members included in auction proceeds receivable were $40,000 and $60,320 as of March 31, 2015 and December 31, 2014, respectively. Amounts due to members included in auction proceeds payable were $6,183,484 and $350,901 as of March 31, 2015 and December 31, 2014, respectively. Amounts due to members and related parties included in accounts payable were $10,717 and $4,799 as of March 31, 2015 and December 31, 2014, respectively.

The Company co-sponsored two live auction events with IronPlanet and the companies participated in each other’s online auctions during the three months ended March 31, 2015. The Company also paid a total of $870,000 to certain employees on behalf of IronPlanet related to the termination of the Common Unit Appreciation Plan in the form of plan termination payments and related bonus payments. These are reflected in Due from IronPlanet in the balance sheet as of March 31, 2015. In addition, IronPlanet paid certain legal fees on behalf of the Company, which is recognized in the Company’s statement of operations. Amounts due to or from IronPlanet as a result of these transactions have been presented on a net basis. The net amount due from IronPlanet as of March 31, 2015 consisted of the following:

Auction commissions and buyer fees receivable	$1,276,857
Auction commissions and buyer fees payable	(637,950)
Auction proceeds payable	(727,350)
Joint auction event costs receivable	468,598
Auction related amounts	380,155
Payments for items effective upon merger	870,000
Legal fees	(26,144)
Due from IronPlanet	$1,224,011

NOTE 5. Auction Site and Equipment Leases

The Company rents auction sites and equipment on a short-term basis during periods when the auctions are held. Total site and equipment rent expenses, including amounts from related parties, were $96,685 and $485,040 for the three months ended March 31, 2015 and year ended December 31, 2014, respectively.

ASSOCIATED AUCTION SERVICES, LLC

NOTES TO FINANCIAL STATEMENTS
For the Three Months Ended March 31, 2015 and for the Year Ended December 31, 2014

NOTE 6. Employee Benefit Plan

The Company has a 401(k) plan available to all employees meeting certain service requirements. The Company made matching contributions amounting to $18,903 and $80,086 for the three months ended March 31, 2015 and year ended December 31, 2014, respectively.

NOTE 7. Operating Lease

The Company leases office space in Eagan, Minnesota from an unrelated party under an operating lease which expires on September 30, 2016. The lease was amended on May 1, 2013 to include additional space. The lease requires monthly base rents over the lease term ranging from $6,361 to $9,827 plus payment of a proportionate share of real estate taxes and operating expenses. Rent expense is recognized on a straight-line basis over the term of the lease agreement. A deferred rent liability is recognized to the extent straight-line rents exceed base rent payments made under the terms of the lease agreement. Future minimum lease payments are as follows for the periods ending December 31:

2015	$87,164
2016	88,447
Total	$175,611

NOTE 8. Subsequent Events

In January 2015, the Company, which became a wholly owned subsidiary of IronPlanet on April 1, 2015, was served with a summons and complaint in the U.S. District Court for the District of Delaware in the matter of International Construction Products LLC v. Caterpillar Inc., et al., D. Del. Case No. 1:15-cv-00108-UNA. The lawsuit alleges generally that certain heavy equipment manufacturers have conspired to keep new competitors out of the market and have charged prices above competitive levels. The lawsuit alleges that the Company’s then-proposed merger with IronPlanet is harmful to competition in the heavy construction equipment market and seeks injunctive relief in the form of an unwinding of the merger. Following the completion of the merger in April 2015, IronPlanet assumed the defense. In October 2015, the court heard motions to dismiss plaintiff’s claims and on January 21, 2016 the court dismissed all claims against the defendants. In particular, the claims against the Company were dismissed with prejudice, and subject to plaintiff’s rights to appeal, such decision is final.

Management has evaluated subsequent events occurring through January 28, 2016, the date the financial statements were available to be issued, for events requiring recording or disclosure in the Company’s financial statements.